UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MAX & ERMA’S RESTAURANTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.10 per share of Max & Erma’s Restaurants, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

2,554,474 shares of Company Common Stock and 269,951 shares of Company Common Stock issuable upon the conversion of a convertible note.(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (A) 2,554,474 shares of Company Common Stock multiplied by $4.00 per share and (B) 269,951 shares of Company Common Stock issuable upon conversion of a convertible note, multiplied by $4.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:. $11,297,700

(5)	Total fee paid: $444.00

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Pursuant to the Agreement and Plan of Merger dated as of April 28, 2008 (the “Merger Agreement”), G&R Acquisition Subsidiary, Inc., a wholly-owned subsidiary of G&R Acquisition, Inc., will merge with and into Max & Erma’s Restaurants, Inc. (the “Company”) and each outstanding share of Company Common Stock will be converted into the right to receive $4.00. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $4.00 per share of Company Common Stock over the exercise price per share of Company Common Stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of April 28, 2008, there were 2,554,474 shares of Company Common Stock issued and outstanding, and there were no shares of Company Common Stock subject to outstanding stock options with an exercise price less than $4.00 per share. In addition, pursuant to a Waiver and Consent, dated April 28, 2008, between Donal H. Malenick and the Company, Mr. Malenick has the right to convert $1,000,000 of principal and accrued interest into Company Common Stock at a conversion price of $4.00 per share in connection with the closing of the Merger, and Mr. Malenick has informed the Company that it is his intent to convert such shares at the closing of the Merger. The filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the Merger and (ii) the transaction consideration of $4.00 per share of Company Common Stock, plus (y) the product of (1) the estimated total maximum number of shares of Company Common Stock that would be converted by Mr. Malenick (which assumes closing of the transaction no later than September 30, 2008) and (2) the transaction consideration of $4.00 per share of Company Common Stock ((x) and (y) together, the “merger consideration”). The filing fee was calculated in accordance with Regulation 240.00-11 under the Securities Exchange Act, by multiplying the merger consideration by 0.0000393.

Subject to Completion, dated May 8, 2008
MAX & ERMA’S RESTAURANTS, INC.
4849 Evanswood Drive
Columbus, Ohio 43229
Dear Stockholder:
     Our Board of Directors has approved a merger that provides for our acquisition by G&R Acquisition, Inc. (“G&R Acquisition”), the parent company of G&R Acquisition Subsidiary, Inc. (“Merger Sub”). If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger (other than shares held by the Company, G&R Acquisition, Merger Sub or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law) will be converted into the right to receive $4.00 in cash, without interest.
     We will hold a special meeting of stockholders of Max & Erma’s Restaurants, Inc. (“Max & Erma’s” or the “Company”) at [ · ] on [ · ] at [ · ] local time. At the special meeting, we will ask you to approve and adopt the merger agreement and the merger and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.
     Completion of the merger and the other transactions contemplated by the merger agreement is subject to a number of conditions, including approval and adoption at the special meeting by our stockholders of the merger agreement and the merger.
     Your vote is important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless this proposal is approved. The obligations of the Company and G&R Acquisition to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger. More detailed information about the merger agreement and the merger is contained in this proxy statement.
     Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the merger agreement and the proposals which require your favorable vote.
     Our Board of Directors has carefully reviewed and considered the terms of the merger agreement, has consulted with its legal and financial advisors and has determined that the merger agreement, the merger and the transactions contemplated thereby are in the best interests of Max & Erma’s and our stockholders. Accordingly, the Board has unanimously approved the merger agreement, the merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.
     This proxy statement is dated [ · ] and is first being mailed to stockholders on or about [ · ] 2008.
Sincerely,
Todd B. Barnum
Chairman of the Board
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

MAX & ERMA’S RESTAURANTS, INC.
4849 EVANSWOOD DRIVE
COLUMBUS, OHIO 43229
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ · ]
     NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of Max & Erma’s Restaurants, Inc. (“Max & Erma’s” or the “Company”) will be held at [ · ] on [ · ] at [ · ] local time, for the following purposes:
1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated April 28, 2008 (the “Merger Agreement”), among the Company, G&R Acquisition, Inc. (“G&R Acquisition”) and G&R Acquisition Subsidiary, Inc., a wholly-owned subsidiary of G&R Acquisition (“Merger Sub”), pursuant to which, upon the merger becoming effective, Merger Sub would merge with and into the Company, wherein each issued and outstanding share of the Company’s common stock, $0.10 par value (the “common stock”) (other than shares held by the Company, G&R Acquisition, Merger Sub or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law), will be converted into the right to receive $4.00 in cash, without interest (the “Merger”), and the Merger.

2	To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
     Only stockholders who held shares of record as of the close of business on [ · ] are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A complete list of Max & Erma’s stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Max & Erma’s during regular business hours for a period of no less than ten days before the special meeting.
     The approval and adoption of the Merger Agreement and the Merger requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger Agreement and the Merger, and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption and approval of the Merger Agreement and the Merger. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     The Max & Erma’s Board of Directors unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement and the Merger at the special meeting, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.
By order of the Board of Directors
Todd B. Barnum
Chairman of the Board
Columbus, Ohio
[ · ], 2008

Page
Proposal to Permit Adjournment of the Special Meeting	44
Vote Required	44
Stockholder Proposals	45
Householding	45
Other Business	45
Where You Can Find More Information	45
Information on Max & Erma’s Website	46

Appendix A -Agreement and Plan of Merger, dated April 28, 2008, by and among G&R Acquisition, Inc., G&R Acquisition Subsidiary, Inc., and Max & Erma’s Restaurants, Inc.	A-1
Appendix B — Opinion of KeyBanc Capital Markets Inc., dated April 28, 2008	B-1
Appendix C — Voting Agreement, dated April 28, 2008, by and among Todd B. Barnum, Donal H. Malenick, William C. Niegsch, Jr., Robert A. Lindeman, Jay B. Barney, Michael G. Giulioli and Curtis A. Loveland, G&R Acquisition, Inc., and G&R Acquisition Subsidiary, Inc.
C-1
Appendix D — Voting Agreement, dated April 28, 2008, by and between Mark F. Emerson, G&R Acquisition, Inc. and G&R Acquisition Subsidiary, Inc., and Voting Agreement, dated April 28, 2008, between Roger Blackwell, G&R Acquisition, Inc. and G&R Acquisition Subsidiary, Inc.
D-1
Appendix E — Section 262 of the Delaware General Corporation Law	E-1

Summary
          This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as a Max & Erma’s stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the Merger Agreement which is attached as Appendix A and incorporated by reference in this proxy statement. Items in this summary include page references directing you to more complete descriptions of such items. All information contained in this proxy statement was prepared and supplied by Max & Erma’s, except for descriptions of the business of G&R Acquisition, Inc.(“G&R Acquisition”) and G&R Acquisition Subsidiary, Inc. (“Merger Sub”) contained in the summary below under the heading “Parties to the Merger,” which descriptions were supplied by G&R Acquisition. In this proxy statement, the terms “Max & Erma’s,” “Company,” “we,” “our,” “ours,” and “us” refer to Max & Erma’s and its subsidiaries. You may obtain the information incorporated by reference into this proxy statement without charge from Max & Erma’s by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [___].
The Merger (page     )
•	The proposed transaction is the acquisition of Max & Erma’s by G&R Acquisition, a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of April 28, 2008 (the “Merger Agreement”), among Max & Erma’s, G&R Acquisition and Merger Sub. Once the Merger Agreement and the Merger have been approved and adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of G&R Acquisition, will merge with and into Max & Erma’s (the “Merger”). Max & Erma’s will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of G&R Acquisition.

•	Upon completion of the Merger, you will be entitled to receive $4.00 in cash, without interest, for each share of our common stock that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Delaware law).

•	The Merger Agreement is attached as Appendix A to this proxy statement. You are encouraged to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.
The Parties to the Merger (page      )
Max & Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, Ohio 43229
•	We are a Delaware corporation that is engaged in the business of owning and operating (79) and franchising (27) a chain of 106 Max & Erma’s restaurants in the casual dining segment. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page [___].
G&R Acquisition, Inc.
2200 Spring Garden Avenue, 2nd Floor
Pittsburgh, Pennsylvania 15212
•	G&R Acquisition is a Delaware corporation that is wholly-owned by an entrepreneur and successful businessman in Pittsburgh, Pennsylvania, with experience in the restaurant industry.
G&R Acquisition Subsidiary, Inc.
2200 Spring Garden Avenue, 2nd Floor
Pittsburgh, Pennsylvania 15212
•	Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of G&R Acquisition and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Special Meeting
     Date, Time, Place and Purpose of Special Meeting (page      )
•	The special meeting will be held at [ · ] on [ · ] at [ · ] local time.

•	You will be asked to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that Merger Sub will be merged with and into Max & Erma’s, and each outstanding share of our common stock (other than shares held by the Company, G&R Acquisition or Merger Sub or dissenting shares) will be converted into the right to receive $4.00 in cash, without interest.

•	You will be also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger and to transact such other business as may properly come before the special meeting, or any postponement or adjournment thereof.
     Record Date and Quorum (page      )
•	You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [ · ], the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 2,554,474 shares of our common stock outstanding and entitled to vote.

•	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.
     Required Vote (page      )
•	For us to complete the Merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” approval and adoption of the Merger Agreement and the Merger.

•	No additional vote of G&R Acquisition’s stockholders is required in connection with the Merger Agreement or the consummation of the Merger.
     Share Ownership of Directors and Executive Officers (page      )
•	As of the record date, the current directors and officers of Max & Erma’s beneficially owned in the aggregate [ · ] shares (excluding options), representing approximately [ · ]% of our outstanding common stock.
     Voting and Proxies (page      )
•	Any Max & Erma’s registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
     Revocability of Proxy (page      )
•	Any Max & Erma’s registered stockholder who executes and returns a proxy card may revoke the proxy at any time before it is voted in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Max & Erma’s at 4849 Evanswood Drive, Columbus, Ohio, 43229;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Max & Erma’s; or

•	by attending the special meeting and voting in person by ballot.
When the Merger Will be Completed (page      )
•	We are working to complete the Merger as soon as possible. In the event of the approval and adoption of the Merger Agreement and the Merger by our stockholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than September 30, 2008, unless the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.
Effects of the Merger (page      )
•	If the Merger Agreement and the Merger are approved and adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Max & Erma’s, with Max & Erma’s being the surviving corporation. Upon completion of the Merger, Max & Erma’s common stock will be converted into the right to receive $4.00 per share, without interest. Following completion of the Merger, our common stock will no longer be quoted on the NASDAQ Capital Market (“NASDAQ”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. Max & Erma’s will be a wholly-owned subsidiary of G&R Acquisition, and our current stockholders will cease to have any ownership interest in Max & Erma’s and will not have any ownership rights in G&R Acquisition. Therefore, you will not participate in any future earnings or growth of Max & Erma’s and will not benefit from any appreciation in value of Max & Erma’s.
Board Recommendation (page      )
•	After careful consideration, our Board of Directors has determined, by unanimous vote, that the proposed merger of Merger Sub, a wholly-owned subsidiary of G&R Acquisition, with and into Max & Erma’s, wherein each outstanding share of our common stock, except for shares owned by the Company, G&R Acquisition, Merger Sub or dissenting shares, will be converted into the right to receive $4.00 in cash, without interest, is in the best interest of Max & Erma’s and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.
Permission to Adjourn the Special Meeting (page      )
•	In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the proposal to approve and adopt the Merger Agreement and the Merger must first be approved by our stockholders. If there are insufficient votes at the time of the special meeting to approve such proposal, our Board of Directors believes it is appropriate and in the best interest of Max & Erma’s and its stockholders to adjourn the meeting and solicit additional proxies.
Financial Advisor Opinion (page             and Appendix B)
•	KeyBanc Capital Markets, Inc. (“KeyBanc”), our financial advisor, delivered its opinion to our Board of Directors to the effect that, as of April 28, 2008, and based upon and subject to the assumptions, limitations, and qualifications contained in its written opinion, the merger consideration of $4.00 per share to be received by our stockholders pursuant to the Merger Agreement is fair, from a financial standpoint, to our stockholders.

•	The full text of the written opinion of KeyBanc, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by KeyBanc in rendering its opinion, is attached as Appendix B to this proxy statement and incorporated herein by reference. Holders of Max & Erma’s common stock are urged to, and should, read the opinion carefully and in its entirety. KeyBanc provided its opinion for the information and assistance of Max & Erma’s Board of Directors in connection with its consideration of the Merger. The KeyBanc opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of Max & Erma’s common stock. The KeyBanc opinion does not address Max & Erma’s underlying business decision to enter into the Merger Agreement or any other aspect of the proposed Merger and does not constitute a recommendation as to how any holder of Max & Erma’s common stock should vote or act with respect to the Merger or any other matter.
Treatment of Stock Options (page      )
•	All outstanding Company stock options, as of the effective time of the Merger, shall terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by the excess, if any, of $4.00 over the exercise price per share of common stock subject to such option.
•	No holder of an outstanding Company stock option that has an exercise price that is equal to or greater than $4.00 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.

•	As of the date of this proxy statement, there are no outstanding Company stock options with an exercise price less than $4.00 per share and, thus, we do not expect to pay out any cash upon termination of options at the effective time of the Merger.
Interests of the Company’s Directors and Executive Officers in the Merger (page      )
•	Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:
•	The Merger Agreement provides for indemnification of our current and former directors and officers for six years following the effective time of the Merger, as well as the purchase of an endorsement under the Company’s current directors’ and officers’ insurance coverage covering his or her service to the Company as a director or officer with “tail” coverage for six years following the effective time of the Merger.
•	Donal H. Malenick, a Company director, has entered into a Waiver and Consent with the Company, which amends certain terms of a Convertible Promissory Note, dated October 29, 2007, under which Mr. Malenick loaned the Company the principal amount of $2,000,000. Under the Waiver and Consent, the Convertible Promissory Note was amended so that Mr. Malenick’s ability to convert $1,000,000 of principal and interest accrued thereon terminates on the earlier to occur of the Merger or the maturity date of the Convertible Promissory Note. In addition, if Malenick elects to exercise his conversion rights at the closing of the Merger Agreement, the conversion price shall be $4.00.

•	Our directors were aware of these interests and considered them, among other matters, in making its unanimous recommendation with respect to the Merger Agreement and the Merger.
Voting Agreements (page      )
•	Our President and Chief Executive Officer, and certain of our directors and principal stockholders, other than Messrs. Blackwell and Emerson who each have a separate agreement as described below, are parties to a voting agreement with G&R Acquisition, a copy of which is attached to this proxy statement as Appendix C. A member of our Board of Directors, Mark F. Emerson, and Roger Blackwell are parties to separate voting agreements with G&R Acquisition, copies of each are attached to this proxy statement as Appendix D. As of the date of this proxy statement, our President and Chief Executive Officer, directors and principal stockholders who are parties to the voting agreements provided in Appendices C and D own and have the power to vote, in the aggregate, 1,156,990 outstanding shares of Max & Erma’s common stock, representing approximately 45.3% of our issued and outstanding common stock. Pursuant to these voting agreements, these stockholders agreed not to transfer their shares of our common stock pending the effective time of the Merger, except under certain circumstances, and agreed to vote the shares of common stock for which they have voting power, in favor of the Merger Agreement and the Merger and against any proposal in opposition to the Merger.
Material United States Federal Income Tax Consequences (page      )
•	If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you. For United States federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock. If you are a non — U.S. holder of our common stock, the Merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the Merger to you in light of your particular circumstances.
Regulatory Approvals (page      )
•	We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.
Procedure for Receiving Merger Consideration (page      )
•	As soon as practicable after the effective time of the Merger, a paying agent will mail a letter of transmittal and instructions to each registered Max & Erma’s stockholder. The letter of transmittal and instructions will tell such stockholders of how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without first receiving a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal, but will receive instructions from your broker as to how to receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your appraisal rights.
No Solicitation of Transactions (page      )
•	The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our Board of Directors to comply with its fiduciary duties, our Board of Directors may respond to a written proposal for a favorable third party proposal, change its recommendation of the Merger, and terminate the Merger Agreement and enter into an agreement with respect to a favorable third party proposal after paying an $800,000 termination fee and after reimbursing on demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses.
Conditions to the Merger (page      )
•	The consummation of the Merger and the completion of the other transactions contemplated by the Merger Agreement depends on a number of conditions being satisfied or waived, including approval by our stockholders of the Merger Agreement, no governmental entity having enacted, issued, promulgated, enforced or entered any order or applicable law that has the effect of making the Merger illegal or otherwise challenging, restricting or prohibiting the consummation of the Merger, and the satisfaction (or waiver) of certain obligations of each of the parties to the Merger Agreement.

•	We expect to consummate the Merger and the other transactions contemplated by the Merger Agreement on or about [ · ], but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the proposals, or we may recirculate a new proxy statement and resolicit the vote if material conditions to the consummation of the Merger and the other transactions contemplated by the Merger Agreement are waived.

•	Our stockholders must approve the proposal to adopt the Merger Agreement and approve the Merger for the Merger and the other transactions contemplated by the Merger Agreement to close.

Termination of the Merger Agreement (page      )
          The Merger Agreement provides that we or G&R Acquisition may terminate the Merger Agreement before the closing of the Merger and the other transactions contemplated thereby in a number of circumstances.
          Either we or G&R Acquisition may terminate the Merger Agreement if:
•	the parties mutually agree to terminate;

•	the closing has not occurred by September 30, 2008 (the “Drop Dead Date”);

•	if consummation of the Merger would violate any final, non-appealable order of a governmental entity; or

•	we fail to receive stockholder approval of the proposals described in this proxy statement.
          In addition, we may terminate the Merger Agreement if:
•	G&R Acquisition or Merger Sub materially breaches any representation, warranty, or covenant contained in the Merger Agreement and such breach is not capable of being cured or is not cured within 30 days of notice of such breach;

•	we give notice to G&R Acquisition of our intention to enter into a definitive agreement to effect a Favorable Third Party Proposal (as defined in the section entitled “No Solicitation of Transactions” below); or

•	if certain other closing conditions are not satisfied or waived.
          Finally, G&R Acquisition or Merger Sub may terminate the Merger Agreement if:
•	we materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not capable of being cured or is not cured within 30 days of notice of such breach;

•	any of the following shall have occurred:
•	our Board of Directors or any committee thereof shall for any reason withdraw or shall have modified in a manner adverse to G&R Acquisition, its approval or recommendation of the Merger or the matters to be considered at the special meeting;

•	our Board of Directors or any committee thereof shall have approved or recommended any Takeover Proposal (as defined in the section entitled “No Solicitation of Transactions” below); or

•	our Board of Directors fails to timely affirm (publicly if so requested) its recommendation to our stockholders to vote in favor of the approval of the Merger Agreement and the Merger within 15 business days after G&R Acquisition requests in writing that such recommendation be affirmed.
Termination Fees and Expenses (page      )
•	Under the terms of the Merger Agreement, Max & Erma’s must pay a termination fee of $800,000 to G&R Acquisition under certain circumstances, including, but not limited to:
•	if the Merger Agreement is terminated by Max & Erma’s in order to accept a Favorable Third Party Proposal prior to approval by Max & Erma’s stockholders as provided in the Merger Agreement; or

•	in certain situations, if Max & Erma’s enters into a definitive agreement to consummate a Takeover Proposal within 12 months after the termination of the Merger Agreement.
•	Under the terms of the Merger Agreement, in the event that G&R Acquisition or Merger Sub terminates the Merger Agreement because our Board of Directors withdraws or modifies in a manner adverse to G&R Acquisition its approval or recommendation of the Merger or the matters to be considered at the special meeting, or fails to reconfirm its recommendation within 15 business days after receiving a request to do so, or approved or recommended any Takeover Proposal, we must reimburse on demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses.

•	Under the terms of the Merger Agreement, in the event we terminate the Merger Agreement to enter into a definitive agreement to consummate a Favorable Third Party Proposal, we must reimburse on demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses.
Market Price of Max & Erma’s Stock (page      )
•	Our common stock is quoted on the NASDAQ Capital Market under the symbol “MAXE.” On April 25, 2008, which was the last trading day before we announced the Merger, the Company’s common stock closed at $2.92 per share, compared to which the merger consideration represents a premium of 37%. On [ · ], the last trading day before the date of this proxy statement, the Company’s common stock closed at $[ · ] per share.
Dissenters’ Rights of Appraisal (page            and Appendix E)
          Under Delaware law, if you do not wish to accept the cash payment for your shares of our common stock provided for in the Merger Agreement, you have the right to seek appraisal of your shares of our common stock. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Failure to follow precisely all of the various technical statutory procedures required by Section 262 of the Delaware General Corporation Law may result in the loss of your appraisal rights as a stockholder. Merely voting against the approval and adoption of the Merger Agreement and the Merger will not preserve your appraisal rights. You are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more, the same, or less than, the amount you would have received under the Merger Agreement. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Appendix E.
Questions and Answers About the Special Meeting
          The following questions and answers address briefly some of the questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all of your questions that may be important to you as a stockholder of Max & Erma’s. Please refer to more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referenced in this proxy statement.
Q.	What am I being asked to vote on?

A.	You are being asked to vote on two proposals:
1.	To approve and adopt the agreement and plan of merger and merger whereby Merger Sub, a wholly-owned subsidiary of G&R Acquisition, would merge with and into Max & Erma’s, wherein each issued and outstanding share of common stock of Max & Erma’s (other than shares owned by the Company, G&R Acquisition or Merger Sub or dissenting shares) will be converted into the right to receive $4.00 in cash, without interest.

2.	To approve a proposal allowing our Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.
Q.	What will I be entitled to receive as a result of the Merger?

A.	Upon completion of the Merger, if you are a stockholder at the effective time of the Merger you will be entitled to receive $4.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $4,000 in cash in exchange for your shares of our common stock, without interest. You will not own shares in the surviving corporation. If you properly demand and perfect your statutory appraisal rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.	When and where is the special meeting?

A.	The special meeting will take place at [ · ] on [ · ], [ · ], at [ · ], local time.

Q.	Who is eligible to vote?

A.	All stockholders of record on the close of business on [ · ], the record date, will be eligible to vote.

Q.	How do I vote my shares of Max & Erma’s common stock?

A.	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Max & Erma’s common stock directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Company common stock (that is, if you hold your Company common stock in certificate form), you may vote in any of the following ways:
•	by mail—complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible; or

•	in person at the special meeting—complete and sign the enclosed proxy card and bring it to the special meeting.
If you are a non-registered holder of shares of Company common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions to be provided to you by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q.	What stockholder approvals are needed?

A.	The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the Merger Agreement and the Merger, and a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if the following steps are taken by such dissenting stockholders:
•	they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger;

•	they continuously hold their Company common stock from the date they make a demand for appraisal through the effective date of the Merger;

•	they refrain from voting their shares of Company common stock in person or by proxy in favor of the approval and adoption of the Merger Agreement and the Merger; and

•	they comply with the Delaware law procedures applicable to such appraisal rights.
This amount could be more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.	What is the recommendation of the Max & Erma’s Board of Directors as to the proposals described in this proxy statement?

A.	Our Board of Directors has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the two proposals, including whether the approvals of the two proposals were in the best interests of the Company and its stockholders. After careful consideration, and after extensive discussion, our Board of Directors unanimously recommends that the Max & Erma’s stockholders vote “FOR” the proposals set forth in this proxy statement.

Q.	What is the opinion of the Company’s financial advisor?

A.	Our Board of Directors received an opinion from our financial advisor, KeyBanc, that, as of April 28, 2008, merger consideration of $4.00 per share to be received by our stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to the common stockholders of Max & Erma’s. Please read “The Merger — Opinion of Financial Advisor” for information about the opinion of KeyBanc and Appendix B for the complete opinion.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. You should return your proxy as soon as possible, but in any event so that it is received no later than [ · ] a.m. local time on [ · ], so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy as instructed even if you currently plan to attend the special meeting in person.

Q.	What if I do not vote?

A.	If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the two proposals.

If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the two proposals.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a stockholder of record, you must submit your notice of revocation or your new proxy to the Secretary of Max & Erma’s at 4849 Evanswood Drive, Columbus, Ohio, 43229, before the special meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a stockholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q.	What is a quorum?

A.	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.
Q.	How are votes counted?

A.	For the proposal relating to the approval and adoption of the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the Merger Agreement to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal and adoption of the Merger Agreement and the Merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q.	Who will bear the cost of this solicitation?

A.	We will pay the cost of this solicitation, which will be primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of records.

Q.	Should I send in my stock certificate now?

A.	No. Shortly after the Merger is completed, each registered Max & Erma’s stockholder as of the effective time of the Merger (that is, each stockholder that holds stock in its own name rather than that of his or her broker) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the merger consideration. Such stockholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. If you hold your shares in “street name,” you will receive instructions from your broker informing you how to receive the merger consideration.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards and voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q.	Who can help answer my questions?

A.	If you have any questions about the transactions contemplated by the Merger Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact:
Max & Erma’s Restaurants, Inc.
Attn: William C. Niegsch, Executive Vice President and Chief Financial Officer
4849 Evanswood Drive
Columbus, Ohio 43229
(614) 431-5800
Cautionary Statement Concerning Forward Looking Information
          This proxy statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act with respect to our financial condition, results of operations and business, and the expected impact of the Merger on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
The Parties to the Merger
Max & Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, Ohio 43229
(614) 798-2000
          We are a Delaware corporation that is engaged in the business of owning and operating (79) and franchising (27) a chain of 106 Max & Erma’s restaurants in the casual dining segment. See “Where You Can Find More Information” on page [___].
G&R Acquisition, Inc.
2200 Spring Garden Avenue, 2nd Floor
Pittsburgh, Pennsylvania 15212
          G&R Acquisition is a Delaware corporation that is wholly-owned by an entrepreneur and successful businessman in Pittsburgh, Pennsylvania, with experience in the restaurant industry.
G&R Acquisition Subsidiary, Inc.
2200 Spring Garden Avenue, 2nd Floor
Pittsburgh, Pennsylvania 15212
          Merger Sub is a Delaware corporation and a wholly-owned subsidiary of G&R Acquisition. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into us. Max & Erma’s will survive the Merger and Merger Sub will cease to exist.
The Special Meeting
Date, Time, Place and Purpose of the Special Meeting
          This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders to be held at [ · ], on [ · ] at [ · ] local time. The purpose of the special meeting is for you to consider and vote upon the following proposals:
1.	To consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger.

2.	To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the Merger.

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
          A copy of the Merger Agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [ · ].

Recommendation of the Company’s Board of Directors
          As discussed elsewhere in this proxy statement, Max & Erma’s stockholders are considering and voting on a proposal to approve and adopt the Merger Agreement and the Merger. For the reasons described in this proxy statement, the Max & Erma’s Board of Directors has unanimously approved the Merger Agreement, the Merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the Merger Agreement and the Merger, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Record Date and Quorum
          The holders of record of our common stock as of the close of business on the record date, which was [ · ], are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 2,554,474 shares of our common stock outstanding. A complete list of Max & Erma’s stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Max & Erma’s during regular business hours for a period of no less than ten days before the special meeting.
          The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals. All votes will be tabulated by the inspectors of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Required Vote
          Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of our shares of common stock. The proposal to permit the Board of Directors to adjourn the special meeting requires the affirmative vote of the holders of a majority of our shares of common stock voting in person or by proxy at the special meeting. Record holders may vote their shares of our common stock:
•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.
          Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.
          If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.
Appraisal Rights
          Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger, if they continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, and if they comply with Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See section entitled “Dissenters’ Rights of Appraisal” beginning on page [___].

Proxies; Revocation
          If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval and adoption of the Merger Agreement and the Merger and “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.
          You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:
•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Max & Erma’s at 4849 Evanswood Drive, Columbus, Ohio, 43229;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Max & Erma’s at 4849 Evanswood Drive, Columbus, Ohio, 43229; or

•	by attending the special meeting and voting in person by ballot.
          Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.
          You should vote your proxy even if you plan to attend the Max & Erma’s special meeting. Unless you hold your shares in street name, you can always change your vote at the Max & Erma’s special meeting.
Adjournments
          Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Solicitations of Proxies
          This solicitation is made by Max & Erma’s, and Max & Erma’s will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Max & Erma’s will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Other Business
          Max & Erma’s does not expect that any matters other than the proposals presented in this proxy statement will be brought before the Max & Erma’s special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Householding
          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call the Company at the following address or phone number: Max & Erma’s Restaurants, Inc., Attn: William C. Niegsch, Jr., 4849 Evanswood Drive, Columbus, Ohio, 43229, telephone (614) 431-5800.
The Merger
          The following is a description of the material aspects of the proposed Merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents referred to herein for a more complete understanding of the Merger and the related transactions.
Background of the Merger
          As part of its ongoing evaluation of Max & Erma’s business and strategic direction, over the years our Board of Directors evaluated from time to time the Company’s strategic alternatives and prospects. These evaluations were generally conducted during Board meetings at which Board members would exchange views as to industry and economic trends and strategic opportunities that might be available to the Company, and management would make presentations to the Board of Directors regarding its view with respect to strategic opportunities and its discussions with third parties regarding possible strategic transactions. None of these evaluations or discussions with respect to a transaction material to the Company progressed beyond the preliminary stage.
          As a result of informal discussions between the Company’s executive management and potential acquirors during early 2007, at a Board meeting on May 29, 2007, the Company’s chief executive officer discussed with the Board three verbal expressions of interest in the Company. The Board determined that it was not interested in an auction process for the Company, but would be willing to discuss strategic transactions with qualified parties if such parties were to bring an offer to the Company.
          At a meeting of the Board of Directors on June 4, 2007, management reported to the Board that one interested party, Sponsor A, had verbally proposed an acquisition of all of the Company’s capital stock. The Board discussed the merits of the offer and reviewed a draft evaluation, non-disclosure, standstill and exclusivity agreement, providing a due diligence period for 60 days, an agreement by Sponsor A to not buy Company capital stock or engage in any proxy solicitations for a period of 18 months and an agreement to exclusively negotiate with the Board for 60 days (the “Evaluation Agreement”). The Board unanimously authorized the Company to enter into the Evaluation Agreement.
          On June 12, 2007, at a meeting of the Board of Directors, two investment banking firms made presentations to the Board of Directors with respect to advising the Company on a possible sale of the Company. After discussion, the Board authorized the engagement of KeyBanc.
          During the remainder of June and July 2007, Sponsor A conducted its due diligence and the parties began negotiating the terms of the proposed transaction. On August 3, 2007, the Evaluation Agreement was amended to extend the exclusivity provision until September 4, 2008.
          On August 23, 2007, Sponsor A notified the Company that, due to Company performance and external market and debt financing conditions, it no longer was willing to pursue a transaction to purchase all of the Company’s capital stock. Instead, Sponsor A proposed a willingness to make an investment into the Company in which it would purchase convertible preferred stock that would be used by the Company to pay down debt and for working capital purposes, and own 50.1% of the outstanding capital stock of the Company.
          On September 4, 2007, the Board of Directors reviewed the revised proposed transaction, market conditions, market analytics and strategic alternatives with KeyBanc and its outside legal counsel, Porter, Wright, Morris & Arthur LLP (“Porter Wright”). Porter Wright also reviewed with the Board its fiduciary duties. During the Board meeting, Messrs. Barnum, Niegsch and Lindeman were excused and the independent Board members met with KeyBanc and Porter Wright. The independent directors discussed the fact that the proposed investment by Sponsor A would trigger a change of control that may result in Messrs. Barnum, Niegsch and Lindeman being entitled to change of control payments totaling approximately $2.9 million, creating a potential conflict of interests. As a result, the independent board members recommended, and subsequently the full Board approved, that a special committee of the Board of Directors, consisting of Messrs. Barney (Chairman), Giulioli and Malenick, be formed to negotiate the proposed investment with Sponsor A. The Board also agreed to amend the Evaluation Agreement to extend the exclusivity provision until September 14, 2007.
          Between September 6, 2007 and September 17, 2007, the special committee met six times, and an additional three times with all of the independent directors, and negotiated the proposed investment with Sponsor A. The special committee engaged Bricker & Eckler LLP (“Bricker”) as its independent counsel with Porter Wright remaining Company and transaction counsel for the proposed investment and continued to work with KeyBanc as its financial advisor. The Board of Directors met on September 18, 2007, and the special committee updated the Board on the progress of the proposed investment with Sponsor A. On September 19, 2007, Messrs. Niegsch and Lindeman entered into employment agreements with the Company that terminated their respective severance agreements that entitled each of them to change of control payments in the event of a change of control of the Company. In addition, on September 19, 2007, Mr. Barnum resigned as the Company’s Chief Executive Officer and, as a result, his severance agreement terminated in accordance with its terms on such date. On September 19, 2007, the Company announced that it was pursuing strategic alternatives in its earnings release for the third fiscal quarter of 2007. The special committee met an additional five times between September 19, 2007 and October 4, 2007, and continued to negotiate the transaction with Sponsor A. At the meeting of the special committee on October 4, 2007, the special committee reviewed the proposed investment transaction with KeyBanc, Bricker and Porter Wright. KeyBanc reviewed the financial terms of the proposed investment, the advisability of the proposed investment and strategic alternatives for the Company. At the conclusion of the October 4, 2007 special committee meeting, the special committee unanimously voted to decline recommending the proposed transaction to the full Board and instead voted to recommend that the Board proceed with the exploration of all strategic options for the Company. The Board of Directors met on October 4, 2007, immediately following the special committee meeting, at which time the special committee updated the Board on the proposed transaction and gave its recommendation to the full Board. The special committee was then disbanded and the full Board then discussed with KeyBanc the process by which KeyBanc would formally seek proposals for strategic alternatives.
          On October 16, 2007, the Board of Directors met, after a review and approval by the Company’s audit committee, and authorized the Company to borrow $2 million from Mr. Malenick. In addition, the Company entered into revised agreements with the Company’s senior and subordinated debt lenders, whereby such lenders agreed to amend certain financial covenants and consent to the use of proceeds of the Malenick note for working capital purposes. As part of the revised agreements with the senior and subordinated lenders, the Company agreed to diligently pursue an effort to raise equity or to sell the Company.
          Beginning in October 2007, KeyBanc approached over 350 parties including prospective financial buyers, strategic buyers, and potential senior and subordinated debt financing sources. In November 2007, nine of these parties provided indications of interest to continue to pursue information about the Company. During December 2007 and January 2008, the Company held management presentations with, and provided detailed due diligence information with respect to the Company to, eight of the nine parties who had expressed an indication of interest (one of the firms declined the invitation). KeyBanc updated the Board of its progress to date at meetings held on December 6, 2007, January 8, 18 and 30, 2008, and February 8, 2008. During January 2008 and February 2008, the Company received five final bids to invest capital in, acquire, or provide additional capitalization to the Company.
          In February 2008, Gary Reinert, Sr. (“Reinert”), an affiliate of G&R Acquisition, discussed a potential price range for acquiring all of the Company’s common stock that the Company reviewed favorably. On February 28, 2008, after consultation with KeyBanc, the Board authorized the Company to enter into an exclusivity arrangement with Reinert. As a result, on February 29, 2008, the Company and Reinert, entered into an evaluation, non-disclosure, standstill, and exclusivity agreement pursuant to which Reinert was granted exclusivity until April 14, 2008 (the “Exclusivity Agreement”), to complete confirmatory due diligence. The Company’s lenders verbally agreed to waive change of control provisions, subject to certain conditions, in their credit agreements to facilitate ongoing discussions between the Company and Reinert. KeyBanc updated the Board of Directors on the negotiations with Reinert at a Board meeting held on March 18, 2008. During March and April 2008, Reinert and his representatives conducted a due diligence review of the Company’s business, including visiting restaurants, attending management meetings and drafting and negotiating the Merger Agreement. On April 14, 2008, the Board met with KeyBanc and the Board approved an extension to the Exclusivity Agreement until April 28, 2008.
          On April 18, 2008, Messrs. Lindeman and Niegsch, along with Porter Wright and a representative of KeyBanc, met with Reinert and his representatives, including legal counsel, to determine the amount of the merger consideration and other outstanding issues with respect to the Merger Agreement. During the next week, the parties finalized the Merger

Agreement, including the identification of G&R Acquisition and Merger Sub as the acquiring entities, and finalized the various waivers and consents required by the Company’s lenders.
          At a special meeting of our Board of Directors on April 27, 2008, Mr. Niegsch and Porter Wright reported that the parties had satisfactorily resolved all open issues with respect to the material terms and conditions of the Merger Agreement and ancillary agreements. KeyBanc then rendered its oral opinion (which was subsequently delivered in writing) to the effect that, as of April 28, 2008, the consideration to be received by our stockholders pursuant to the Merger Agreement was fair to our stockholders from a financial point of view. Our Board of Directors unanimously approved the Merger Agreement and the ancillary agreements, authorized the execution and delivery of the Merger Agreement and unanimously resolved to recommend that our stockholders approve and adopt the Merger Agreement.
          On April 28, 2008, we issued a press release announcing the execution of the Merger Agreement. Also, on April 28, 2008, we filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K describing the material terms of the Merger and the other transactions contemplated by the Merger Agreement.
Reasons for the Merger
          Our Board of Directors reviewed and discussed the various proposals with our management and its financial and legal advisors in determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and our stockholders. In reaching its conclusion to approve and adopt the Merger Agreement and to seek the approval of the stockholders of the proposals described in this proxy statement, our Board of Directors considered a number of factors, including the following positive factors that supported the Board’s decision to approve and adopt the Merger Agreement:
•	the value of the consideration to be received by the Company’s stockholders in the Merger, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to the stockholders;

•	the Board of Directors’ belief that the Merger is more favorable to the Company’s stockholders than any other alternative reasonably available to us and the stockholders, including the alternatives of remaining a stand-alone, independent company as well as the risks and uncertainty associated with these alternatives;

•	the financial presentation (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion dated April 28, 2008, that the merger consideration of $4.00 in cash per share to be received in the Merger is fair to the Company’s stockholders from a financial point of view;

•	the $4.00 per share to be paid as the consideration in the Merger Agreement represents a premium of approximately 37.0% to the closing price on April 25, 2008, the last trading day prior to our announcement on April 28, 2008, of the execution of the Merger Agreement, a premium of approximately 35.6% to the closing price on April 18, 2008, which was five days prior to April 25, 2008, a premium of approximately 44.9% to the closing price on March 25, 2008, which was 30 days prior to the April 25, 2008, and 73.9% to the closing price on January 25, 2008, which was 90 days prior to April 25, 2008;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remain a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the Merger;

•	the Company’s obligations under its agreements with its senior lender and subordinated debt lender to diligently pursue an effort to raise equity or to sell the Company;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company having limited scale and resources;

•	the increased regulation and costs associated with being a public company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act, and the fact that those burdens would be eliminated following consummation of the Merger;

•	the financial and other terms of the Merger Agreement, including without limitation the fact that they were the product of arms’-length negotiations between the parties;

•	the Board of Directors received advice from KeyBanc, as financial advisor, and Porter Wright, as legal advisor, each of which has extensive experience in transactions similar to the Merger;

•	the terms of the Merger Agreement, including without limitation:
•	the limited number and nature of the conditions to G&R Acquisition’s and Merger Sub’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

•	the provisions of the Merger Agreement that allow the Board of Directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our stockholders vote in favor of the approval and adoption of the Merger Agreement;

•	the provisions of the Merger Agreement that allow the Company, under certain limited circumstances, if required by the Board of Directors to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties;

•	the provisions of the Merger Agreement that provide the Board of Directors the ability to terminate the Merger Agreement in order to accept a Favorable Third Party Proposal (subject to certain conditions contained in the Merger Agreement, including the payment of an $800,000 termination fee and the requirement to reimburse upon demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses);

•	the conclusion of the Board of Directors that both the $800,000 termination fee and the requirement to reimburse upon demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses (and the circumstances when each such fee is payable) were reasonable;

•	the fact that the completion of the Merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

•	the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.
          Our Board of Directors also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including the following:
•	the risk that the Merger might not be completed in a timely manner or at all, and the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential detrimental effect on customer, supplier and other business relationships;

•	the restrictions that the Merger Agreement imposes on actively soliciting competing bids, and the fact that the Company would be obligated to pay a termination fee to G&R Acquisition and reimburse upon demand G&R Acquisition certain fees and expenses under certain circumstances;

•	the fact that upon completion of the Merger the Company will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of the Company;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for United States federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the interests of our officers and directors in the Merger;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that the Company pay G&R Acquisition an $800,000 termination fee and the requirement to reimburse upon demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

•	the possibility of customer, supplier, management and employee disruption associated with the Merger.
          The discussion of the information and factors considered by our Board of Directors is not exhaustive, but includes all material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the transactions contemplated by the Merger Agreement and the complexity of these matters, our Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board evaluated the factors described above, including asking questions of our management and our legal advisor, and reached the unanimous decision that the transactions contemplated by the Merger Agreement were in the best interests of our Company and our stockholders. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward Looking Information.”
Recommendation of the Company’s Board of Directors
          After careful consideration, our Board of Directors has unanimously:
•	approved and adopted the Merger Agreement;

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; and

•	recommended that Max & Erma’s stockholders vote “FOR” the approval and adoption of the Merger Agreement and the Merger and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal.
          In considering the recommendation of Max & Erma’s Board of Directors with respect to the approval and adoption of the Merger Agreement and the Merger, you should be aware that certain directors and executive officers of Max & Erma’s have interests in the Merger that are different from, or are in addition to, the interests of stockholders generally. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [___].
Opinion of Our Financial Advisor
          We engaged KeyBanc as financial advisor to assist our Board of Directors in its ongoing evaluation of Max & Erma’s business and strategic direction. Throughout the process, Mr. Niegsch consulted with KeyBanc regarding the offer by G&R Acquisition to acquire Max & Erma’s through the Merger. On April 27, 2008, at a meeting of our Board of Directors, KeyBanc rendered its oral opinion, which was subsequently delivered in writing, to our Board of Directors that, as of that date and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be received by our stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to our stockholders.

          The full text of the written opinion of KeyBanc, dated April 28, 2008 (the “Opinion”), which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Company stockholders are urged to read the Opinion in its entirety. The summary of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion.
          KeyBanc was not retained to serve as an advisor to or agent of any Company stockholder. The Opinion was prepared for our Board of Directors and is directed only to the fairness, from a financial point of view, as of the date of the Opinion, of the consideration to be received by our stockholders pursuant to the Merger Agreement and does not address Max & Erma’s underlying business decision to enter into the Merger Agreement or any other terms of the Merger or the Merger Agreement. The Opinion does not constitute a recommendation to any Max & Erma’s stockholder as to whether such stockholder should provide its written consent to the Merger or how such stockholder should vote at any special meeting of our stockholders.
          KeyBanc did not recommend the merger consideration to be paid in the Merger. The merger consideration was determined in negotiations between Max & Erma’s and G&R Acquisition. No restrictions or limitations were imposed by our Board of Directors on KeyBanc with respect to the investigations made or the procedures followed by KeyBanc in rendering its Opinion.
          In connection with rendering its Opinion, KeyBanc reviewed and analyzed, among other things:
•	a draft of the Merger Agreement, dated April 24, 2008;

•	certain publicly available information concerning Max & Erma’s, including the Annual Reports on Form 10-K of Max & Erma’s for each of the years in the three year period ended October 28, 2007 and the Quarterly Reports on Form 10-Q of Max & Erma’s for the quarter ended February 17, 2008;

•	certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Max & Erma’s furnished to KeyBanc by Max & Erma’s for purposes of KeyBanc’s analysis;

•	certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	certain publicly available information concerning G&R Acquisition and its financing sources;

•	certain publicly available information with respect to certain other publicly traded companies that KeyBanc believes to be comparable to Max & Erma’s and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that KeyBanc considers relevant to our inquiry.
          KeyBanc also met with certain officers and employees of Max & Erma’s to discuss the business and prospects of Max & Erma’s and other matters KeyBanc believes relevant to its inquiry, and considered such other data and information KeyBanc judged necessary to render its Opinion.
          In rendering its Opinion, KeyBanc relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise reviewed by or discussed with KeyBanc or publicly available. KeyBanc also assumed the accuracy of and relied upon the representations and warranties of Max & Erma’s and G&R Acquisition contained in the Merger Agreement. KeyBanc was not engaged to, and did not independently attempt to, verify any of that information. KeyBanc also relied upon the management of Max & Erma’s as to the reasonableness and achievability of the financial operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of our Board of Directors, that those projections were reasonably prepared and reflect the best currently available estimates and judgments of Max & Erma’s. KeyBanc was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. KeyBanc did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of Max & Erma’s, nor was it furnished with any evaluation or appraisal. KeyBanc also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained.

          KeyBanc was not asked to, nor did it render, any opinion as to the material terms of the Merger Agreement or the form of the merger transaction. KeyBanc, with the consent of our Board of Directors, assumed that the final executed form of the Merger Agreement does not differ in any material respect from the draft that KeyBanc examined in rendering its Opinion, and that conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be completed on a timely basis in the manner contemplated by the Merger Agreement.
          KeyBanc’s Opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its Opinion and does not address any matters after such date. Although subsequent developments may affect its Opinion, KeyBanc does not have the obligation to update, revise or reaffirm its Opinion.
          The following is a brief summary of the analyses performed by KeyBanc in connection with its Opinion. This summary is not intended to be an exhaustive description of the analyses performed by KeyBanc but includes all material factors considered by KeyBanc in rendering its Opinion. KeyBanc drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.
          Each analysis performed by KeyBanc is a common methodology utilized in determining valuations. Although other valuation techniques may exist, KeyBanc believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for KeyBanc to arrive at its Opinion.
Premiums Paid Analysis
          Using publicly available information, KeyBanc reviewed 195 transactions involving United States targets occurring in the past three years, excluding transactions in the financial services industry and real estate transactions.
          For each of the target companies involved in the 195 transactions, KeyBanc examined the closing stock price one day, five days, 30 days, 90 days and 180 days prior to announcement of the relevant transaction in order to calculate the premium paid by the acquiror over the target’s closing stock price at those points in time. KeyBanc then determined the median, first quartile and third quartile premiums observed for each of the examined time periods. Next, KeyBanc then compared such premiums to the stock price of the Company one day, five days, 30 days, 90 days and 180 days prior to April 25, 2008, the last trading day of the Company’s common stock prior to the announcement of the Merger. The results of this analysis are summarized below:

	Premium Analysis
	1-day	5-days	30-days	90-days	180-days

Median	28.57%	27.54%	30.42%	27.21%	20.72%
First Quartile	16.92%	16.41%	16.52%	12.33%	-5.03%
Third Quartile	42.60%	42.62%	44.54%	49.25%	53.16%

Max & Erma’s premium	37.0%	35.6%	44.9%	73.9%	3.9%
          KeyBanc also compared the median, first quartile and third quartile premiums noted in the analysis to Max & Erma’s actual closing stock price one day, five days, 30 days, 90 days and 180 days prior to April 25, 2008, to determine the implied equity price per share and then compared those implied equity prices per share to the merger consideration of $4.00 per share. The results of this analysis are summarized below:

	Implied Price Per Share of Max & Erma’s
	1-day	5-days	30-days	90-days	180-days

Median	$3.75	$3.76	$3.60	$2.93	$4.65
First Quartile	$3.41	$3.43	$3.22	$2.58	$3.66
Third Quartile	$4.16	$4.21	$3.99	$3.43	$5.90

Precedent M&A Transaction Analysis
          KeyBanc reviewed and analyzed publicly available information relating to 14 acquisitions of publicly-traded restaurant companies in the casual dining segment announced since January 2005, which KeyBanc deemed relevant due to the target companies’ common participation with the Company in the casual dining segment and similarities to the Company in one or more the following criteria: average check size, percentage of company owned stores and franchised stores, and percentage of sales pertaining to food and alcohol. The selected comparable transactions included:

Month and Year of
Announcement	Target	Acquiror
April 2005	Worldwide Restaurant Concepts	Pacific Equity Partners
September 2005	Perkins Family Restaurants	Castle Harlan
October 2005	Garden Fresh Restaurant Group	Sun Capital
December 2005	Dave & Buster’s Inc.	Wellspring Capital
December 2005	Fox & Hound Restaurant Group	New Castle
March 2006	Great Western Dining 13 RRGB Restaurants	Red Robin
May 2006	Main Street Restaurants	Briad Group
July 2006	Ryan’s Restaurant Group	Buffets, Inc.
August 2006	Real Mex Restaurants, Inc.	Sun Capital
December 2006	Hard Rock Cafe International	Seminole Tribe of Florida
June 2007	Friendly Ice Cream	Sun Capital
July 2007	Applebee’s International, Inc.	IHOP
July 2007	Champps Entertainment, Inc.	Fox & Hound
January 2008	Landry’s Restaurants Inc. (1)	Thomas J. Fertitta(1)

(1)	Pending transaction.
          For each of the selected transactions, KeyBanc initially calculated the ratios of the total enterprise value, or the TEV, of the transaction (based on the acquisition price) to the target company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve month period, or LTM, ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction. In calculating such ratio, KeyBanc calculated the TEV of the transaction as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less cash and cash equivalents.
          KeyBanc calculated the mean and median multiples for selected precedent transactions in three categories based on the TEV of the target company: less than $100 million, less than $250 million and greater than $250 million. KeyBanc next calculated the corresponding implied multiple for the Company in the Merger (the ratio of the Company’s TEV (based on the $4.00 per share merger consideration) to the Company’s LTM EBITDA) and compared such Company multiples to the mean and median multiples for the selected precedent transactions. Particular emphasis was placed on those transactions under $100 million in TEV due to the similar TEV of the Company.
          The results of the analysis for the transactions under $100 million in TEV are summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	5.7x
Median	5.7x

Merger consideration	5.6x
          The results of the analysis for the transactions under $250 million in TEV are summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	7.0x
Median	6.6x

Merger consideration	5.6x

          The results of the analysis for the transactions greater than $250 million in TEV are summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	8.0x
Median	8.3x

Merger consideration	5.6x
          Finally, KeyBanc calculated the implied price range per share of the Company’s common stock using the mean and median multiples with a specific emphasis on the transactions with a TEV under $100 million ($2.87 per share to $5.59 per share) and compared such implied price range per share against the $4.00 per share merger consideration.
          No transaction utilized in the precedent transaction analysis is identical to the Merger. In evaluating the transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company or G&R Acquisition. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analysis is not an effective method of evaluating transactions.
Comparable Public Company Analysis
          KeyBanc reviewed and compared selected financial data for 13 publicly traded companies chosen by KeyBanc that were deemed to be comparable to the Company. KeyBanc selected these 13 companies based on their common participation with the Company in the casual dining segment of the restaurant industry and similarities with the Company in one or more of the following criteria: average check size, percentage of company owned stores and franchised stores, and percentage of sales pertaining to food and alcohol. The comparable companies chosen by KeyBanc included:
Small or Mid Cap

•	Ruby Tuesday, Inc.

•	Landry’s Restaurants Inc.

•	O’Charley’s Inc.

•	Luby’s Inc.

•	Frisch’s Restaurants Inc.

•	J. Alexander’s Corp.

•	Mexican Restaurants, Inc.

•	BUCA, Inc.

Large Cap

•	Darden Restaurants Inc.

•	Brinker International Inc.

•	Bob Evans Farms Inc.

•	CBRL Group Inc.

•	Red Robin Gourmet Burgers Inc.
          KeyBanc divided the 13 comparable companies into two groups based on their TEV: small or mid cap ($1 billion TEV and lower) and large cap (over $1 billion TEV). KeyBanc considered the small and mid cap companies separately from, and ultimately as more representative than, the large cap companies because the Company is more similar in size, market position and operational performance to the small and mid cap companies.
          For each of the comparable companies, KeyBanc initially calculated the applicable company’s ratio of TEV for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable to that company’s EBITDA for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable. KeyBanc then used these ratios to determine the mean and median multiples for the comparable companies.

          KeyBanc next calculated corresponding implied multiples for the Company in the Merger. Such calculation consisted of the ratio of the Company’s TEV (based on the $4.00 proposed Merger consideration) to the Company’s EBITDA for the LTM.
          The results of the analysis for the category of the eight selected small and mid cap comparable companies are summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	5.5x
Median	5.4x

Merger consideration	5.6x
          The results of the analysis for the category of the five selected large cap comparable companies are summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	7.5x
Median	7.5x

Merger consideration	5.6x
          The results of the analysis for all 13 selected comparable companies is summarized as follows:

Enterprise Value/
LTM EBITDA
Mean	6.2x
Median	6.0x

Merger consideration	5.6x
          Finally, KeyBanc calculated the implied price range per share of the Company’s common stock using the mean and median multiples with a specific emphasis on the eight selected small and mid cap companies ($2.33 per share to $5.05 per share) and compared such implied price range per share against the $4.00 per share merger consideration.
          No company utilized in the comparable public company analysis is identical to the Company. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company or G&R Acquisition. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.
Leveraged Buyout Analysis
          KeyBanc analyzed the Company from the perspective of a potential financial buyer effecting a leveraged buyout of the Company using leveraged capital structures typically employed by financial buyers. KeyBanc assumed, based on experience, that financial buyers may target internal rates of return between approximately 23% and 32%, and the following:
•	an investment of $5 million in working capital was needed for liquidity purposes;

•	senior leverage of 2.0x LTM EBITDA;

•	total leverage of 3.0x LTM EBITDA;

•	pricing of L + 400 basis points on senior debt;

•	pricing of 12% on subordinated debt plus warrants for IRR of 20%; and

•	no multiple expansion upon a sale of the Company five years after it is acquired.
          The results of this analysis generated minimum equity values per share of the Company’s common stock between $0.50 and $2.50, less than the $4.00 per share proposed merger consideration. KeyBanc noted that in conducting its leveraged buyout analysis, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company or G&R Acquisition. Leveraged buyout analysis in isolation from other analyses is not an effective method of evaluating transactions.
Discounted Cash Flow Analysis
          KeyBanc examined the value of the Company based on projected free cash flow estimates. The free cash flow estimates were generated utilizing financial projections for the years ending December 31, 2008 through December 31, 2012 that were prepared and furnished to KeyBanc by the Company’s management.
          KeyBanc calculated a 22.0% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and the cost of capital for the comparable public companies. Next, KeyBanc calculated terminal values using a range of EBITDA multiples (5.0x to 6.0x) around the mean and median small and mid cap comparable companies EBITDA multiple (approximately 5.5x), and a range of discount rates (20.0% to 24.0%) around the 22.0% weighted average cost of capital. Resulting implied prices per share of the Company’s common stock ranged from $0.02 to $3.86, as set forth in the chart below.

		Implied Price Per Share
		5.0x	5.5x	6.0x

Discount	20.0%	$1.83	$2.85	$3.86
Rate	22.0%	$0.88	$1.82	$2.75
	24.0%	$0.02	$0.88	$1.74
          While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.
Additional Considerations
          The summary set forth above describes the principal analyses performed by KeyBanc in connection with its Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the Opinion are not readily susceptible to summary description. Each of the analyses conducted by KeyBanc was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. KeyBanc did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions, KeyBanc considered the results of the analyses in light of each other and ultimately reached its Opinion based upon the results of all analyses taken as a whole. Except as indicated above, KeyBanc did not place particular reliance or weight on an individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, KeyBanc believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its Opinion. In performing its analyses, KeyBanc made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by KeyBanc are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.
          Pursuant to the terms of the engagement letter with Max & Erma’s, KeyBanc is entitled to a fee of $150,000 for rendering its Opinion on April 28, 2008. If the Merger is completed, KeyBanc will be paid an additional amount equal to approximately $500,000. Max & Erma’s also agreed to reimburse KeyBanc for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify KeyBanc against certain liabilities arising out of its engagement.
          KeyBanc is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, KeyBanc may trade in the securities of Max & Erma’s for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects on the Company if the Merger is not Completed
          In the event the Merger Agreement is not approved and adopted by the Company’s stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on NASDAQ. In addition, if the Merger is not completed, we expect that our management will continue to operate the business and that the Company’s stockholders will continue to be subject to risks and opportunities similar to those to which they are currently subject. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s Board of Directors will evaluate and review the business operations, properties, and capitalization of the Company, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger Agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $800,000 and to reimburse upon demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses. See the section entitled “The Merger Agreement — Expenses and Termination Fee” on page [___].
Interests of the Company’s Directors and Executive Officers in the Merger
          In considering the recommendation of the Company’s Board of Directors with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger and approving and adopting the Merger Agreement.
          Treatment of Stock Options
          As of the date of this proxy statement, there were not any shares of our common stock subject to outstanding stock options with an exercise price of less than $4.00 per share, which options were granted under our 1992 Stock Option Plan, 1996 Stock Option Plan, 2002 Stock Option Plan and/or our 2007 Stock Incentive Plan to our current executive officers, directors and employees. Each outstanding stock option that remains outstanding at the effective time of the Merger will terminate and thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to the option as of the effective time of the Merger, multiplied by the excess, if any, of $4.00, over the exercise price per share of common stock subject to such option.
          No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $4.00 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger. Thus, we do not expect to pay out any cash upon termination of options at the effective time of the Merger.
          Indemnification and Insurance
          Without limiting any additional rights that any officer or director may have under any written indemnification agreement, the Merger Agreement provides that the Company, and after the effective time of the Merger, the surviving corporation, will indemnify and hold harmless each person who is (as of the execution of the Merger Agreement) or has been at any time prior to the execution of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director or officer of the Company or any of its subsidiaries against all losses, claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer or director of the Company or any of our subsidiaries.
          The Merger Agreement provides that for a period of six years after the effective time of the Merger, the indemnification and exculpation provisions in our charter and bylaws and indemnification agreements will continue in full force and effect.

          In addition, the Merger Agreement provides that prior to the effective time of the Merger, the Company will obtain and fully pay for an endorsement to our existing directors’ and officers’ liability insurance policy, in the same form maintained by the Company, providing “tail” coverage for our directors and officers for a period of six years from the effective time of the Merger.
          Voting Agreements
          Simultaneous with the execution of the Merger Agreement, our President and Chief Executive Officer and certain members of our Board of Directors executed a stockholder voting agreement and each of Mark F. Emerson, a member of our Board of Directors, and Roger Blackwell executed separate stockholder voting agreements (collectively, the “Voting Agreements”), under which each stockholder agreed not to transfer his shares of our common stock except as contemplated under the Merger Agreement and agreed to vote all of the shares of our common stock for which they hold voting power at any Max & Erma’s stockholders meeting or by any consensual action:
•	in favor of the adoption of the Merger Agreement and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof; and

•	against any Takeover Proposal or action (other than actions that relate to the Merger) that would delay, prevent or frustrate the Merger.
          Copies of each of the Voting Agreements are attached hereto as Appendix C and Appendix D, and each is incorporated herein by reference.
Material United States Federal Income Tax Consequences
          The following is a general discussion of the material United States federal income tax consequences of the Merger to holders of our common stock. We base this discussion on the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
          All stockholders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.
          For purposes of this discussion, we use the term “U.S. holder” to mean:
•	a citizen or individual resident of the U.S. for United States federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.
          A “non-U.S. holder” is a person (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.
          This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income tax law that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the United States federal income tax laws, including but not limited to, for example, insurance companies, dealers in securities or foreign currencies, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations, personal holding companies, regulated investment companies, real estate investment trusts, banks, financial institutions, thrifts, mutual funds, entities treated as partnerships for United States federal income tax purposes and other pass-through entities for United States federal income tax purposes, controlled foreign corporations, common trusts, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated instrument, holders of options or other derivative securities or stockholders who acquired our shares of common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local, gift tax or foreign laws or United States federal laws other than those pertaining to the United States federal income tax that may apply to holders.
          If a holder of our common stock is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
          U.S. Holders
          The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received upon conversion of such common stock pursuant to the Merger; and

•	the U.S. holder’s adjusted tax basis in such common stock.
          If the holding period in our common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss generally will be long-term capital gain or loss. If an individual shareholder’s holding period in our common stock surrendered in the Merger is one year or less as of the effective time of the Merger, any gain generally will be subject to U.S. federal income tax at the same rate as for ordinary income. The deductibility of a capital loss recognized on the conversion of our common stock will be subject to limitations under the Code. Generally, for corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years, although special rules exist for some types of corporations.
          Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
          Non U.S. Holders
          Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non — U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of the non — U.S. holder);

•	the non — U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non — U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the Merger.
          An individual non — U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated United States federal income tax rates. If a non — U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its after-tax effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower income tax treaty rate) on the gain derived from the Merger, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.
          We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
          If the above rules apply, information reporting and, under certain circumstances, backup withholding (currently at a rate of 28% for non — U.S. holders under the first and third bullet points above and at a rate of 30% for non — U.S. holders under the second bullet point above) will apply to cash received in the Merger, unless with respect to the non — U.S. holders under the first bullet point, the beneficial owner under penalty of perjury provides sufficient documentation to the payor. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non — U.S. holder’s United States federal income tax liability, if any, provided that such non — U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
          U.S. holders and non — U.S. holders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.
Regulatory Approvals
          Except for the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.
Accounting Treatment
          We expect that the Merger will be accounted for by G&R Acquisition using the purchase method of accounting, in accordance with generally accepted accounting principles.
Delisting and Deregistration of Max & Erma’s Common Stock After the Merger
          When the Merger is completed, Max & Erma’s common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act.
Appraisal Rights
          Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement and the Merger, if they continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, and if they comply with the Delaware law procedures applicable to such appraisal. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See “Dissenters’ Rights of Appraisal” beginning on page [___].
Agreements Related to the Merger
I. The Merger Agreement
          The following is a summary description of the material terms of the Merger Agreement, not summarized elsewhere herein. Certain capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. Stockholders are advised to read such document in its entirety prior to voting in person or by proxy on the proposals.
          The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, G&R

Acquisition and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the Company’s disclosure letter to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Effective Time
          Following the satisfaction or waiver of the conditions to completion of the Merger contained in the Merger Agreement, the effective time of the Merger will occur at the time we file a certificate of merger with the Secretary of State of Delaware (or such later time as provided in the certificate of merger).
Structure
          At the effective time of the Merger, Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the Merger and continue to exist after the Merger as a wholly-owned subsidiary of G&R Acquisition. All of the Company’s and Merger Sub’s properties, rights, privileges, powers, franchises, and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation.
Treatment of Stock and Options
          Company Common Stock
          At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive $4.00 in cash, without interest, other than:
•	shares of Company common stock owned by the Company, G&R Acquisition or Merger Sub immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration; and

•	shares of Company common stock held by a stockholder who properly demands statutory appraisal rights.
          After the effective time of the Merger, each of our outstanding stock certificates or book-entry shares representing shares of our common stock converted in the Merger will represent only the right to receive the merger consideration without interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.
          Company Stock Options
          All outstanding Company stock options shall terminate as of the effective time of the Merger, and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by the excess, if any, of $4.00 over the exercise price per share of common stock subject to such option.
          No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $4.00 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger. As of the date of this proxy statement, there are no outstanding Company stock options with an exercise price per share less than $4.00.

Exchange and Payment Procedures
     Prior to the effective time of the Merger, Merger Sub will deposit in trust with National City Bank, as paying agent, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Promptly after the effective time of the Merger, the paying agent will mail a letter of transmittal and instructions to each of our registered stockholders (each stockholder that holds stock in its own name as of the effective time of the Merger). The letter of transmittal and instructions will tell such stockholders how to surrender their common stock certificates or shares they may hold represented by book-entry in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal but will receive instructions from your broker regarding how to receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory appraisal rights. The letter of transmittal and instructions will contain instructions for stockholders who have lost a certificate or whose certificate has been stolen or destroyed. Stockholders with lost, stolen or destroyed certificates will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in a reasonable amount as the surviving corporation directs as indemnity against any claim that may be made against G&R Acquisition or the surviving corporation with respect to such certificate.
     You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
     Registered stockholders will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form of transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable. The Company, G&R Acquisition or the paying agent may reduce the amount of any merger consideration paid by any applicable tax withholdings.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authority, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
     At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
     None of the paying agent, G&R Acquisition or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for 180 days after the effective time of the Merger will be delivered to the surviving corporation. Stockholders who have not received the merger consideration prior to delivery of such funds to the surviving corporation may look only to the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of G&R Acquisition free and clear of any claims or interest of any person previously entitled to the merger consideration.
Representations and Warranties
     The Merger Agreement contains customary representations and warranties made by us regarding our business. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by us to G&R Acquisition in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between us and G&R Acquisition rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Max & Erma’s. In addition, certain representations and warranties are qualified by the likelihood of a “Material Adverse Effect” on the Company as defined below.

     In the Merger Agreement, we have made representations and warranties with respect to, among other things:
•	organization, good standing and capitalization of the Company and its subsidiaries;

•	our SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	our operation in the ordinary course of business;

•	authority relative to the Merger Agreement;

•	the vote required for approval of the Merger;

•	compliance with other instruments;

•	material contracts;

•	governmental and other consents;

•	absence of misleading statements;

•	compliance with applicable law;

•	brokers;

•	litigation;

•	ERISA matters;

•	parachute payments;

•	real estate;

•	environmental;

•	intellectual property;

•	insurance;

•	labor and employment matters;

•	title to assets;

•	taxes;

•	related party transactions; and

•	franchises.
     As used in the Merger Agreement, “Material Adverse Effect” means any facts, circumstances, events, or changes that with respect to the Company or any of its subsidiaries taken as a whole (i) would materially impair the ability of Max & Erma’s, with respect to any effect on Max & Erma’s, to consummate the transactions contemplated by the Agreement or (ii) are both material and adverse to the financial condition, results of operations, assets or business of Max & Erma’s taken as a whole; provided, however, that (ii) shall not include any fact, circumstance, event or change resulting from or arising in connection with:

•	changes or conditions generally affecting the restaurant industry;

•	changes or conditions generally affecting the economy or financial or securities markets in the United States or elsewhere;

•	increases or decreases in trading price or trading volume of the Company’s common stock or any failure by the Company to meet published third party revenue or earnings projections;

•	changes or conditions arising by reason of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the announcement of any of the foregoing; or

•	commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States.
     In the Merger Agreement, G&R Acquisition has also made representations and warranties, customary for a transaction such as the Merger, with respect to, among other things:
•	organization and good standing;

•	organization and good standing of Merger Sub;

•	authority relative to the Merger Agreement;

•	compliance with other instruments;

•	governmental and other consents;

•	brokers;

•	litigation;

•	approval by G&R Acquisition’s or Merger Sub’s stockholders;

•	sufficient funds;

•	lack of ownership of the Company’s common stock; and

•	no additional representations.
Conduct of Our Business Pending the Closing
     In the Merger Agreement, we have covenanted and agreed that, at all times up to and including the effective time of the Merger, unless G&R Acquisition otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required or contemplated by the Merger Agreement, we shall, and shall cause each of our subsidiaries, to:
•	conduct our business only in the ordinary course of business, consistent with past practice;

•	use all commercially reasonable efforts to preserve intact the business organization of the Company and its subsidiaries;

•	use all commercially reasonable efforts to keep available the services of our current employees; and

•	use all commercially reasonable efforts to preserve our relationships with customers, suppliers and other persons with whom we and our subsidiaries have significant business relations.

     By way of amplification and not limitation of the foregoing, under the Merger Agreement we have agreed, among other things, that we will not, except as otherwise contemplated by the Merger Agreement or unless G&R Acquisition gives its prior written consent, for the Company and its subsidiaries:
•	except for shares to be issued or delivered pursuant to the Company incentive plans and agreements for options outstanding and unexpired on the date of this Agreement and except for shares to be issued or delivered upon conversion of the convertible promissory note held by Mr. Malenick, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of:
•	any additional shares of capital stock of any class (including our common stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock other than grants at fair market value on the date of grant made to newly-hired employees of the Company, or

•	any other securities in respect of, in lieu of, or in substitution for, of our common stock outstanding on the date of the Merger Agreement;
•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of our outstanding capital stock, including common stock, or any rights, warrants or options to acquire any such shares or other securities (except for shares of restricted stock forfeitable under the terms of any of the Company’s stock incentive plans and except in connection with option exercises);

•	split, combine, subdivide or reclassify any common stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock, including our common stock, or otherwise make any payments to stockholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of our Company or any of its subsidiaries (other than the Merger);

•	adopt any amendments to our Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of our Company;

•	except in each case in the ordinary course of business consistent with past practice, make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, or mortgage or otherwise encumber or subject to lien any of our properties or assets;

•	other than in accordance with leases or other contractual obligations in existence on the date hereof and otherwise in the ordinary course of business consistent with past practice:
•	incur any indebtedness for borrowed money or sell any debt securities or guarantee any such indebtedness,

•	make any loans, advances or capital contributions to, or investments in, any other person, or

•	make any commitments for capital expenditures in excess of $100,000 individually, or $500,000 in the aggregate;
•	except in the ordinary course of business consistent with past practice, grant any increases in the compensation of any of our directors, officers or key employees;

•	pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company benefit plans as in effect on the date of the Merger Agreement to any employee, consultant, director or officer, whether past or present;

•	enter into any new or amend any existing employment or severance, termination or similar agreement with any director or officer;

•	except as may be required to comply with applicable law, become obligated under any Company benefit plan, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement, if such amendment would have the effect of enhancing any benefits thereunder;

•	settle or compromise any claims or litigation with the result that it would adversely affect a relationship with a landlord, vendor or other person with whom we have a significant relationship or which would reasonably be expected to have a Material Adverse Effect on us;

•	enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims thereunder;

•	make any change in accounting policies or procedures applied by us (including tax accounting policies and procedures), other than in the ordinary course of business consistent with past practice, as required by applicable law or change in generally accepted accounting principles, or based on the advice of our independent auditors, as we determine in good faith is advisable to conform to best accounting practices;

•	except in the ordinary course of business or as otherwise required by applicable law, make any tax election or permit any insurance policy naming us as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	enter into any new real property leases relating in each case to a restaurant of ours or our subsidiaries; or

•	enter into or become obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of our real property or any portion thereof or interest therein other than any option, right of first refusal or other contractual right existing as of the date hereof.
No Solicitation of Transactions
     The Merger Agreement provides that we will not, and will not permit or cause any of our subsidiaries or any of our officers, directors or representatives or those of our subsidiaries to, and shall direct our and our subsidiaries’ representatives not to, directly or indirectly:
•	to solicit, initiate or encourage, or take any other action to facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below); or

•	to participate in any discussions or negotiations regarding any Takeover Proposal;
provided, however, that we may in response to a Takeover Proposal request clarifications from any third party which makes such a Takeover Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for us to ascertain whether such Takeover Proposal is a Favorable Third Party Proposal (as defined below) and we may, in response to any proposal which constitutes a Favorable Third Party Proposal:
•	furnish information with respect to us and our subsidiaries to any person pursuant to a customary evaluation agreement, the benefits of the terms of which, if more favorable than the Evaluation Agreement entered into between G&R Acquisition and us, shall be extended to G&R Acquisition; and

•	negotiate or otherwise engage in substantive discussions with the party making such proposal, if our Board determines in good faith by a majority vote, based on the advice of its outside legal counsel, there is a reasonable basis to conclude that such action is required for it to comply with its fiduciary duties.
     In addition, neither us nor our Board nor any committee thereof shall:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to G&R Acquisition, the approval or recommendation by our Board or such committee of the adoption and approval of the matters to be considered at the special meeting of stockholders;

•	approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

•	cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.
     In the event that our Board determines, however, in good faith by a majority vote, based on the advice of its outside legal counsel, that there is a reasonable basis for its determination that such action is required for it to comply with its fiduciary duties with respect to a Favorable Third Party Proposal, then our Board may:
•	withdraw or modify its approval or recommendation of the Merger and the adoption and approval of the matters to be considered at the special meeting of stockholders;

•	approve or recommend the Favorable Third Party Proposal; and/or

•	after the third business day following our written notice to G&R Acquisition that specifies the material terms and conditions of the Favorable Third Party Proposal, we terminate the Merger Agreement (and concurrently with such termination, if we so choose, cause our Company to enter into any acquisition agreement with respect to such Favorable Third Party Proposal).
     For purposes of the Merger Agreement, “Takeover Proposal” means any written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its affiliates, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the combined voting power of the Company’s common stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any subsidiary in which the other party thereto or its stockholders or members will own 20% or more of the combined voting power of the acquired entity resulting from such transaction, other than the Merger.
     For purposes of the Merger Agreement, “Favorable Third Party Proposal” means a written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its affiliates, taken as a whole, or 50% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the combined voting power of the Company’s common stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any subsidiary in which the other party thereto or its stockholders or members will own 50% or more of the combined voting power of the acquired entity resulting from such transaction, other than the Merger, and otherwise on terms which our Board of Directors determines in good faith judgment (based on the advice of KeyBanc or another financial advisor of nationally recognized reputation and considering any modifications to the Merger Agreement proposed by G&R Acquisition), taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors, to be at a higher price or financial value per share of the Company’s common stock than the Merger (taking into account any amendments to the Merger Agreement proposed by G&R Acquisition in response to receipt by G&R Acquisition of the proposal) to the Company’s stockholders.
Access to Information
     From the date of the Merger Agreement until the effective time of the Merger, we will provide to G&R Acquisition and its representatives access, during normal business hours and upon reasonable notice by G&R Acquisition, to our and our subsidiaries’ properties, operations, books and records.
Special Meeting
     Under the Merger Agreement, the Company has agreed:

•	to file this proxy statement and to duly call, give notice of, convene and hold a meeting of our stockholders as promptly as practicable following the SEC’s review of this proxy statement, for the purpose of considering and taking action on the Merger Agreement and the Merger; and

•	to include in this proxy statement, and not subsequently withdraw or modify in any manner adverse to G&R Acquisition or Merger Sub, the recommendation of our Board of Directors that our stockholders approve and adopt the Merger Agreement and the Merger and to use our reasonable commercial efforts to obtain such approval and adoption.
Directors’ and Officers’ Indemnification and Insurance
     As of the effective time of the Merger, the surviving corporation agreed to assume, as and to the full extent required under the Delaware General Corporation Law, the obligations of Max & Erma’s to indemnify each of the present and former officers and directors of Max & Erma’s, and after the effective time of the Merger, the surviving corporation shall indemnify each of such present and former officers and directors of our Company pursuant to the obligations of our Company under any indemnification agreement that shall be in effect at the effective time of the Merger, and for a period of six years after the effective time of the Merger and to the full extent required by the Delaware General Corporation Law in accordance with the terms of Max & Erma’s certificate of incorporation and bylaws immediately prior to the effective time of the Merger. In addition, Max & Erma’s shall obtain a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which provides such directors and officers with coverage for six years following the effective time of the Merger.
Refinancing
     G&R Acquisition has agreed to complete refinancing of approximately $31 million of our existing indebtedness within 60 days of the closing of the Merger.
Payment of Certain Closing Costs
     At the closing of the Merger, G&R Acquisition has agreed to pay certain investment banking fees, legal fees, insurance tail-coverage premiums and other transaction costs and fees of our Company, not to exceed $1,000,000.
Conditions to the Closing of the Merger
     The Merger Agreement provides that the respective obligations of G&R Acquisition, Merger Sub and our Company to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following conditions:
•	the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of our common stock; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order or applicable law which is then in effect which would, and there is not instituted or pending any action, suit, proceeding in which any governmental entity seeks to make the Merger illegal or otherwise challenge, restrain or prohibit the consummation of the Merger or the other transactions contemplated by the Merger Agreement or places or imposes any material limitations on G&R Acquisition, Merger Sub, or the surviving corporation’s ability to acquire, hold or derive the benefits of the business or the properties of the Company and its subsidiaries or cause the transactions contemplated by the Merger Agreement to be rescinded following consummation.
     The obligations of G&R Acquisition to effect the Merger are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions, among others:
•	the representations and warranties of the Company contained in the Merger Agreement being true and correct at and as of the effective time of the Merger as if made at and as of such date;

•	the performance by us, in all material respects, of our obligations contained in the Merger Agreement; and

•	the aggregate number of shares of our common stock that are issued and outstanding immediately prior to the effective time of the Merger and that are held by stockholders who have properly exercised appraisal rights or properly provided notice of their intention to exercise appraisal rights in accordance with applicable law shall constitute less than 12.5% of the total number of shares of our common stock entitled to vote at the special meeting of stockholders.
     Our obligations to effect the Merger are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions, among others:
•	the representations and warranties of G&R Acquisition and Merger Sub contained in the Merger Agreement being true and correct at and as of the effective time of the Merger as if made at and as of such date; and

•	the performance by G&R Acquisition, in all material respects, of its obligations contained in the Merger Agreement.
Termination
     The Merger Agreement provides that it may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the Merger:
•	by mutual consent;

•	by either G&R Acquisition or us, if, upon a vote at our special meeting, our stockholders do not approve the Merger Agreement and the Merger;

•	by either G&R Acquisition or us, if the other party materially breaches any representation, warranty or covenant contained in the Merger Agreement, which breach would cause a material adverse effect, subject to a right to cure;

•	by either G&R Acquisition or us, if the closing shall not have occurred on or before the Drop Dead Date;

•	by either G&R Acquisition or us, if a governmental entity has enacted, issued promulgated, enforced or entered an order or applicable law which makes the Merger illegal or otherwise challenges, restrains or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•	by G&R Acquisition, if our Board of Directors shall have withdrawn or modified in a manner adverse to G&R Acquisition its approval or recommendation of the Merger or the matters to be considered at the special meeting or failed to reconfirm its recommendation within 15 business days after receiving a written request from G&R Acquisition to do so, or approved or recommended any Takeover Proposal; or

•	by us, in connection with entering into an acquisition agreement to effect a Favorable Third Party Proposal provided we provide G&R Acquisition with appropriate notice of our decision to terminate, along with payment of an $800,000 termination fee and reimbursement on demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses.
Expenses and Termination Fee
     Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the party incurring such expenses.
     In the event that a Takeover Proposal shall have been made known to us or has been made directly to our stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and:
•	thereafter the Merger Agreement is terminated by the Company to effect a Favorable Third Party Proposal; or

•	thereafter this Agreement is terminated by G&R Acquisition or Merger Sub because our Board of Directors shall have withdrawn or modified in a manner adverse to G&R Acquisition its approval or recommendation of the Merger or the matters to be considered at the special meeting or failed to reconfirm its recommendation within 15 business days after receiving a written request from G&R Acquisition to do so, or approved or recommended any Takeover Proposal and concurrently with such termination or within twelve (12) months following the termination date, the Company enters into a definitive agreement to consummate the transactions contemplated by such Takeover Proposal;
then we shall pay G&R Acquisition a termination fee of $800,000.
     In the event that a Takeover Proposal shall have been made known to us or has been made directly to our stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and:
•	thereafter the Merger Agreement is terminated by the Company to effect a Favorable Third Party Proposal; or

•	thereafter this Agreement is terminated by G&R Acquisition or Merger Sub because our Board of Directors shall have withdrawn or modified in a manner adverse to G&R Acquisition its approval or recommendation of the Merger or the matters to be considered at the special meeting or failed to reconfirm its recommendation within 15 business days after receiving a written request from G&R Acquisition to do so, or approved or recommended any Takeover Proposal;
then we must reimburse on demand to G&R Acquisition an amount not to exceed $500,000 for costs and expenses.
Escrowed Funds
     In connection with the Exclusivity Agreement, Reinert, on behalf of G&R Acquisition, deposited $500,000 (the “Escrowed Funds”) with KeyBank, National Association. Under the Merger Agreement, the Escrowed Funds will be credited as part of G&R Acquisition’s deposit of the aggregate merger consideration; however, if the Merger Agreement is:
•	terminated (i) by mutual consent, (ii) by G&R Acquisition or us if our stockholders do not approve the Merger Agreement and the Merger, (iii) by G&R Acquisition or us, if the closing shall not have occurred on or before the Drop Dead Date, or (iv) by G&R Acquisition or us, if a governmental entity has enacted, issued promulgated, enforced or entered an order or applicable law which makes the Merger illegal or otherwise challenges, restrains or prohibits the consummation of the transactions contemplated by the Merger Agreement, then $300,000, plus pro-rata interest, of the Escrowed Funds will go to G&R Acquisition and $200,000, plus pro-rata interest, of the Escrowed Funds will go to us;

•	terminated (i) by G&R Acquisition, if we materially breach any representation, warranty or covenant contained in the Merger Agreement, which breach would cause a Material Adverse Effect on the Company, subject to a right to cure, by (ii) G&R Acquisition, if our Board of Directors shall have withdrawn or modified in a manner adverse to G&R Acquisition its approval or recommendation of the Merger or the matters to be considered at the special meeting or failed to reconfirm its recommendation within 15 business days after receiving a written request from G&R Acquisition to do so, or approved or recommended any Takeover Proposal, or (iii) by us in connection with entering into an acquisition agreement to effect a Favorable Third Party Proposal, then the Escrowed Funds will go to G&R Acquisition; and

•	terminated by us, if G&R Acquisition or Merger Sub materially breaches any representation, warranty or covenant contained in the Merger Agreement, which breach would cause a Material Adverse Effect on G&R Acquisition, subject to a right to cure, then the Escrowed Funds will go to us.
II. Voting Agreements
     In connection with the Merger Agreement, G&R Acquisition and Merger Sub entered into voting agreements, dated April 28, 2008, with our President and Chief Executive Officer, each of the members of our Board of Directors and Roger Blackwell in their capacities as stockholders of Max & Erma’s. The following summary describes the material provisions of the voting agreements. This summary is qualified in its entirety by reference to the forms of voting agreements attached to this proxy statement as Appendix C and Appendix D and which are incorporated in this proxy statement by reference.

Provisions of the voting agreements are complicated and are not easily summarized. You are encouraged to read the forms of voting agreements in their entirety for a more complete understanding.
     Pursuant to these voting agreements, each stockholder agreed:
•	not to cause or permit the transfer of any of the shares of Max & Erma’s common stock that he beneficially owns or enter into any agreements relating to his shares, except to a person who agrees to be bound by the voting agreement;

•	at every meeting of the stockholders of Max & Erma’s or every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Max & Erma’s, to vote his shares as follows:
•	in favor of the adoption of the Merger Agreement and in favor of the other actions contemplated by the Merger Agreement and any action required in further thereof, and

•	against any Takeover Proposal or action (other than actions that relate to the Merger) that would delay, prevent or frustrate the Merger; and
•	not to exercise his dissenter’s rights or to demand appraisal of any of his shares of Max & Erma’s.
     Notwithstanding any provision of the voting agreements, nothing therein will limit or restrict a stockholder who is a director or officer of Max & Erma’s from acting in such capacity or voting in his capacity as a director of Max & Erma’s.
     The voting agreements terminate on the earlier to occur of such date and time as the Merger Agreement has been terminated according to its terms, the date the Merger Agreement is amended, or any provision is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any stockholder a party to such agreement, or any date on which G&R Acquisition or Merger Sub are or become in material violation of the terms of the Merger Agreement.
Market Price of the Company’s Common Stock
     Our common stock is quoted on NASDAQ under the symbol “MAXE.” The following table sets forth the high and low closing sales prices per share of our common stock on NASDAQ for the periods indicated.

	High	Low
Fiscal Year Ended October 29, 2006
Fiscal Quarter ended February 19, 2006	$12.75	$10.05
Fiscal Quarter ended May 14, 2006	$10.99	$9.22
Fiscal Quarter ended August 6, 2006	$9.84	$7.06
Fiscal Quarter ended October 29, 2006	$8.60	$7.75

Fiscal Year Ended October 28, 2007
Fiscal Quarter ended February 18, 2007	$8.50	$7.00
Fiscal Quarter ended May 13, 2007	$9.63	$7.85
Fiscal Quarter ended August 5, 2007	$9.25	$8.08
Fiscal Quarter ended October 28, 2007	$8.45	$3.72

Fiscal Year Ending October 26, 2008
Fiscal Quarter ended February 17, 2008	$4.02	$1.60
Second Fiscal Quarter Through [•], 2008	$3.96	$1.92
     The closing sale price of our common stock on NASDAQ on April 25, 2008, which was the last trading day before we announced the Merger, was $2.92 per share, compared to which the merger consideration represents a premium of approximately 37.0%.

     On [• ], the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on NASDAQ was $[• ] per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.
     As of [ • ], there were [ • ] registered holders of the Company’s common stock, although we believe that the number of beneficial owners of our common stock is substantially greater.
Dividend Policy
     We intend to retain any future earnings for use in our business and do not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, our general financial condition and general business conditions. In addition, the payment of dividends is prohibited by the terms of the Merger Agreement, except with G&R Acquisition’s prior written consent.
Security Ownership of Certain Beneficial Owners, Directors and Management
     The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 27, 2008, by:
•	each current director of the Company;

•	each Named Executive Officer of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock.
     The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following April 27, 2008. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder, and no such securities have been pledged to a third party. Unless a footnote indicates otherwise, the address of each person listed below is c/o Max & Erma’s Restaurants, Inc., 4849 Evanswood Drive, Columbus, Ohio 43229. As of April 27, 2008, there were 2,554,474 shares of common stock of the Company outstanding.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned(1)	of Class(2)
Jay B. Barney(3)	4,333	*
Todd B. Barnum(4)	305,108	11.9%
Roger D. Blackwell(5)	420,880	16.5%
Mark F. Emerson(6)	255,490	10.0%
Michael G. Giulioli(6)	9,000	*
James E. Howenstein(7)	35,515	1.4%
Robert A. Lindeman(8)	33,750	1.3%
Curtis A. Loveland(9)	5,994	*
Donal H. Malenick(10)	347,811	12.3%
William C. Niegsch, Jr.(11)	143,334	5.5%
All directors and executive officers as a group (8 persons)(12)	1,104,890	37.8%

(1)	For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of April 27, 2008. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of that person’s household.

(2)	“Percentage of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on April 27, 2008, plus the number of shares such person has the right to acquire within 60 days of April 27, 2008. An "*” indicates less than 1%.

(3)	Includes 4,333 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008.

(4)	Does not include 402 shares held by Mr. Barnum’s spouse for which Mr. Barnum disclaims beneficial ownership.

(5)	Based on information contained in a Schedule 13D/A filed with the SEC on November 17, 2004, Mr. Blackwell’s Section 16(a) reports under the Securities Exchange Act, and a Voting Agreement, dated April 28, 2008, between Mr. Blackwell, G&R Acquisition and Merger Sub. Includes 32,176 shares held in Mr. Blackwell’s IRA. The address of Roger D. Blackwell is 1738 Fishinger Road, Columbus, Ohio 43221.

(6)	Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008.

(7)	Includes 29,000 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008. Mr. Howenstein is no longer deemed an executive officer of the Company, but was deemed to be a Named Executive Officer for fiscal 2007 because of the level of his total compensation and because he was designated as an executive officer for part of fiscal 2007.

(8)	Includes 30,000 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008.

(9)	Includes 2,666 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008, and 991 shares held in Mr. Loveland’s Keogh account, but does not include 8,918 shares held by Mr. Loveland’s spouse for which Mr. Loveland disclaims beneficial ownership.

(10)	Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008, and 264,461 shares into which Mr. Malenick has a right to convert a $1,000,000 installment of principal, plus interest at a rate of 8.5% per year, at a conversion price of $4.00 per share, for a Convertible Promissory Note dated October 29, 2007, as amended by Waiver and Consent, dated April 28, 2008 (assuming conversion as of June 29, 2008).

(11)	Includes 49,320 shares which Mr. Niegsch has a right to purchase under presently exercisable options but does not include 11,000 shares held by Mr. Niegsch’s spouse for which Mr. Niegsch disclaims beneficial ownership.

(12)	Includes 104,319 shares which may be purchased under stock options exercisable within 60 days of April 27, 2008, and 264,461 shares into which Mr. Malenick has a right to convert a $1,000,000 installment of principal, plus interest at a rate of 8.5% per year, at a conversion price of $4.00 per share, for a Convertible Promissory Note dated October 29, 2007, as amended by Waiver and Consent, dated April 28, 2008 (assuming conversion as of June 29, 2008). Directors and executive officers consists of Messrs. Barney, Barnum, Emerson, Giulioli, Lindeman, Loveland, Malenick and Niegsch, Jr.
Dissenters’ Rights of Appraisal
     All of the shares our common stock outstanding immediately prior to the effective time of the Merger and that are held by our stockholders who have neither voted in favor of the Merger Agreement and the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of our common stock in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into, or represent the right to receive, the merger consideration. Strict compliance with the various technical requirements will be required. Failure to follow precisely any of the statutory requirements may result in the loss of a stockholder’s appraisal rights. A copy of Section 262 is attached hereto as Appendix E and is incorporated herein by reference.
     This description is only a brief summary of the material provisions of the Delaware statutory procedures a stockholder must follow in order to seek and perfect appraisal rights. If you wish to consider exercising your appraisal rights, you should carefully review the accompanying text of Section 262, because failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
     Section 262 requires each stockholder electing to demand the appraisal of such stockholder’s shares of our common stock to deliver to the Company, before the special meeting, a written demand for appraisal of such shares. Such demand must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock. A proxy or vote against the proposal to adopt and approve the Merger Agreement and the Merger shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand.
     If a stockholder fails to properly and timely demand appraisal and the Merger is consummated, then such stockholder will be entitled to receive payment for such stockholder’s shares of our common stock as provided in the Merger Agreement, and such stockholder will have no appraisal rights with respect to such stockholder’s shares of our common stock.
     All demands for appraisal should be delivered in writing to the Secretary of the Company at 4849 Evanswood Drive, Columbus, Ohio 43229, before the taking of the vote on the Merger Agreement and the Merger at the special meeting. To be effective, a demand for appraisal by a stockholder must be made and executed by and on behalf of, and in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in some cases, have the registered owner submit the required demand in respect of those shares.
     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee of others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners while not exercising the right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
     If a stockholder holds shares of our common stock in a brokerage account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
     Within ten days after the effective time of the Merger, the surviving corporation will send a notice to each stockholder who has demanded appraisal of such holder’s shares of our common stock (so long as such holder is entitled to appraisal rights) informing such holder of the effective time of the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration set forth in the Merger Agreement for that stockholder’s shares of our common stock. Within 120 days after the effective time of the Merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.
     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us as the surviving corporation, then we will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal has been delivered, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and have therefore become entitled to appraisal under Section 262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.
     After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When that fair value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to stockholders who exercised their appraisal rights.
     In determining fair value, the Court of Chancery is required to take into account all relevant factors. A stockholder should be aware that the fair value of such stockholder’s shares as determined under Section 262 could be more, the same, or less than, the value that the stockholder is entitled to receive under the Merger Agreement (without appraisal).
     Costs of the appraisal proceeding may be imposed on the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.
     Any stockholder who has demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the Merger, or the stockholder delivers a written withdrawal of that stockholder’s demand for appraisal within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of our common stock pursuant to the Merger Agreement (without interest), subject to the terms and conditions of the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the Merger.
     In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.
Additional Information
     This document incorporates important business and financial information about Max & Erma’s from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Max & Erma’s Restaurants, Inc., 4849 Evanswood Drive, Columbus, Ohio 43229, Attn: William C. Niegsch, Jr., telephone: (614) 431-5800.

     You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [ • ] in order to receive them before the Special Meeting. See “Where You Can Find More Information” on page [___].
Proposal 1
Approval of the Merger Agreement and the Merger
     Proposal 1 is to approve and adopt the Merger Agreement and the Merger.
Overview
     The Merger Agreement provides that Merger Sub, a wholly-owned subsidiary of G&R Acquisition, will merge with and into Max & Erma’s, wherein all of the outstanding shares of our common stock, except for shares owned by the Company, G&R Acquisition, Merger Sub, or dissenting shares, will be converted into the right to receive $4.00 in cash per share, without interest.
Reasons for the Proposed Merger
     We believe the Merger is in the best interests of our stockholders because of the value of the merger consideration to be paid to our stockholders, as well as the consideration is in cash, providing certainty of value, and that the Merger is more favorable to the stockholders than any other alternative reasonably available to us and the stockholders.
Vote Required
     The affirmative vote of the holders of a majority of the shares of Max & Erma’s common stock voting in person or by proxy at the special meeting is required to approve this proposal.
     Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Approve and Adopt the Merger Agreement and the Merger.
Proposal 2
Permission of Board of Directors to Adjourn Special Meeting
Proposal to Permit Adjournment of Special Meeting
     The proposals set forth in this proxy statement are conditions precedent to the closing of the Merger and the other transactions contemplated by the Merger Agreement. Our Board of Directors believes such proposal is in the best interest of our Company and our stockholders. Accordingly, our Board of Directors is seeking stockholder approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because there are not sufficient votes available at the special meeting to approve the proposals set forth in the proxy statement.
Vote Required
     The affirmative vote of the holders of a majority of the shares of Max & Erma’s common stock present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting to solicit additional proxies
     Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Allow the Board to Adjourn the Special Meeting.
* * *
     Please note that our stockholders must approve Proposal 1 for the transactions contemplated by the Merger Agreement to close.

Stockholder Proposals
     We intend to hold an annual meeting in 2008 only if the Merger is not completed. Any stockholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, if such meeting is held, must have been received by our Secretary at our corporate headquarters, 4849 Evanswood Drive, Columbus, Ohio 43229, no later than [• ]. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act for presentation at the Company’s 2008 annual meeting, if such meeting is held, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after [ • ]. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware.
Householding
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call the Company at the following address or phone number: Max & Erma’s Restaurants, Inc., Attn: William C. Niegsch, Jr., 4849 Evanswood Drive, Columbus, Ohio, 43229, telephone (614) 431-5800.
Other Business
     We do not expect other business to be transacted at the special meeting.
Where You Can Find More Information
     The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any document that we later file with the SEC.
     This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us.

Max & Erma’s SEC Filings	Period and Date Filed
Annual Report on Form 10-K/A	For the fiscal year ended October 28, 2007 (filed with the SEC on January 25, 2008, and amended on February 25, 2008)

Quarterly Report on Form 10-Q	For the fiscal quarter ended February 17, 2008 (filed with the SEC on March 27, 2008)
     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC, or the SEC’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:
Max & Erma’s Restaurants, Inc.
Attn: William C. Niegsch, Jr., Executive Vice President and Chief Financial Officer
4849 Evanswood Drive
Columbus, Ohio 43229
(614) 431-5800
     If you would like to request documents, please do so by [ • ], to receive the documents before the special meeting. We will send you any of these documents within one business day of your request by first class mail.
     You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and

Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Max & Erma’s, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the Securities and Exchange Commission’s web site is not part of this proxy statement.
Information on Max & Erma’s Website
     Information on any Max & Erma’s Internet website is not part of this document and you should not rely on that information in deciding whether to approve the Merger Agreement and the Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document.
     THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Appendix A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MAX & ERMA’S RESTAURANTS, INC.,
G&R ACQUISITION, INC.
AND
G&R ACQUISITION SUBSIDIARY, INC.
DATED AS OF APRIL 28, 2008

1. THE MERGER; SURVIVING CORPORATION; CLOSING	2
1.1 The Merger	2
1.2 Name of Surviving Corporation	2
1.3 Certificate of Incorporation and Bylaws	2
1.4 Directors and Officers of the Surviving Corporation	2
1.5 Effective Time	2
1.6 Closing	3
1.7 Effects of the Merger	3
2. COMPANY ACTIONS AND STOCKHOLDER APPROVAL	3
2.1 Company Approval	3
2.2 The Company’s Stockholders’ Meeting	4
3. STATUS AND CONVERSION OF SECURITIES	6
3.1 Company Capital Stock	6
3.2 Merger Sub Common Stock	8
3.3 Dissenting Shares	9
3.4 Company Stock Options and Other Stock Plans	9
3.5 Adjustments to Prevent Dilution	10
4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS	10
4.1 Representations, Warranties and Agreements of the Company	10
4.2 Representations, Warranties and Agreements of Acquiror and Merger Sub	32
5. COVENANTS	34
5.1 Covenants of the Company	34
5.2 Covenants of Acquiror	40
5.3 Covenants of Merger Sub	41
5.4 Mutual Covenants	42
6. CONDITIONS TO CLOSING	43
6.1 Conditions to the Company’s Closing and Its Right to Abandon	43
6.2 Conditions to Acquiror’s and Merger Sub’s Closing and Right of Acquiror and Merger Sub to Abandon	44
7. TERMINATION	45

7.1 Terms	45
7.2 Effect of Termination	47
8. TERMINATION FEE AND EXPENSES	48
8.1 Termination Fee	48
8.2 Costs and Expenses	48
9. MISCELLANEOUS	49
9.1 Termination of Covenants, Representations and Warranties	49
9.2 Execution in Counterparts	49
9.3 Waivers and Amendments	49
9.4 Confidentiality; Amendment to Evaluation Agreement	49
9.5 Escrow Agreement	49
9.6 Notices	50
9.7 Entire Agreement; No Third Party Beneficiaries	51
9.8 Governing Law	51
9.9 Waiver of Jury Trial	52
9.10 Severability	52
9.11 Publicity	52
9.12 Interpretation	53
9.13 Non-Recourse	53
Schedules and Exhibits
     Schedule of Definitions
     Exhibit A – Stockholder Voting Agreement
     Exhibit B – Schedule of Fees Paid by Acquiror at Closing

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 28, 2008, by and among MAX & ERMA’S RESTAURANTS, INC., a Delaware corporation (the “Company”), G&R Acquisition, Inc., a Delaware corporation (the “Acquiror”), and G&R Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (the “Merger Sub”) (the Merger Sub and the Company sometimes being referred to hereinafter as the “Constituent Corporations”).
RECITALS:
     The Board of Directors of the Company (the “Company Board”) has determined that the Merger (as defined below) is advisable, fair to and in the best interests of the Company’s stockholders, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions hereinafter set forth and pursuant to the Delaware General Corporation Law (“DGCL”);
     The Boards of Directors of each of Acquiror and Merger Sub have determined that the Merger is in the best interests of Acquiror and Merger Sub’s stockholders, respectively, and have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions hereinafter set forth and pursuant to the DGCL;
     As of the date of this Agreement, the authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.10 par value per share (the “Company Common Shares”), of which 2,554,474 shares are issued and outstanding and no shares are held in the treasury of the Company and 500,000 shares of Preferred Stock, $0.10 par value per share (the “Company Preferred Stock”), of which no shares have been issued;
     The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.0001 per share (“Merger Sub Common Stock”), all of which shares are issued and outstanding and owned by Acquiror;
     Acquiror, as sole stockholder of all of the Merger Sub Common Stock, has approved the Merger (as hereinafter defined) of the Merger Sub and Company upon the terms and conditions hereinafter set forth and has approved this Agreement;
     The Merger of the Merger Sub with and into the Company is permitted pursuant to the DGCL; and
     Immediately prior to the execution of this Agreement and as a condition and inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, Acquiror is simultaneously entering into a stockholder voting agreement with certain holders of the Company’s Common Shares (each such holder, a “Stockholder”) substantially in the form set forth in Exhibit A (the “Stockholder Voting Agreement”), pursuant to which (i) such Stockholders are, among other things, agreeing to vote all of such Stockholders’ Company Common Shares in favor of the Merger upon the terms and conditions specified therein, and (ii) such Stockholders are agreeing to certain restrictive covenants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
1. THE MERGER; SURVIVING CORPORATION; CLOSING
     1.1 The Merger.
     Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall be, at the Effective Time (as hereinafter defined), merged in accordance with the DGCL (hereinafter called the “Merger”) into a single corporation existing under the laws of the State of Delaware, whereby the Company shall be the surviving corporation (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement, the certificate of merger, and Section 259 and other applicable provisions of the DGCL.
     1.2 Name of Surviving Corporation.
     The name of the Surviving Corporation from and after the Effective Time shall be “Max & Erma’s Restaurants, Inc.”
     1.3 Certificate of Incorporation and Bylaws.
     Subject to Section 1.2 above and without any further action by the Company and Merger Sub, the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, each as in effect on the date hereof shall from and after the Effective Time be and continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed or amended as provided therein or otherwise by law.
     1.4 Directors and Officers of the Surviving Corporation.
     The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of Company immediately prior to the Effective Time shall, from and after the Effective Time, be officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
     1.5 Effective Time.
     Subject to the provisions of this Agreement, Acquiror, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger in accordance with Section 251 of the DGCL on the Closing Date (as defined below). The Merger shall become effective immediately upon such filing with the Secretary of State of the State of Delaware or at such later date and time as the Company and Acquiror may agree upon and as set forth in such certificate of merger, which date and time is herein referred to as the “Effective Time.”

     1.6 Closing.
     Subject to the provisions of this Agreement, the closing on the Merger (the “Closing”) shall occur at the offices of Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. The Closing shall occur at a time and date (the “Closing Date”), to be specified by Acquiror and the Company, which shall be no later than the third business day following satisfaction or waiver of the conditions set forth in Article 6, unless another time or date is agreed to in writing by the parties hereto.
     1.7 Effects of the Merger.
     The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Merger Sub shall cease, and the Merger Sub shall be merged with and into the Company which, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall be assumed by and thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Time, the last acting officers of the Company, or the corresponding officers of the Surviving Corporation, may, in the name of the Company, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all of the Company’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.
2. COMPANY ACTIONS AND STOCKHOLDER APPROVAL
     2.1 Company Approval.
     The Company hereby represents and warrants that the Company Board, at a meeting duly called and held, has (A) unanimously approved and adopted the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, (B) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders, (C) resolved (subject to Section 6.1.3 hereof) to recommend that holders of Company Common Shares adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, (D) irrevocably taken all necessary steps to approve Acquiror and Merger Sub becoming, pursuant to the Merger or Stockholder Voting Agreement and/or the acquisition of Company Common Shares pursuant to the Stockholder Voting Agreement, “interested stockholders” within the meaning of Section 203 of the DGCL, (E) irrevocably resolved to elect, to the extent of the Company Board’s power and authority and to the extent permitted by law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Voting Agreement. KeyBanc Capital Markets (the “Company Financial Advisor”), the Company’s independent financial advisor, has advised the Company Board that, in its opinion, the Merger Consideration (as defined below) to be paid in the Merger to the Company’s stockholders is fair, from a financial point of view, to such stockholders. The Company has delivered to Acquiror a true and complete copy of the engagement agreement between the Company and the Company Financial Advisor.
     2.2 The Company’s Stockholders’ Meeting.
          2.2.1. Subject to the terms and conditions of this Agreement, the Company, acting through the Company Board, shall as promptly as practicable following the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its reasonable best efforts to (x) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Acquiror, Merger Sub and their counsel, to respond promptly to any comments received from the U.S. Securities and Exchange Commission (the “SEC”) with respect to the preliminary Proxy Statement and promptly cause to be mailed to the Company’s stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to appraisal rights) (the “DGCL Appraisal Rights”) and (y) obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby, including the Merger.
          2.2.2. The Company, acting through the Company Board, as promptly as practicable following the SEC’s review, if any, of the preliminary Proxy Statement, shall duly call a special meeting of its stockholders (the “Special Stockholders Meeting”) to be held in accordance with the DGCL at the earliest practicable date, upon due notice thereof to its stockholders, to consider and vote upon, among other matters, the adoption and approval of this Agreement and the Merger. Subject to Section 5.1.3 hereof, the Company Board will recommend the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and will use its reasonable best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the Company’s stockholders to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the Proxy Statement.
     2.2.3. The Company, Acquiror and Merger Sub shall cooperate with each other in the Company’s preparation of its Proxy Statement. Acquiror, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable, but in no event later than five (5) business days after being asked to comment) prior to the applicable filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of (i) the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and (ii) the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”). The Company shall provide Acquiror, Merger Sub and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. Each of Acquiror and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company’s knowledge (in the case of information provided by the Company) or to Acquiror’s knowledge (in the case of information provided by Acquiror), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Acquiror, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the adoption and approval of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Acquiror, Merger Sub and their counsel. The Company shall use its reasonable best efforts to have the definitive Proxy Statement promptly mailed to the Company’s stockholders as soon as is practicable following all necessary responses to SEC comments.
          2.2.4. The Company agrees that the information relating to the Company and its Subsidiaries (as defined below) contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (as defined below) (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          2.2.5. Acquiror shall provide the Company with the information concerning Acquiror and Merger Sub required to be included in the Proxy Statement. Acquiror agrees that the information relating to Acquiror and Merger Sub contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (to the extent such information was provided by Acquiror or Merger Sub for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the

Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          2.2.6. Acquiror and Merger Sub shall, at the Special Stockholders Meeting, vote, or cause to be voted, all shares of Company Common Shares owned by, or with respect to which the vote is otherwise controlled by, any of Acquiror, Merger Sub and any other affiliate of Acquiror in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.
3. STATUS AND CONVERSION OF SECURITIES
     The manner and basis of converting the shares of the capital stock of the Company and Merger Sub (and rights to acquire common stock) and the amounts of consideration which the holders of the Company Common Shares (or holders of options or warrants to acquire company common shares) are to receive in exchange for such securities are as follows:
     3.1 Company Capital Stock.
          3.1.1. Conversion of Company Common Shares Into Cash. At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than Company Common Shares (if any) owned by the Company, Acquiror or Merger Sub and as otherwise provided in Section 3.3, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and be converted into a right to receive $4.00 in cash, without interest (the “Merger Consideration”). The Company Common Shares that are converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.” Each Company Common Share (if any) issued and outstanding immediately prior to the Effective Time that is owned by the Company, Acquiror or Merger Sub shall automatically be cancelled and shall cease to exist without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.
          3.1.2. Payment of Merger Consideration. Prior to the Effective Time, the Company shall appoint National City Bank as paying agent (the “Paying Agent”). At or prior to the Effective Time, Acquiror shall deposit or cause the Surviving Corporation to deposit with the Paying Agent, for the benefit of the holders of the rights to receive the Merger Consideration, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement. All amounts deposited with the Paying Agent shall be governed by the terms of the Paying Agent Agreement to be entered into by and between Paying Agent and Acquiror; provided, however, that Acquiror agrees that all funds deposited by Acquiror and held by Paying Agent shall be invested in a matter that is not reasonably objectionable to the Continuing Directors.
     3.1.3. Surrender and Exchange of Company Common Shares Certificates. As soon as reasonably practicable after the Effective Time, Surviving Corporation shall cause the Paying Agent to mail to each holder of record immediately prior to the Effective Time of a certificate formerly representing shares of Company Common Shares (a “Certificate”), except those to be cancelled in accordance with the last sentence of Section 3.1.1, (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Acquiror may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if the Merger Consideration was already paid with respect to the shares of Company Common Stock underlying such Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other Tax (as defined below) required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror and the Company that such Tax has been paid or is not applicable.
          For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
          3.1.4. Withholding Rights. Acquiror, Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Acquiror, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law; provided, however, that, pursuant to the exception provided under Section 1445(b)(6) of the Code, none of Acquiror, Surviving Corporation nor the Paying Agent shall withhold any amount under Section 1445 of the Code. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Acquiror, Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Acquiror, Merger Sub or the Paying Agent. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity (as defined below).
          3.1.5. Unclaimed Funds; Transfers. Promptly following the date which is one hundred and eighty (180) days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of Merger Shares who has not complied with Section 3.1.3 may look only to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) to receive in consideration therefor the Merger Consideration relating thereto pursuant to Section 3.1.3, without any interest or dividends thereon. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Common Shares which were outstanding immediately prior to the Effective Time. If any Certificates shall not have been surrendered as of the date immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by Applicable Law (as defined below), become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          3.1.6. Lost, Stolen or Destroyed Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such amount as Acquiror may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect thereto.
          3.1.7. Transfer Taxes. If payment of the Merger Consideration payable to a holder of Company Common Shares pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Acquiror that such Tax either has been paid or is not applicable.
     3.2 Merger Sub Common Stock.
     Each share of Merger Sub Common Stock outstanding on the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and be one fully paid and nonassessable share of the common stock, $0.001 par value, of the Surviving Corporation.

     3.3 Dissenting Shares.
          3.3.1. Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share immediately prior to the Effective Time that is held of record by a holder who has not voted in favor of the Merger and who has properly exercised DGCL Appraisal Rights shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall be entitled to receive such payment of the fair value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s DGCL Appraisal Rights, then the right of such holder to be paid the fair value of such Company Common Share shall cease and each such holder’s Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 3.1.
          3.3.2. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal of Company Common Shares, withdrawals of such demands and any other instruments delivered pursuant to Section 262 of the DGCL and (ii) the opportunity jointly to participate with the Company in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 262 of the DGCL and will not, except with the prior written consent of Acquiror, settle or offer to settle any such demands or waive any failure to comply with Section 262 of the DGCL by any holder of Company Common Shares.
     3.4 Company Stock Options and Other Stock Plans.
          3.4.1. The Company Board shall terminate the Company’s 1992 Stock Option Plan, 1996 Stock Option Plan, 2002 Stock Option Plan and/or 2007 Stock Incentive Plan (collectively, the “Company Plans”), effective as of immediately prior to the Effective Time. Additionally, promptly after the execution of this Agreement, the Company shall secure the written consent of each holder of an unexercised stock grant under a Company Plan, whether or not then vested or exercisable, to the cancellation of the holder’s rights under the Company Plans and stock grants, to be effective as of immediately prior to the Effective Time, in exchange for a payment, calculated as follows: For each stock option grant with respect to which the Merger Consideration exceeds the exercise price per share (the “In-The-Money Options”), effective as of immediately prior to the Effective Time, the holder shall receive a single lump sum cash payment equal to the product of (1) the number of Company Common Shares subject to such option and (2) the excess of the Merger Consideration over the exercise price of such option (subject to any applicable withholding taxes).
     3.4.2. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Plans) shall adopt such resolutions or take such other actions as are required to give effect to this Section 3.4.2 as it relates to options granted under the Company Plans, as amended. All amounts payable pursuant to this Section 3.4.2 shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Surviving Corporation as soon as practicable following the Effective Time, taking into account, if necessary, any delay required by Section 409A of the Code.
          3.4.3. All provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time.
     3.5 Adjustments to Prevent Dilution.
     In the event that the Company changes (or establishes a record date for changing) the number of Company Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares, at any time during the period from the date hereof to the Effective Time, then the Merger Consideration and consideration for In-the-Money Options shall be equitably adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS
     4.1 Representations, Warranties and Agreements of the Company.
     Except as set forth in a disclosure letter dated the date hereof and delivered by the Company to Acquiror and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to each of Acquiror and Merger Sub as follows:
          4.1.1. Organization, Good Standing, Capitalization.
                    (i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite corporate or similar power and authority to own, operate and lease its properties, to carry on its business as now being conducted. The authorized and issued capital stock of the Company as of the date hereof is as set forth in the recitals of this Agreement; all capital stock of the Company listed therein as authorized has been duly authorized, and all capital stock of the Company listed therein as issued and outstanding has been validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.1.1(i) of the Company Disclosure Letter, all of the issued and outstanding shares of common stock of, or other equity interests in, each Subsidiary of the Company are held (directly or indirectly) by the Company, and all such shares have been validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, any Subsidiary of the Company of any of such Subsidiary’s capital stock. References in this Agreement to “Subsidiaries” shall mean any corporation, partnership, association, trust or other form of legal entity of which (A) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by the Company, (B) the Company and/or one or more of its Subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (C) the Company or any Subsidiary of the Company is a general partner.

                    (ii) There are no outstanding rights, options, warrants, stock appreciation, phantom stock or equity (or equity-based), conversion rights, agreements for the purchase or acquisition from, or plans with respect to, the sale or issuance by the Company or each of its Subsidiaries of any shares of its capital stock of any class or any security convertible into or exercisable for shares of the Company’s capital stock or equity of the Subsidiaries, other than (a) a maximum of 517,304 shares of the Company’s Common Stock reserved for issuance under the Company Plans (of which 488,150 shares have been granted as of the date of this Agreement) and (b) that certain number of shares of the Company’s Common Stock that may be issued upon conversion of that certain Convertible Promissory Note, dated October 29, 2007, to Donal H. Malenick, as amended (the “Malenick Note”), as calculated in Section 4.1.1(ii) of the Company Disclosure Letter. Section 4.1.1(ii) of the Company Disclosure Letter sets forth the exercise price of all outstanding rights, options, warrants, conversion rights or other agreements for the purchase of shares of capital stock of the Company.
                    (iii) Except as set forth in Section 4.1.1(iii) of the Company Disclosure Letter, the Company does not have any Subsidiaries.
          4.1.2. SEC Filings; Financial Statements. The Company has filed all SEC reports and documents required to be filed by it or its Subsidiaries with the SEC since November 1, 2004 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, each as in effect on the date so filed, or, if amended, as of the date of the last such amendment. The Company’s consolidated statements of operations for the three fiscal years ended October 28, 2007, October 29, 2006 and October 30, 2005 and the Company’s consolidated balance sheets as of October 28, 2007 and October 29, 2006 and the related notes to all of said financial statements, all of which have been heretofore included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, present fairly in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered except as specifically referred to in such financial statements, the consolidated financial position of the Company and its Subsidiaries and the results of its operations as of, and for the periods ended on, the dates specified.
          4.1.3. No Undisclosed Liabilities. There are no undisclosed liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007 and/or in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 17, 2008, (ii) liabilities disclosed in the Company SEC Reports (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, (iv) liabilities incurred in the ordinary course of business consistent with past practice since October 28, 2007, (v) other liabilities disclosed to Acquiror in Section 4.1.3(v) of the Company Disclosure Letter,

(vi) performance obligations under contracts filed as exhibits to the Company SEC Reports or entered into in the ordinary course of business consistent with past practice required in accordance with their terms or performance obligations required under any applicable law, ordinance, regulation, treaty, statute, ordinance, notice or guideline promulgated by any Governmental Entity (defined below) by which such Person, or any subsidiary of such Person, is bound (collectively, “Applicable Law”) of any Governmental Entity, in each case arising after October 28, 2007, and (vii) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means any facts, circumstances, events or changes that with respect to the Company and its Subsidiaries taken as a whole or Acquiror (1) are both material and adverse to the financial condition, results of operations, assets or business of the Company taken as a whole or Acquiror, respectively, excluding any such fact, circumstance, event or change resulting from or arising in connection with (A) changes or conditions generally affecting the restaurant industry, (B) changes or conditions generally affecting the economy or financial or securities markets in the United States or elsewhere, (C) increase or decrease in trading price or trading volume of the Company Common Shares or any failure by the Company to meet published third party revenue or earnings projections, (D) changes or conditions arising by reason of this Agreement, the Merger and the other transactions contemplated by this Agreement, including the announcement of any of the foregoing, or (E) commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States; or (2) would materially impair the ability of the Company, with respect to any effect on the Company, or Acquiror, with respect to any effect on Acquiror, to consummate the transactions under this Agreement. “Aggregate MAE” means a Material Adverse Effect with respect to both the Company and Acquiror (including their respective Subsidiaries), taken as a whole.
          4.1.4. Operation in Ordinary Course. Except as set forth in Section 4.1.4 of the Company Disclosure Letter or as disclosed in any Company SEC Report filed with or furnished to the SEC prior to the date hereof or as specifically contemplated by this Agreement or as disclosed or reflected in any Company Report on Form 8-K filed since October 28, 2007, each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice since October 28, 2007, has not entered into or amended any credit or loan agreement or other long-term debt agreement and has not entered into or amended any material contract as defined under Item 601 of Regulation S-K promulgated by the SEC. Since October 28, 2007 through the date of this Agreement, no event has occurred which would reasonably be expected to have a Material Adverse Effect on the Company.
          4.1.5. Authority Relative to this Agreement, etc. Assuming the accuracy of the representations and warranties of Acquiror and Merger Sub set forth in Section 4.2, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except for the requisite approval of the Merger by its stockholders and the filing and recordation of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

          4.1.6. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby; no bonds, debenture notes or other indebtedness of the Company or its Subsidiaries has the right to vote on any matters on which the holders of the Company’s capital stock may vote.
          4.1.7. Compliance with Other Instruments, etc. Subject to requisite stockholder approval and except as set forth in Section 4.1.7 of the Company Disclosure Letter, neither the execution nor delivery of this Agreement by the Company nor the Company’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any Material Contract (as defined below), or (iii) any action, injunction, judgment, proceeding, decree, judgment, statute, legislation, ordinance, rule, regulation or other order (whether temporary, preliminary or permanent) (“Order”) of any court, tribunal, administrative agency or commission, legislative body or other governmental or regulatory agency, authority, board, bureau or instrumentality or other public persons or entities in the United States (a “Governmental Entity”) or any Applicable Law of any Governmental Entity, other than, in the case of clauses (ii) or (iii), any such violation, conflict or default that is not and is not reasonably likely to become, individually or in the aggregate, material to the Company.
          4.1.8. Material Contracts. Section 4.1.8 of the Company Disclosure Letter sets forth a list of each of the Material Contracts as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other party thereto, and is valid and enforceable in accordance with its terms and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as set forth in Section 4.1.8 of the Company Disclosure Letter, the Company and its Subsidiaries are not, and, to the knowledge of the Company, no other party thereto is, in violation or breach of any Material Contract in any respect, except where such violation or breach would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as set forth in Section 4.1.8 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have given to or received from any other Person, at any time since October 28, 2007, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default by the Company or a Subsidiary under, any Material Contract.
          For purposes of this Agreement, “Material Contract” means any contract, arrangement, agreement, lease, indenture, undertaking, debt or other instrument, loan, mortgage, letter of credit, understanding or other commitment, oral or written, to which the Company or any Subsidiary is a party or by which it is bound or to which any of its property is subject that:
                    (i) involves the receipt or expenditure of an amount in excess of $500,000 per agreement year;
                    (ii) is a joint venture, partnership, or profit sharing agreement that involves or is expected to involve of gross revenues in excess of $500,000 with any other Person;

                    (iii) contains covenants that restrict the business activity of the Company or its Subsidiaries or limit the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person in any material respect;
                    (iv) is a loan agreement, credit agreement, indenture or other agreement relating to the borrowing of money by the Company or Subsidiary of the Company in excess of $500,000;
                    (v) is a lease for personal property in which the annual amount of payments by the Company or any Subsidiary is in excess of $100,000;
                    (vi) is a guaranty by the Company or its Subsidiaries of any obligation of another Person;
                    (vii) is an employment agreement, severance arrangement (oral or written) or other compensation agreement or arrangement with an annual salary in excess of $200,000, and any consulting, management or retainer agreement, contract, arrangement or commitment in excess of $50,000;
                    (viii) is not terminable on ninety (90) days notice without penalty or obligation to make payments in excess of $100,000 due to termination;
                    (ix) relates to outstanding subscriptions, options, warrants, rights or privileges, preemptive or contractual to acquire any shares of capital stock of the Company;
                    (x) is with an executive officer, director or affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Company or its Subsidiaries;
                    (xi) relates in any way to a prior acquisition, disposition, reorganization, exchange, readjustment or succession transaction involving equity securities, assets or group of related assets not in the ordinary course of business, between the Company or its Subsidiaries and any other Person and under which the Company or its Subsidiaries has any obligations or potential liabilities (accrued, unaccrued, contingent, contractual or otherwise) remaining still to be performed or as to which the survival period or statute of limitations, as applicable, has not expired; or
                    (xii) relates to the ten (10) largest suppliers or vendors to the Company and is material to the Company’s current business relationship with such supplier.
          4.1.9. Governmental and other Consents, etc. Subject to the requisite stockholder approval and except for any failure to obtain such consents, approvals, authorizations or filings, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, no consent, approval or authorization of, or filing with, any Governmental Entity on the part of the Company or any of its Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Delaware in accordance with the DGCL, and (ii) filings with the

SEC, the National Association of Securities Dealers, Inc. and any applicable national securities exchange or quotation system.
          4.1.10. No Misleading Statements. None of the Company SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed, or, if amended, as of the date of the last such amendment, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          4.1.11. Compliance with Applicable Law.
                    (i) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted (the “Company Permits”), except for any failure to obtain or hold such Company Permits, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Applicable Law of any Governmental Entity, except where such violation would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, in each case as of the date of this Agreement.
                    (ii) Except as set forth in Section 4.1.11(ii) of the Company Disclosure Letter, the Company and each of its officers and directors are in compliance with, and since July 29, 2005 have complied, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Each Company SEC Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.
          4.1.12. No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than the Company Financial Advisor.
          4.1.13. Litigation. Except as set forth in Section 4.1.13 of the Company Disclosure Letter, there is not pending, and to the knowledge of the Company, there is neither threatened nor any reasonable basis (as defined below) for, any litigation, action, suit or proceeding to which the Company or any of its Subsidiaries is or will be a party in or before or by any Governmental Entity, except for (A) any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims with respect to the Merger or the other transactions contemplated by this Agreement or (B) any other litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which has been properly disclosed in the Company SEC Reports. In addition, except as set forth in Section 4.1.13 of the Company Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. For purpose of this Section 4.1.13 and Section 4.1.18, “reasonable basis” means the existence of any set of factual circumstances from which a reasonable person would conclude that a claim, suit, investigation or similar proceeding that is recognized under Applicable Law could properly be asserted or commenced.
          4.1.14. ERISA Matters.
                    (i) Section 4.1.14(i) of the Company Disclosure Letter identifies, and the Company has made available to Merger Sub, true and complete copies of each employee benefit plan (as defined in Section 3(3) of ERISA), each Company Plan, and all other employee benefit plans, programs, pay practices, contracts and arrangements, including each pension, retirement, welfare, profit-sharing, bonus, incentive, deferred compensation, severance pay, vacation, group insurance, death benefit, medical, dental, disability, Code Section 125 cafeteria or flexible benefit plan, stock option, stock bonus, or other stock-based compensation plan, agreement or arrangement, with respect to which the Company participates in, contributes to, sponsors, or is a fiduciary thereof, or by which the Company or any ERISA Affiliate has or may have any liability or obligations. Such plans or other arrangements are collectively referred to herein as “Company Benefit Plans.” “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code. Section 4.1.14(i) of the Company Disclosure Letter also identifies each Company Benefit Plan that is a welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”), a pension plan as defined in Section 3(2) of ERISA (“Pension Plan”), and a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”).
                    (ii) Except as set forth in Section 4.1.14(ii) of the Company Disclosure Letter, (A) each Company Benefit Plan that is a Pension Plan as defined in clause (i) above that is intended to qualify under Section 401(a) of the Code meets the requirements of a “qualified plan” under such Section, has received a favorable determination letter from the IRS, or it is being requested, and, to the knowledge of the Company, no facts exist that would jeopardize or adversely affect the qualification under Code Section 401(a) of any such Company Benefit Plan; (B) no Company Benefit Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or is subject to Title IV of ERISA; (C) there has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Company Benefit Plan; (D) all required employer contributions to each Company Benefit Plan have been made when due (or, in the case of contributions not yet due, have been accrued on the Company’s financial statements and records to the extent required by GAAP); (E) the Company has made available to Merger Sub, as to each Company Benefit Plan, if applicable, a true and correct copy of (1) the most recent annual report (Form 5500) filed with the IRS, (2) the most recent actuarial valuation report, (3) each current Plan document, trust agreement, group annuity contract and insurance contract, if any, relating to such Company Benefit Plan, (4) the most recent summary plan description; (5) forms filed with the PBGC (other than for premium payments) within the twelve-month period preceding the Effective Date, (6) the most recent determination letter issued by the IRS, and (7) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
                    (iii) Except as set forth in Section 4.1.17(iii) of the Company Disclosure Letter, (A) each Company Benefit Plan has been administered in material compliance with the applicable provisions of ERISA, the Code, all other Applicable Law and the terms of such Plan; (B) there are no pending or, to the knowledge of the Company, threatened investigations or claims by the IRS, Department of Labor, Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Entity, relating to any of the Company Benefit Plans; (C) there are no pending or, to the knowledge of the Company, threatened termination proceedings (except as provided for in this Agreement), and (D) there are no pending claims, suits or proceedings against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, except claims for benefits payable in the normal operation of the Plan.
                    (iv) Except as set forth in Section 4.1.17(iv) of the Company Disclosure Letter, no Welfare Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No reportable event within the meaning of Section 4043 of ERISA has occurred in connection with any of the Plans.
                    (v) Except as set forth in Section 4.1.17(v) of the Company Disclosure Letter, all reports, returns and other documentation (including Form 5500 Annual Reports and PBGC-1s) that are required to have been filed with the IRS, the United States Department of Labor, the PBGC or any other Governmental Entity with respect to any Company Benefit Plans have been filed on a timely basis in each instance in which the failure to file such reports, returns and other documents would result in any material liability to the Company.
                    (vi) Except as set forth in Section 4.1.17(vi) of the Company Disclosure Letter, the Company never participated in or contributed to any Multiemployer Plan and no ERISA Affiliate has contributed to or participated in any Multiemployer Plan.
                    (vii) Each Pension Plan that is not qualified under Code Section 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
                    (viii) The Company is and has been in material compliance with COBRA, Section 601 et seq. of ERISA, Section 4908B of the Code, and HIPAA. Except to the extent required by COBRA, Section 601 et seq. of ERISA, and Section 4908B of the Code, and as set forth in Section 4.1.17(viii) of the Company Disclosure Letter, the Company and the Company Benefit Plans do not have any liability or obligations to provide any health or welfare benefits to any current or former employees following the end of the month following termination of such Person’s service with the Company.

                    (ix) No Company Benefit Plan maintained by the Company covers or otherwise benefits any individuals other than current or former employees or directors of the Company and its Subsidiaries (and their dependents and beneficiaries).
                    (x) Each Company Benefit Plan may be amended and terminated in accordance with its terms, and, each such plan provides for the right of the Company or any Subsidiary of the Company (as applicable) to amend or terminate such Company Benefit Plan.
          4.1.15. Parachute Payments.
          Except as set forth in Section 4.1.15 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any benefits, except with respect to any event or condition referred to in any of clauses (A) through (C) above that arises from any employee agreement disclosed in the Company Disclosure Letter (the “Employee Agreements”). As of the date of this Agreement, no individual who is a party to an Employee Agreement has terminated employment or been terminated, in either case under circumstances that have given rise to a severance obligation on the part of the Company under such Employee Agreements.
          4.1.16. Real Estate.
                    (i) Section 4.1.16(i) of the Company Disclosure Letter includes a list, which is true and correct in all respects, of all the real property (“Owned Real Property”) which is owned in fee simple by the Company or Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Owned Real Property, except for failures to have good, marketable and insurable title that have been cured and are disclosed in the Company Disclosure Letter, or that are, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to each such parcel of Company Owned Real Property: (a) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel, other than (i) the Company Real Property Leases, or (ii) any rights of way, utility easements or similar agreements that would not reasonably be expected to have a Material Adverse Effect on the Company or limit the ability to use any of the Owned Real Property with respect to the current use, occupancy or operation thereof; and (b) there are no outstanding rights of first refusal or options to purchase such parcel.
                    (ii) Section 4.1.16(ii) of the Company Disclosure Letter includes a list, which is true and correct in all respects, of all of the leases and subleases and any amendments thereto of the Company, its Subsidiaries and each leased and subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sub landlord (“Real Property Leases”). Section 4.1.16(ii) of the Company Disclosure Letter sets forth (on a per lease basis) (a) any consent or notice required to be delivered as the result of the consummation of the Merger; (b) its term and any options to extend the term; (c) the current rental rates, and (d) any material operating, use or other restrictions or covenants that restrict or prohibit the use or operation of the store as a restaurant or the current operation of the store. To the knowledge of the Company, no reciprocal easement agreement, subordination and non-disturbance agreement, utility lease, title insurance policy and documents referenced therein, assignment of leases and rents, mortgages, indenture, tax indemnity and other instrument with respect to each Real Property Lease, if any, contain any operating, use or other restrictions or covenants that restrict or prohibit the use or operation of the store as a restaurant or the current operation of the store. The Company has not received written notice nor, to the Company’s knowledge, is it aware that the Company’s current use or operation of a leased property as a restaurant violates any obligation in the Reviewed Documents. In the ordinary course of the Company’s due diligence for entering into Real Property Leases, the Company or its agents conducted a review of title exception documents that would restrict or prohibit the use or operation of any leased property and based upon such review, to the knowledge of the Company, the Company has not received written notice nor is it aware that such title exception documents prohibit or restrict the use or operation of any leased property as a prototypical Company store.
                    (iii) Except as set forth in Section 4.1.16(iii) of the Disclosure Schedule, with respect to each Real Property Lease, as of the date of this Agreement: (A) each is a legal, valid, binding and enforceable agreement of the Company or a Subsidiary of the Company, in full force and effect, (B) neither the Company nor its Subsidiaries have received notice, written or otherwise, that (i) it is in breach or default in any respect or (ii) any event has occurred that would constitute or permit termination, modification or acceleration of the Real Property Lease or trigger liquidated damages, (C) neither the Company nor its Subsidiaries have received written notice or is aware of any dispute or claim in connection with any Real Property Lease, and (D) no interest in any Real Property Lease or any demised premises has been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any manner.
                    (iv) The Company Owned Real Property and the Real Property Leases are referred to collectively herein as the “Company Real Property.” Except as set forth in Section 4.1.16(iv) of the Company Disclosure Letter, with respect to the Company Real Property, as of the date hereof:
                         (A) Neither the Company nor its Subsidiaries have received written notice nor are they aware that (1) any parcel is not in compliance with Applicable Law in effect as of the date hereof relating to use, occupancy and operation (including but not limited laws with respect to zoning, building, fire, safety, health codes and sanitation) of the related restaurant or (2) any condition currently or previously existing on any Company Real Property that would reasonably be expected to give rise to any violation of, or require any remediation under, any existing Applicable Law, in each case other than those arising in the ordinary course of business or that would not be material with respect to the operation of the business with respect to the applicable Company Real Property;
                         (B) Neither the Company nor its Subsidiaries have received written notice of, and to the knowledge of the Company, there is not currently threatened, any pending eminent domain, condemnation or other similar proceeding;

                         (C) Neither the Company nor its Subsidiaries have received written notice that current use of any Company Real Property violates any other agreement currently in place with a third party, and there are no violations of any covenants, conditions, restrictions, easements, agreements or Orders of any Governmental Entity having jurisdiction over any of the Company Real Property that materially and adversely affects such Company Real Property or the use or occupancy thereof;
                         (D) With respect to the Company Real Property and except for the consents that are required and set forth in Section 4.1.16(ii) above, no claim, action or proceeding, legal or administrative, has been commenced or is pending, threatened or contemplated which would adversely affect or prohibit the consummation of the transaction contemplated herein. The Company shall promptly forward to Acquiror any notice of such claim, action or proceeding received by Acquiror;
                         (E) No damage or destruction has occurred, nor are there any defects, with respect to any of the Company Real Property that would cause such Company Real Property to be unusable for the purpose for which it is currently intended or that would cost more than $100,000 in the aggregate to repair or restore after consideration of insurance coverage;
                         (F) Neither the Company nor its Subsidiaries have received written notice, nor is the Company aware, of any required certificate of occupancy, permit, license, franchise, approval or authorization of any Governmental Entity having jurisdiction over the Company Real Property which the Company has not obtained or maintained in effect which would reasonably be expected to (i) prohibit or limit the Company’s ability to operate any Company Real Property in the ordinary course consistent with past practice or (ii) have a Material Adverse Effect on the Company;
                         (G) All buildings and other improvements included within the Company Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Company’s knowledge, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any material respect with the current use, occupancy or operation thereof. With respect to the Company Improvements, the Company has all rights of access that are reasonably necessary for the operation of its business;
                         (H) Neither the Company nor any of its Subsidiaries is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property or any portion thereof or interest therein; and
                         (I) the Company has property and casualty insurance policies that are commercially reasonable and consistent with past practices of the Company and the Company has made any claims set forth in Section 4.1.16(vi)(I) of the Company Disclosure Letter under such policies.
          4.1.17. Environmental. To the knowledge of the Company:
                    (i) The Company and each of its Subsidiaries possess, and are in material compliance with, all permits, licenses and government authorizations and have filed all notices that are required under Applicable Law or Orders relating to protection, preservation or restoration of the environment, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, in each case as in effect on the date of this Agreement (“Environmental Laws”) applicable to the Company and each of its Subsidiaries and the Company Real Property. The Company and each of its Subsidiaries and the Company Real Property have been and are in compliance with all applicable Environmental Laws. As used in this Agreement, the term “Hazardous Materials” means any substance and/or material presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Materials includes any substance to which exposure is regulated by any Governmental Entity or Environmental Law, including, but not limited to, any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, hazardous material, petroleum or any other derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
                    (ii) Neither the Company nor its Subsidiaries has received notice of actual or threatened liability from any Governmental Entity or any third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the current or former ownership or operation of their respective businesses or any of their respective properties or assets.
                    (iii) Neither the Company nor its Subsidiaries has entered into or agreed to, nor does the Company or, to the knowledge of the Company, its Subsidiaries, contemplate entering into any consent decree or Order, and are not subject to any judgment, decree or judicial or Order relating to compliance with, or the cleanup, remediation or removal of Hazardous Materials under, any applicable Environmental Laws.
                    (iv) Neither the Company nor its Subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, affiliates, employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any facility, site, area, property or Company Real Property (including, without limitation, any facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries ) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) during the time such facility, site, area or property was owned, leased or operated by the Company or its Subsidiaries.
                    (v) Except as set forth in Section 4.1.17(v) of the Company Disclosure Letter, none of the Company Owned Real Property or real property previously owned by the Company or any of its Subsidiaries contains any friable asbestos, regulated PCBs or

“aboveground storage tanks” or “underground storage tanks”, as such terms are defined in applicable Environmental Laws.
          4.1.18. Intellectual Property.
                    (i) Except as set forth in Section 4.1.18(i) of the Company Disclosure Letter, the Company and its Subsidiaries do not own any Company Owned Registered Intellectual Property or Company Licensed Intellectual Property with respect to which the Company or its Subsidiaries make annual license payments in cash in excess of $50,000 or in the form of other consideration with a value in excess of $50,000.
                    (ii) For purposes of this Agreement, (i) “Intellectual Property” means copyrightable works (both registered and unregistered), trademarks and service marks (both registered and unregistered, and all of the goodwill associated therewith), trade names, service names, logos, slogans, trade dress, domain names, patents, patent applications, inventions, proprietary information, trade secrets, technical information, customer information, data, databases, computer programs (in both object code and source code) and program rights, drawings and other similar intangible property rights and interests, arising under the laws of any applicable jurisdiction, and all documentation relating to any of the above; (ii) “Company Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries; (iii) “Company Owned Registered Intellectual Property” means the Company Owned Intellectual Property that is the subject of a patent registration, copyright registration, trademark registration, Internet domain name registration or an application for any of the foregoing; and (iv) “Company Licensed Intellectual Property” means the Intellectual Property licensed to the Company or its Subsidiaries.
                    (iii) The Company owns (without the making of any payment to others or the obligation to grant rights to others in exchange, and free and clear of all liens, claims, changes, encumbrances or other restrictions of any kind whatsoever) all Company Owned Intellectual Property and all software, computer programs or databases which have been purchased from third parties, other than third-party software generally commercially available on a “shrink wrap” license or similar basis (the “Company Owned Software”) in all material respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such lack of ownership would not reasonably be expected to have a Company Material Adverse Effect. The Company has the right to use all Company Licensed Intellectual Property in all respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such inability to use the Company Licensed Intellectual Property would not reasonably be expected to have a Company Material Adverse Effect. Within the past three (3) full fiscal years, neither the Company nor its Subsidiaries has received notice alleging that (x) the Company or a Subsidiary has violated or is violating any Intellectual Property rights of any other Person or (y) any other Person claims any interest in any Company Owned Intellectual Property or Company Owned Software. The Company has no knowledge of any claim or action pending or overtly threatened with respect to Company Owned Intellectual Property or Company Owned Software, and the Company has no knowledge of any reasonable basis for any such claim or action. To the Company’s knowledge, neither the Company nor its Subsidiaries is infringing upon or otherwise acting adversely to and has not misappropriated any Intellectual Property owned by any other

Person, and the Company has no knowledge of any infringement, improper or unlicensed use by others, or misappropriation of any Company Owned Intellectual Property or Company Owned Software, except in each case where such infringement or misappropriation would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all licenses and other agreements pertaining to the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software, and such licenses and other agreements are in compliance in all material respects with Applicable Law in all jurisdictions in which the Company conducts any business operations. The consummation of the transactions contemplated hereby will not alter or impair in any material respect the rights and interests of the Company in the Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Owned Software, and the Surviving Corporation will have the same rights and interests in the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software immediately after the Closing as the Company will have immediately prior to the Closing.
          4.1.19. Insurance. Neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming the Company, any of its affiliates, its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of the Company, and to the knowledge of the Company and its Subsidiaries, is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or its Subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or its Subsidiaries.
          4.1.20. Labor and Employment Matters.
                    (i) Neither the Company nor any Subsidiary is a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group, no petitions for an election with respect to any of the Company’s employees are pending before the National Labor Relations Board and, and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Company;
                    (ii) Except as set forth in Section 4.1.20(ii) of the Company Disclosure Letter, to the knowledge of the Company, there are no formal union organizing campaigns or representation proceedings underway or threatened with respect to any of the Company’s employees, nor are there any existing or, to the knowledge of the Company, threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting the Company or any of its employees;
                    (iii) Except as set forth in Section 4.1.20(iii) of the Company Disclosure Letter, there are no unfair labor practice charges pending, or to the knowledge of the Company threatened, before any Governmental Entity involving or affecting the Company or any of its employees;

                    (iv) Except as set forth in Section 4.1.20(iv) of the Company Disclosure Letter, none of the current or former employees, directors or applicants for employment of the Company has a pending or, to the Company’s knowledge, has threatened any claim against the Company;
                    (v) Except as set forth in Section 4.1.20(v) of the Company Disclosure Letter, all of the Company’s employees are employed at will, meaning they can quit at any time or be terminated at any time except as otherwise provided by Applicable Law; and
                    (vi) Except as set forth in Section 4.1.20(vi) of the Company Disclosure Letter, the Company is and at all relevant times has been in material compliance with Applicable Law respecting the Company’s current employees, former employees, and applicants for employment, including, but not limited to, fair employment practices, hiring and firing, overtime compensation, wage payment, leaves of absence, immigration, safety and health, and the WARN Act.
          4.1.21. Title to Assets. The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the Company’s October 28, 2007 Balance Sheet or acquired after October 28, 2007 (other than assets disposed of since October 28, 2007 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, title defects, liens, pledges, encumbrances and restrictions, except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of Applicable Law in the ordinary course of business with respect to obligations incurred after October 28, 2007, provided that the obligations secured by such liens are not delinquent; and (iii) liens on the landlords’ interests in real property leased by the Company as tenant. The Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where a failure to own or have a valid leasehold interest in a property or asset would not reasonably be expected to have a Material Adverse Effect on the Company.
          4.1.22. Taxes. The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes of the Company which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or its Subsidiaries , other than statutory liens for Taxes not yet due and payable and liens for Taxes contested in good faith. Except as set forth in Section 2.1.22 of the Company Disclosure Letter, the Company does not know of any action, suit, proceeding, audit, claim or assessment proposed, threatened or pending against or with respect to the Company or its Subsidiaries in respect of any Tax where there is a reasonable possibility of a material adverse determination. The Company and each Subsidiary has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code and any similar provision of state, local or foreign law. Neither the Company nor its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, officers, directors, independent contractors, creditors, stockholders or other third parties. The unpaid Taxes of the Company for the current taxable period did not, as of the most recent financial statement of the Company, exceed the reserve for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company financial statement. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method. Neither the Company nor any of its Subsidiaries is a party to or subject to any tax sharing agreement. The Company has not entered into any agreement that could obligate it to make any payment that would be a nondeductible expense under Section 162(m) or Section 280G of the Code. The Company has not been a “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor its Subsidiaries has a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and that foreign country. Neither the Company nor its Subsidiaries own an interest in any “passive foreign investment company,” as defined in Section 1297 of the Code or a “controlled foreign corporation” as defined in Section 957 of the Code. The Company and each Subsidiary (i) has not been a member of an affiliated group, as defined in Section 1504(a) of the Code (other than a group the common acquiror of which was the Company) and (ii) has no liability for the Taxes of any Person, other than the Company, under (A) Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise. For purposes of this Agreement, “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
          4.1.23. Related Party Transactions. Since October 28, 2007, the Company has not entered into any transaction of the type described in Item 404(a) of Regulation S-K promulgated by the SEC that is not described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, or in the other SEC Reports.
          4.1.24. Franchises.
                    (i) The Company does not have, and has not had, any Subsidiary offering or selling Franchises (as defined below), domestically or internationally. The Company is the only Person that has offered or sold Franchises (as defined below) with respect to the federally registered trademark and service mark “Max & Erma’s” (the “Brand”). For purposes of this Agreement, “Franchise” means the grant by Company to a Franchisee of the rights to establish and operate a restaurant under the Brand, including master franchise agreements, multi-unit development agreements, area representative agreements, area development agreements, license agreements, business opportunities or seller-assisted marketing plans, together with all ancillary agreements related thereto.
                    (ii) Section (ii) of the Company Disclosure Letter sets forth a listing of, and the Company has provided Acquiror and Merger Sub with a true and complete representative example of, the Company’s currently effective Company Disclosure Documents (as defined below), together with a true and complete representative example of all Company Disclosure Documents used by the Company since January 1, 2004 in connection with the offer and sale of Franchises. For purposes of this Agreement, “Company Disclosure Documents” means the Uniform Franchise Offering Circular of the Company prepared in accordance with the Uniform Franchise Offering Circular Guidelines (“UFOC Guidelines”) published by the North American Securities Administrators Association (the “NASAA”), the Franchise Disclosure Document of the Company prepared in accordance with the Amended FTC Rule (as defined below) (the “FDD”) and all other forms of disclosure documents used by Company to offer and sell Franchises in the United States and throughout the world. For purposes of this Agreement, “Amended FTC Rule” means 16 Code of Federal Regulations Part 436. — Disclosure Requirements and Prohibitions Concerning Franchising.
                    (iii) Section 4.1.24(iii) of the Company Disclosure Letter contains a true and complete list of any Contract (and any written or oral amendment or modification thereto) between the Company and a Franchisee pertaining to and evidencing the grant of a Franchise (collectively, the “Franchise Agreements”). For purposes of this Agreement, “Franchisee” means the Person to whom a Franchise is granted. There are no other currently effective Franchise Agreements relating to the Brand. Except as set forth on Section 4.1.24(iii) of the Company Disclosure Letter, each Franchise Agreement entered into since January 1, 2004 is substantially similar to the form of Franchise Agreement incorporated into the Company Disclosure Documents that was issued to the Franchisee contemporaneously with the sale of such Franchise by the Company to the Franchisee. The Company has made available to the Acquiror and Merger Sub true, complete and correct copies of all Franchise Agreements listed or required to be listed on Section 4.1.24(iii) of the Company Disclosure Letter, including all amendments and addenda thereto.
                    (iv) The Company has, at all relevant times, the corporate power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. All of the Franchise Agreements are valid, binding and enforceable against the Franchisee thereunder in accordance with its terms (excepting and excluding any post-expiration or post-termination noncompetition provisions), subject to any such Franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law and subject to any equitable doctrines, Applicable Law and Franchise Laws (as defined below) which may affect the enforceability of the Franchise Agreements against Franchisees. For purposes of this Agreement, “Franchise Laws” means all laws, rules or regulations of the United States Federal Trade Commission (the “FTC”) or any state, province, foreign country or other jurisdiction relating to the relationship between Franchisor and Franchisees or to the offer, sale, termination, non-renewal or transfer of Franchises by the Company.
                    (v) Section 4.1.24(v) of the Company Disclosure Letter identifies each existing Franchisee that (i) is, to the Company’s knowledge, currently in material default under any Franchise Agreement, whether or not Company has notified the Franchisee about the default; (ii) has received within the twelve (12) month period prior to the date of this Agreement notice from the Company that such Franchisee has incurred a default under such Franchise Agreement; or (iii) has on three (3) or more occasions within any twelve (12) month period received written notices of events of default under a Franchise Agreement.

                    (vi) Section 4.1.24(vi) of the Company Disclosure Letter contains a true and complete list of all written or, to the knowledge of the Company, oral agreements or arrangements (and with respect to oral agreements a description thereof) with independent sales representatives, contractors, brokers or consultants under which the Company has authorized any Person to sell or promote Franchises on behalf of the Company or has agreed to rebate or share amounts receivable under any Franchise Agreement in connection with the offer and sale of any such Franchise Agreement and indicating which of such agreements are in default and may be terminated by the Company by notice to the other party. The Company has delivered to Acquiror and Merger Sub true, correct and complete copies of all written agreements described in Section 4.124(vi) of the Company Disclosure Letter. To the knowledge of the Company, the Company has delivered to Acquiror and Merger Sub true, correct and complete copies of all written correspondence and memoranda evidencing such oral agreements described in Section 4.124(vi) of the Company Disclosure Letter.
                    (vii) Except as set forth on Section 4.1.24(vii) of the Company Disclosure Letter, and except as may be granted by operation of law, no Franchisee has any Territorial Rights (as defined below) with the Company pursuant to which (i) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (ii) the Franchisee is granted rights for the acquisition of additional Franchises or expansion of the Franchisee’s territory. For purposes of this Agreement, “Territorial Rights” means a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other similar arrangement granted by the Company to any Franchisee. Except as described in Section 4.1.24(vii) of the Company Disclosure Letter, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. Except as set forth on Section 4.1.24(vii) of the Company Disclosure Letter, to the extent the Company granted any such Territorial Rights (whether or not disclosed or required to be disclosed herein), the Company has complied with such Territorial Rights and in the course of offering or selling Franchises, the Company has not violated the Territorial Rights of any Franchisee.

                    (viii) Since January 1, 2004, and except as set forth on Section 4.1.24(viii) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has: (i) prepared and maintained each of the Company Disclosure Documents in accordance with Applicable Law; (ii) has filed and obtained registration of the offer and sale of the Franchises in all jurisdictions requiring such registration prior to any offers or sales of Franchises in such states and have filed all material changes, amendments, renewals thereto on a timely basis as required by Applicable Law in such jurisdictions; (iii) has filed all notice filings (including the filing of the Company Disclosure Documents, as applicable) in all jurisdictions in which a notice filing is required to be filed prior to the offer and sale of Franchises in such jurisdictions; (iv) has filed all notices of exemption in all jurisdictions in which a notice filing is required in order to obtain an exemption from regulation as a “business opportunity” or to otherwise be subject to regulation under applicable law in such jurisdictions absent such notice filing. The Company Disclosure Documents were prepared in all material respects in compliance with the UFOC Guidelines or the Amended FTC Rule and/or other Applicable Law and there were no material misrepresentations or misstatements of fact or omissions to state material information in any Company Disclosure Document at the time the Company was using such Company Disclosure Document.
                    (ix) Except as disclosed in Section 4.1.24(ix) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, each Franchise Agreement complies, and the offer, sale, administration and relationship of such Franchise complied at the time such offer and sale was made and at all times since such Franchise Agreement became effective, with all Franchise Laws.
                    (x) Except as listed or described in Section 4.1.24(x) of the Company Disclosure Letter, no Franchise Agreement has been subordinated and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect adverse to the Company, and no notices of default have been issued by the Company with respect to any Franchise Agreement for defaults which have not been cured, and the Company has not waived any default by a Franchisee which could be adverse in any material respect to the Company.
                    (xi) Except as set forth in Section 4.1.24(xi) of the Company Disclosure Letter, no Franchisee organization exists which holds itself out as a representative organization of any group of two or more unaffiliated Franchisees and the Company has not created, sponsored or endorsed any such Franchisee organization.
                    (xii) (A) Except as set forth on Section 4.1.24(xii) of the Company Disclosure Letter, no Orders (other than routine comment letters from Governmental Entities, orders approving registrations, renewals of registrations or registration exemptions) have been issued by any Governmental Entity to the Company nor have letters of inquiry, investigation or the like been issued to the Company by such Governmental Entity relating, directly or indirectly, to the Company’s offer and sale of Franchises.
                    (B) With the exception of routine comment letters from Governmental Entities, the Company has never received a stop order, revocation or withdrawal of approval or a license or exemption to offer and sell Franchises in any jurisdiction. The Company has never received an official notice, complaint, subpoena, request for information, or any form of formal or informal inquiry from any Governmental Entity regarding the offer or sale of Franchises. The Company is not and has not been the subject of any Order or voluntary assurance of discontinuance arising from or affecting the offer and sale of Franchises. The Company has not participated in any remedial program directed towards its Franchise selling practices administered by the National Franchise Council, the International Franchise Association, the FTC, any Governmental Entity, or any other public or private organization.
                    (xiii) [Reserved.]
                    (xiv) The Company has delivered or made available to Acquiror and Merger Sub correct and complete copies of all material advertising or promotional materials (used by the Company subsequent to January 1, 2004), all registrations of such materials the Company Disclosure Documents and all Franchise Agreements used by the Company or filed with any Governmental Entity or otherwise used by the Company in connection with the offer, sale and operation of Franchises in any jurisdiction (domestic or international) since January 1, 2004.
                    (xv) Section 4.1.24(xv) of the Company Disclosure Letter is a true and complete list of all written or oral agreements or arrangements (and with respect to oral agreements or arrangements, a description thereof) with third party vendors or suppliers who have received the approval of the Company to act as suppliers of goods or services to the Franchisees. Except as set forth in Section 4.1.24(xv) of the Company Disclosure Letter, and excluding entertainment by vendors/suppliers or reimbursement for Franchisee conventions or meetings in the ordinary course of business, the Company does not receive rebates, commissions, discounts or other payments or remuneration of any kind from such vendors or suppliers of such goods or services.
                    (xvi) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement. No consent or approval of any Franchisee is required in connection with the consummation of the transactions contemplated by the Agreement.
                    (xvii) There are no material agreements or special arrangements with any Franchisee other than as set forth in the Franchise Agreements.
                    (xviii) The Company’s use and administration of advertising contributions and fees made under the Franchise Agreements has at all times complied with the provisions of all Franchise Agreements or other agreements made by the Company with respect to its use of the advertising contributions and fees, conforms with any descriptions of such activities contained in the Company Disclosure Documents and does not violate any Franchise Law.
                    (xix) Except as specified on Section 4.1.24(xix) of the Company Disclosure Letter, there is no action, proceeding, or investigation pending or, to the Company’s knowledge, threatened against or involving the Company with respect to any of its Franchises, and to the Company’s knowledge, there is no basis for any such action, proceeding or investigation except for actions, proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which materially affects, or could reasonably be expected to materially affect, its rights and interests in any Franchise Agreement. To the Company’s knowledge, there are not currently, nor have there ever been any administrative actions, cease and desist orders or other administrative actions by any Governmental Entity which regulates franchises.
                    (xx) Since January 1, 2004, except as specified on Section 4.1.24(xx) of the Company Disclosure Letter, the Company has not waived enforcement of, or failed to take action to enforce, any non-competition, disassociation, de-identification or similar provision or restriction under a Franchise Agreement, and to the Company’s knowledge, no current or former Franchisee is currently in violation of any such provision or restriction.
                    (xxi) The Company has not entered into any guarantees in respect to leases held by Franchisees.
                    (xxii) (A) The Company has amended its UFOC in material compliance with the Franchise Laws to update for material changes therein and has complied in all material respects with the requirements under the Franchise Laws to deliver an amended Company Disclosure Document to prospective franchisees following such amendment.
                    (B) The Company has been in material compliance with the registration and exemption requirements under Applicable Law in all jurisdictions where such registration or exemption is required in order to offer and sell Franchises and has been in material compliance with the requirements under Applicable Law to renew and maintain such registrations and exemption.
                    (C) Except as set forth in Section 4.1.24(xxii) of the Company Disclosure Letter, the Company is and has been in material compliance with all Franchise Laws.
                    (D) For purposes of this Section 4.1.24(xxii), “material compliance” and “material respects” mean conduct that is consistent with the standard practices of franchisors in the franchising industry.
                    (xxiii) [Reserved.]

                    (xxiv) The Company has not offered or sold Franchises in any jurisdiction where the sale of any such Franchise violated the Franchise Laws of such jurisdiction. No Franchisee paid any consideration or signed any Franchise Agreement before the expiration of all applicable waiting periods. The Company has not offered rescission as would be required under Applicable Law arising from a possible violation of the Franchise Laws, and no Franchisee has asserted or exercised any statutory right of rescission or termination arising from a violation of the Franchise Laws. To the knowledge of the Company, no Franchisee has an immediate or inchoate right to exercise any statutory right of rescission or termination arising from the violation of any Franchise Law relating to the offer and sale of Franchises.
                    (xxv) The Company has not published any franchise recruitment advertising in violation of the laws and regulations of any jurisdiction. The Company has effected timely filing of franchise recruitment advertising with the applicable Governmental Entity before publication and obtained any approvals or clearances, or received no comments requiring changes to the advertising materials that were not incorporated in the final copy.
                    (xxvi) Except as set forth on Section 4.1.24(xxvi) of the Company Disclosure Letter, the Company has never withdrawn its application or registration to offer and sell Franchises from any jurisdiction as a result of comments or concerns raised by a Governmental Entity.
                    (xxvii) All Persons acting as Franchise salespersons and Franchise sales brokers on behalf of Company have been duly and timely registered and qualified in all jurisdictions where such registration or qualification is necessary. All information filed with such registrations about all such Persons is accurate, true and complete in all material respects. All of Company’s Disclosure Documents prepared under the UFOC Guidelines or the Amended FTC Rule accurately disclose any relevant information about Franchise brokers required in Items, 2, 3 and 4.
                    (xxviii) To the Company’s knowledge, the Company’s books and records include all written communications and written memorialization of all material oral communications with Governmental Entities regarding the Franchises, including without limitation all applications for initial registration, renewal applications, amendments, comment letters, approvals, licenses, consents, exemption filings, withdrawals, and undertakings regarding future changes in the Company Disclosure Documents.
                    (xxix) The Company obtained, has filed with the applicable jurisdictions and has retained in its records the consent of its accountants to publication of the financial statements set forth in the UFOCs, and modified the UFOCs to conform to any comments offered by the accountants prior to its distribution to prospective Franchisees.
                    (xxx) The Company trained all officers, agents, employees, brokers, salespersons, contractors and other representatives engaged in the offer and sale of Franchises on behalf of the Company in the requirements of Applicable Law before permitting such Persons to engage with prospective Franchisees.

                    (xxxi) The Company maintains policies governing its Franchise sales efforts and personnel that mandate conformance with Applicable Law. The Company instituted and maintained internal controls adequate to assure that such policies are observed, that potential violations are discovered and remedied and that its records demonstrate compliance with Applicable Law or that appropriate steps are taken to remedy non-compliance when discovered.
     4.2 Representations, Warranties and Agreements of Acquiror and Merger Sub.
     Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:
          4.2.1. Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.
          4.2.2. Merger Sub. Acquiror owns all of the issued and outstanding shares of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power to enter into this Agreement and perform its obligations hereunder. The authorized and issued capital stock of the Merger Sub as of the date hereof is as set forth in the recitals of this Agreement; all capital stock of the Merger Sub listed therein as authorized has been duly authorized, and all capital stock of the Merger Sub listed therein as issued and outstanding has been validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, Merger Sub of any shares of its capital stock, other than this Agreement. Since its organization, Merger Sub has conducted no business activities, except such as are related to this Agreement and the performance of its obligations hereunder.
          4.2.3. Authority Relative to this Agreement, etc. Each of Acquiror and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid, legal and binding agreement of each of Acquiror and Merger Sub, respectively, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          4.2.4. Compliance with other Instruments, etc. Subject to the consents referred to in Section 4.2.5, neither the execution nor delivery of this Agreement by Acquiror or Merger Sub nor Acquiror’s or Merger Sub’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, (ii) any contract, agreement, mortgage, indenture, license, permit, lease or other instrument material to Acquiror and its affiliates taken as a whole or (iii) any Order or Applicable Law of any Governmental Entity by which Acquiror or any of its affiliates is bound.
          4.2.5. Governmental and other Consents, etc. No material consent, approval or authorization of or filing with any Governmental Entity on the part of Acquiror, Merger Sub or any of their affiliates is required in connection with the execution or delivery by Acquiror and Merger Sub of this Agreement or the consummation of the transactions by Acquiror and Merger Sub contemplated hereby.
          4.2.6. No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.
          4.2.7. Litigation. There is not now pending, and to the knowledge of Acquiror and Merger Sub there is neither threatened nor is there any basis for, any litigation, action, suit or proceeding to which Acquiror or Merger Sub is or will be a party in or before or by any Governmental Entity, except for (A) any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims with respect to the Merger or the other transactions contemplated by this Agreement or (B) any other litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and Merger Sub or the Merger. In addition, there is no Order of any Governmental Entity or arbitrator outstanding against Acquiror or Merger Sub having or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and Merger Sub or the Merger.
          4.2.8. Approval by Acquiror Securityholders. The stockholders of Acquiror, and Acquiror, as sole stockholder of all of the Merger Sub Common Stock, have validly approved Acquiror and Merger Sub entering into this Agreement and consummating the transactions contemplated thereby, including the Merger, as required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Acquiror.
          4.2.9. Sufficient Funds. Acquiror has (or will cause Merger Sub to have) the funds necessary to consummate the Merger, timely pay the Merger Consideration and any other payments required to be made by the Surviving Corporation pursuant to Section 3.3 and 3.4 and the fees and expenses associated with this Agreement and the transactions contemplated by this Agreement. Prior to the Effective Time, Acquiror will provide to the Company or its representatives on a confidential basis any information required to be supplied under Section 5.2.3. Acquiror shall give the Company prompt notice of any material adverse change with respect to the status of the availability of such necessary funds.
          4.2.10. Lack of Ownership of Company Common Stock. Except by virtue of the Stockholder Voting Agreement, neither Acquiror nor any of its affiliates beneficially owns, directly or indirectly, any Company Common Shares or other securities convertible into, exchangeable into or exercisable for shares of Company Common Shares. There are no voting trusts or other agreements, arrangements or understandings to which Acquiror or any of its affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its affiliates nor are there any agreements, arrangements or understandings to which Acquiror or any of its affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its affiliates.
          4.2.11. No Additional Representations.
                    (i) Acquiror acknowledges that, to its knowledge, as of the date hereof, it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives, as of the date hereof, have requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
                    (ii) Acquiror acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Acquiror and its representatives except as expressly set forth in Article 4.1 (which includes the Company Disclosure Letter and the Company SEC Reports), and neither the Company nor any other Person shall be subject to any liability to Acquiror or any of its affiliates resulting from the Company’s making available to Acquiror or Acquiror’s use of such information provided or made available to Acquiror or its representatives, or any information, documents or material made available to Acquiror in the due diligence materials provided to Acquiror, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Acquiror with respect to any financial projection or forecast relating to the Company or any of its affiliates, whether or not included in any management presentation.
5. COVENANTS
     5.1 Covenants of the Company.
          5.1.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time (unless the other parties shall otherwise agree in writing, which approval shall not be unreasonably withheld, conditioned or delayed and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organization, keep available the service of its current employees and preserve its relationship with customers, suppliers and others having significant dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as disclosed to Acquiror by the Company in Section 5.1.1. of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Acquiror:

                    (i) except for shares to be issued or delivered pursuant to the Company Plans and agreements for options outstanding and unexpired on the date of this Agreement and except for shares to be issued or delivered upon conversion of the Malenick Note, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including Company Common Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock other than grants at fair market value on the date of grant made to newly-hired employees of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, of Company Common Shares outstanding on the date hereof;
                    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock, including Company Common Shares, or any rights, warrants or options to acquire any such shares or other securities (except for shares of restricted stock forfeitable under the terms of any of the Company’s Plans and except in connection with option exercises);
                    (iii) split, combine, subdivide or reclassify any Company Common Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock, including Company Common Shares or otherwise make any payments to stockholders in their capacity as such;
                    (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
                    (v) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;
                    (vi) except in each case in the ordinary course of business consistent with past practice, make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, or mortgage or otherwise encumber or subject to lien any of its properties or assets;
                    (vii) other than in accordance with leases or other contractual obligations in existence on the date hereof and otherwise in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or sell any debt securities or guarantee any such indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any other Person, or (C) make any commitments for capital expenditures in excess of $100,000.00 individually, or $500,000.00 in the aggregate;

                    (viii) except in the ordinary course of business consistent with past practice, grant any increases in the compensation of any of its directors, officers or key employees;
                    (ix) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof to any employee, consultant, director or officer, whether past or present.
                    (x) enter into any new or amend any existing employment or severance, termination or similar agreement with any director or officer;
                    (xi) except as may be required to comply with Applicable Law, become obligated under any Company Benefit Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;
                    (xii) (A) settle or compromise any claims or litigation (i) with the result that it would adversely affect a relationship with a landlord, vendor or other Person with whom the Company has a significant relationship or (ii) which would reasonably be expected to have a Material Adverse Effect on the Company; or (B) enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;
                    (xiii) make any change in accounting policies or procedures applied by the Company (including Tax accounting policies and procedures), other than (A) in the ordinary course of business consistent with past practice, (B) as required by Applicable Law or change in GAAP, or (C) based on the advice of its independent auditors, as the Company determines in good faith is advisable to conform to best accounting practices;
                    (xiv) except in the ordinary course of business or as otherwise required by Applicable Law, make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;
                    (xv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
                    (xvi) enter into any new Real Property Leases relating in each case to a restaurant of the Company or its Subsidiaries; or
                    (xvii) enter into or become obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property or any portion thereof or interest therein other than any option, right of first refusal or other contractual right existing as of the date hereof;
provided that nothing in this Section 5.1.1 shall give Acquiror or Merger Sub the right to control or direct the operations, assets, liabilities or business of the Company and its Subsidiaries until the Effective Time.

          5.1.2. Access to Information. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, the Company will allow Acquiror and its representatives upon reasonable prior notice specifying in reasonable detail the information to which access is sought, reasonable access to the properties, operations, books and records of the Company and its Subsidiaries that Acquiror in good faith determines is necessary (i) from and after the date hereof, (A) to verify the accuracy of the representations made by the Company in this Agreement, (B) to verify the performance of covenants made by the Company in this Agreement, (C) to verify the satisfaction of closing conditions and (D) for any other purpose reasonably related to the Merger or the transactions contemplated thereby; provided, however, that, to the extent not already otherwise provided to Acquiror and its representatives, the Company will allow Acquiror and its representatives reasonable access to information that may be furnished to other Persons pursuant to Section 5.1.3(i). The Company will cooperate and consult with Acquiror and its representatives, including making available the Company’s executive officers.  Such continuing cooperation and any such consultation shall be conducted in a manner not to unreasonably interfere with the operation of the business of the Company.
          5.1.3. No Solicitations.
                    (i) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (A) to solicit, initiate or encourage, or take any other action to facilitate (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) (other than disclosures permitted under Section 5.1.3(v) and the issuance of press releases and the filing or furnishing of documents with the SEC, in each case as permitted under Section 9.11), or (B) to participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that (1) the Company may in response to a Takeover Proposal, request clarifications from (but not, in reliance on this subsection (1), enter into negotiations with) any third party which makes such Takeover Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Takeover Proposal is a Favorable Third Party Proposal (as defined below) and (2) the Company may, in response to any proposal which constitutes a Favorable Third Party Proposal (as defined below), (A) furnish information with respect to it and its Subsidiaries to any Person pursuant to a customary evaluation agreement, the benefits of the terms of which, if more favorable than the Evaluation Agreement (as defined below), shall be extended to Acquiror, and (B) negotiate or otherwise engage in substantive discussions with, the party making such proposal, if the Company Board determines in good faith by a majority vote, based on the advice of its outside legal counsel, there is a reasonable basis to conclude that such action is required for it to comply with its fiduciary duties.
                    (ii) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal.

                    (iii) Subject to this Section 5.1.3, neither the Company, the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Company Board or such committee of the adoption and approval of the matters to be considered at the Special Stockholders Meeting, (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal; provided that (x) actions taken by the Company Board in accordance with the proviso to Section 5.1.3(i) shall not be deemed to be a withdrawal or modification of its approval or recommendation of the Merger and the matters to be considered at the Special Stockholders Meeting and (y) a “stop-look-and-listen” communication of the nature contemplated in Rules 14d-9(f) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that constitutes a Takeover Proposal, without more, shall not be deemed to be any such withdrawal or modification if, within the period contemplated by Rule 14e-2 under the Exchange Act, the Company Board shall publicly confirm such approval and recommendation and recommend against the acceptance of such tender offer or exchange offer by the stockholders of the Company. Notwithstanding the foregoing, in the event that the Company Board determines in good faith by a majority vote, based on the advice of its outside legal counsel, that there is a reasonable basis for its determination that such action is required for it to comply with its fiduciary duties with respect to a Favorable Third Party Proposal, then the Company Board may (1) withdraw or modify its approval or recommendation of the Merger and the adoption and approval of the matters to be considered at the Special Stockholders Meeting, (2) approve or recommend the Favorable Third Party Proposal and/or (3) after the third business day following the Company’s written notice to Acquiror that specifies the material terms and conditions of the Favorable Third Party Proposal, terminate this Agreement (and concurrently with such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to the Favorable Third Party Proposal).
                    (iv) As used in this Agreement, “Takeover Proposal” means any written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its affiliates, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of Company Common Shares, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders or members will own 20% or more of the combined voting power of the acquired entity resulting from any such transaction, other than the transactions contemplated by this Agreement. As used in this Agreement, “Favorable Third Party Proposal” means a written proposal from a credible third party relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of Company Common Shares, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the acquired entity resulting from any such transaction, and otherwise on terms which the Company Board determines in its good faith judgment (based on the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation and considering any modifications to this Agreement proposed by Acquiror), taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Company Board, to be at a higher price or financial value per Company Common Share than the Merger (taking into account any amendments to this Agreement proposed by Acquiror in response to the receipt by Acquiror of the proposal) to the Company’s stockholders.
          5.1.4. Takeover Laws. The Company shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and if any Takeover Law is or may become applicable to the Merger, the Company shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement and the Stockholder Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to eliminate or minimize the effects of any Takeover Law on the Merger.
          5.1.5. Liquor License Approvals. Except as the parties may otherwise agree, the Company shall reasonably cooperate with Acquiror and Merger Sub in reporting to all applicable Governmental Entities (including any state liquor license board or authority) the Company’s contemplated new ownership structure prior to Closing and will reasonably cooperate in the resolution of the administrative actions (if any) brought before such Governmental Entities prior to Closing.
          5.1.6. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain all of its and their respective properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted, and will maintain, and will cause each of its Subsidiaries to maintain, insurance upon all of its and their properties and with respect to the conduct of its and their businesses in amounts and kinds comparable to that in effect on the date of this Agreement.
          5.1.7. Tax Matters. The Company and each Subsidiary of the Company will continue to file when due all Tax Returns, reports and declarations required to be filed by them, and will pay or make full and adequate provision for the payment of all Taxes and governmental charges due or payable by them.
          5.1.8 Continuation of Franchise Business. During the period from the date of this Agreement to the Effective Time, the Company shall undertake, or caused to be undertaken, all appropriate actions in accordance with all Applicable Law with respect to the Franchises and the Company Disclosure Documents, to ensure that the consummation of the transactions contemplated hereby will not alter or impair any of the Franchises or the ability of the Company to continue to conduct the Franchise business in the same manner as the Franchise business has been conducted prior to the Effective Time. Such appropriate actions include, but are not limited to, participation and cooperation with Acquiror and Merger Sub in the preparation of all required amendments to Company Disclosure Documents already filed with the relevant Governmental Entities to reflect the consummation of the transactions contemplated by this Agreement.

     5.2 Covenants of Acquiror.
          5.2.1. Indemnification.
                    (i) The Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the full extent required under the DGCL, each of the present and former directors and officers of the Company (the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and after the Effective Time, the Surviving Corporation, shall indemnify each of the Indemnified Parties pursuant to the obligations of the Company or any Subsidiary of the Company pursuant to any indemnification agreement that shall be in effect as of the Effective Time between the Company or any Subsidiary and such Indemnified Party, and for a period of six (6) years from the Effective Time and the fullest extent required under the DGCL, the obligations of the Company to indemnify the Indemnified Parties under the Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 5.2.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation; provided that the failure to so notify shall not affect the obligations of the Company or the Surviving Corporation except to the extent, if any, such failure to promptly notify materially prejudices such party.
                    (ii) The parties hereto agree that all rights of indemnification or exculpation existing in favor of, and all limitations on personal liability of, each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective charters and bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.
                    (iii) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time (or, in the case of any Claim made within such period until the disposition of such Claim), of not less than the existing coverage under, and have other terms not less favorable to, the insured Persons than the directors’ and officers’

liability insurance coverage presently maintained by the Company; at a premium not to exceed $295,000.
                    (iv) This Section 5.2.1 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Indemnified Parties.
          5.2.2. Access. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, Acquiror will provide the Company and its representatives with the names of the lenders, copies of commitment letters and any other documentation or agreements relating to the terms, conditions or contingencies for the financing described in Section 4.2.9 reasonably requested by the Company.
          5.2.3. Refinancing. Within sixty (60) days following Closing, Acquiror agrees to complete the refinancing of approximately $31 million of the Company’s existing indebtedness, as set forth in that certain Memorandum of Understanding, dated March 20, 2008, between Acquiror, the Company and National City Bank.
          5.2.4. Payment of Certain Closing Costs. At the Closing, Acquiror agrees to pay the investment banking fees, legal fees, insurance tail-coverage premiums, and other transaction costs, such fees and costs not to exceed $1,000,000, in accordance with Exhibit B to this Agreement.
     5.3 Covenants of Merger Sub.
     Merger Sub agrees that prior to the Effective Time:
          5.3.1. No Business. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Acquiror) or any liabilities or obligations, except those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement. Acquiror will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
          5.3.2. Access. Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, Merger Sub will allow the Company and its representatives reasonable access, during normal business hours and upon reasonable prior notice specifying in reasonable detail the information to which access is sought, to the properties, operations, books and records of Merger Sub and its affiliates to verify the accuracy in all material respects of (i) the representations made by Merger Sub in this Agreement and (ii) the performance of covenants made by Merger Sub in this Agreement.

     5.4 Mutual Covenants.
          5.4.1. Reasonable Best Efforts; Consents and Approvals.
                    (i) The Company, Acquiror and Merger Sub shall each use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under Applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (B) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or Orders required to be obtained or made by the Company or Acquiror or any of their Subsidiaries or affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including the Merger, and (C) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act or any other Applicable Law. The Company, Acquiror and Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company, Acquiror and Merger Sub shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. The Company, Acquiror and Merger Sub shall each use its reasonable best efforts to oppose, contest, resolve, appeal, defend against or lift, as applicable, any Order or Applicable Law of any Governmental Entity if this Agreement provides that, as a result thereof, a party would not be obligated to perform any of its obligations with respect to the Merger or any other transaction contemplated by this Agreement.
                    (ii) The Company and Acquiror agree, and shall cause each of their respective Subsidiaries and affiliates, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for Closing, to respond to any government requests for information, and to contest and resist any Order or other action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.
                    (iii) Each of the Company and Acquiror shall give (or shall cause their respective Subsidiaries or affiliates to give) any notices to third parties, and use, and cause their respective Subsidiaries or affiliates to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, or (B) required to prevent an Aggregate MAE from occurring prior to or after the Effective Time.
                    (iv) Notwithstanding anything to the contrary in this Section 5.4.1, (A) neither the Company nor Acquiror nor any of their respective Subsidiaries or affiliates shall be required by this Section 5.4.1 to take any action that, individually or in the aggregate, would reasonably be expected to have an Aggregate MAE and (B) the Company, Acquiror and their respective Subsidiaries and affiliates shall be required by this Section 5.4.1 to take any actions, including selling, closing or otherwise disposing of stores, so long as such actions, individually or in the aggregate, would not reasonably be expected to have an Aggregate MAE.
          5.4.2. Notification of Certain Matters. The Company shall give prompt notice to Acquiror and Merger Sub, and Acquiror and Merger Sub shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Acquiror or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each of the Company, Acquiror and Merger Sub shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
          5.4.3. Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from NASDAQ and terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.
          5.4.4. Existing Credit Facilities. The Company agrees to use its reasonable best efforts to obtain any extensions or waivers under the Company’s existing credit and other financing facilities that may be required so as to allow the Merger to take place as set forth herein and for the obligations set forth in Section 5.2.3 to be effectuated following the Merger.
6. CONDITIONS TO CLOSING
     6.1 Conditions to the Company’s Closing and Its Right to Abandon.
     The Company shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by the Company at the Closing:
          6.1.1. Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant to this Agreement (disregarding all materiality or Acquiror Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, an Acquiror Material Adverse Effect.
          6.1.2. Performance of Agreement. Acquiror and Merger Sub each shall have in all material respects performed all its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.
          6.1.3. Officer’s Certificate. The Company shall have received a certificate of the President or any Vice President of each of Acquiror and Merger Sub, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Sections 6.1.1 and 6.1.2.
          6.1.4. Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the stockholders of the Company in accordance with Applicable Law.
          6.1.5. No Action by Governmental Entity. (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Applicable Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that the Company may not invoke the condition set forth in Section 6.1.5(ii) unless and until it has used all commercially reasonable efforts to have such action, suit or proceeding dismissed.
     6.2 Conditions to Acquiror’s and Merger Sub’s Closing and Right of Acquiror and Merger Sub to Abandon.
          Acquiror and Merger Sub shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by Acquiror and the Merger Sub at the Closing:
          6.2.1. Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement (disregarding all materiality or Company Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, a Company Material Adverse Effect.
          6.2.2. Performance of Agreement. The Company shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.
          6.2.3. Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the stockholders of the Company in accordance with Applicable Law.
          6.2.4. Officer’s Certificate. Acquiror and Merger Sub shall have received a certificate of the President or any Vice President of the Company, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Section 6.2.1 and 6.2.2.
          6.2.5. Dissenting Shares. The aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have properly exercised appraisal rights or properly provided notice of the intention to exercise appraisal rights in accordance with the DGCL Appraisal Rights shall constitute less than twelve and 1/2 percent (12.5%) of the total number of shares of Company Common Stock entitled to vote at the Special Stockholders Meeting.
          6.2.6. No Action by Governmental Entity. (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Applicable Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or places or imposes any material limitations on the Acquiror, Merger Sub or Surviving Corporation’s ability to acquire, hold or derive the benefits of the business or the properties of the Company and its Subsidiaries or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that Acquiror and Merger Sub may not invoke the condition set forth in Section 6.2.6(ii) unless and until they have used all commercially reasonable efforts to have such action, suit or proceeding dismissed.
7. TERMINATION
     7.1 Terms.
     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the stockholders of the Company have approved the Merger, only as provided below:
                    (i) by the Company or Acquiror or Merger Sub, if the Merger shall not have occurred on or before 5:00 p.m., local Pittsburgh, Pennsylvania time, on September 30, 2008; provided, however, that the right to terminate this Agreement pursuant to this subsection (i) of Section 7.1(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of such purchase of Company Common Shares by such date may not invoke this condition in this clause;
                    (ii) by the mutual agreement of Acquiror, Merger Sub and the Company;
                    (iii) by either Acquiror or Merger Sub on the one hand, or the Company, on the other, if, at the Special Stockholders Meeting duly convened to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, or at any adjournment or postponement thereof, the Company’s stockholders shall not have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;
                    (iv) by either Acquiror or Merger Sub on the one hand, or the Company, on the other, if consummation of the Merger would violate any final, non-appealable Order of any Governmental Entity, provided no party may invoke the condition in clause (iii) if (A) it or any of its Subsidiaries or affiliates shall have failed in any material respect to use its reasonable best efforts to oppose, contest, resolve, appeal, defend against or lift, as applicable, such Order, (B) compliance with such Order would not reasonably be expected to have an Aggregate MAE or (C) (1) in the case of Acquiror or Merger Sub, violation of such Order would expose Acquiror or Merger Sub to a maximum monetary fine or penalty which is less than $5,000,000.00 and would not in the reasonable judgment of Acquiror or Merger Sub (i) expose Acquiror or Merger Sub or any officer, director, agent or attorney of Acquiror or Merger Sub to violating any criminal law or to any criminal sanction, (ii) expose any officer, director, agent or attorney of Acquiror or Merger Sub to any contempt proceeding which could result in a fine or imprisonment, or (iii) constitute a “material violation” as such term is defined in 17 C.F.R. Section 205.2 and (2) in the case of the Company, violation of such Order would expose the Company to a maximum monetary fine or penalty which is less than $5,000,000.00 and would not in the reasonable judgment of the Company (i) expose the Company or any officer, director, agent or attorney of the Company to violating any criminal law or to any criminal sanction, (ii) expose any officer, director, agent or attorney of the Company to any contempt proceeding which could result in a fine or imprisonment, (iii) constitute a matter which an officer or director would have to disclose in a proxy statement or Annual Report on Form 10-K under Item 401(f) of Regulation S-K or (iv) constitute a “material violation” as such term is defined in 17 C.F.R. Section 205.2;
                    (v) by Acquiror or Merger Sub, if (A) (x) any representation and warranty of the Company set forth in Section 4.1 (which for purposes of this Section 7.1(v) shall be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “Aggregate MAE,” “in all material respects” or other materiality qualifiers) shall not have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties in the aggregate to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or (y) the Company shall have breached or failed in any material respect to perform and comply with any of its material obligations, covenants or agreements contained in this Agreement and then required to be performed or complied by it (a condition referred to in clauses (x) and (y) above being a “Company Material Breach”) and (B) such Company Material Breach cannot be or has not been cured in all material respects within thirty (30) days after the giving of written notice to the Company of such Company Material Breach; provided, however, that Acquiror and Merger Sub may not invoke the condition in this clause (v) if (1) Acquiror or Merger Sub is then in Acquiror Material Breach or (2) such Company Material Breach is curable through the exercise of the Company’s reasonable best efforts and the Company is so using its reasonable best efforts to cure such breach or failure;

                    (vi) by the Company in accordance with Section 5.1.3(iii), provided that it has complied in all material respects with all provisions contained in Section 5.1.3, including the notice provisions therein, and that it complies in all material respects with the requirement to pay the Termination Fee pursuant to Section 8.1;
                    (vii) by the Company, if (A) (x) any representation and warranty of Acquiror or Merger Sub set forth in Section 4.2 (which for purposes of this Section 7.1(vii) shall be read as though none of them contained any qualifiers such as “Material Adverse Effect,” “Aggregate MAE,” “in all material respects” or other materiality qualifiers) shall not have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties in the aggregate to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, or (y) Acquiror or Merger Sub shall have breached or failed in any material respect to perform and comply with any of their material obligations, covenants or agreements contained in this Agreement (other than those expressly referenced in Section 7.1(vii)(B) and then required to be performed or complied by either or both of them (a condition referred to in clauses (x) and (y) above being a “Acquiror Material Breach”) and (B) such Acquiror Material Breach cannot be or has not been cured in all material respects within thirty (30) days after the giving of written notice to Acquiror of such Acquiror Material Breach; provided, however, that the Company may not invoke the condition in this clause (vii) if (1) the Company is then in Company Material Breach or (2) such Acquiror Material Breach is curable through the exercise of Acquiror’s or Merger Sub’s reasonable best efforts and Acquiror and Merger Sub are using their reasonable best efforts to cure such breach or failure;
                    (viii) by Acquiror or Merger Sub if (A) the Company Board (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger or the matters to be considered at the Special Stockholders Meeting or failed to reconfirm its recommendation within fifteen (15) business days after receiving a written request from Acquiror to do so, or approved or recommended any Takeover Proposal in respect of the Company or (B) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions; provided that (x) actions taken by the Company Board in accordance with the proviso to Section 5.1.3(i) shall not be deemed to be a withdrawal or modification of its approval or recommendation of the Merger or the matters to be considered at the Special Stockholders Meeting.
     7.2 Effect of Termination.
     If the Merger is abandoned and this Agreement is terminated as provided in Section 7.1, this Agreement (except this Section 7.2, Article 8 and Sections 9.4 through 9.10 and 9.13) shall forthwith become wholly void and of no effect, and neither Acquiror, the Company or Merger Sub shall have any liability to any other party hereunder other than for (i) the payment of all amounts due pursuant to Article 8 and Section 9.5 and (ii) all damages and other amounts due in connection with fraud or the breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would permit any party to terminate this Agreement pursuant to

Section 7.1(v) (with respect to a right to terminate of Acquiror or Merger Sub) or pursuant to Section 7.1(vii) (with respect to a right to terminate of the Company), in each case disregarding any cure or ability or inability to cure and further disregarding whether or not this Agreement was terminated as a result of the exercise of any such right under Section 7.1(v) or Section 7.1(viii).
8. TERMINATION FEE AND EXPENSES
     8.1 Termination Fee.
     In the event that a Takeover Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and (i) thereafter this Agreement is terminated by the Company pursuant to Section 7.1(vi) or (ii) thereafter this Agreement is terminated by Acquiror or Merger Sub pursuant to Section 7.1(viii) and concurrently with such termination or within twelve (12) months following the termination date, the Company enters into a definitive agreement to consummate the transactions contemplated by such Takeover Proposal, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Acquiror a fee equal to Eight Hundred Thousand Dollars ($800,000) by wire transfer of same day funds (the “Termination Fee”). For purposes of this Section 8.1, all references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.1, and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.1, the Company shall pay to Acquiror its costs and expenses (including reasonably fees and expenses of outside legal counsel for Acquiror) in connection with such suit, together with interest on the amount of the fee at the prime rate of PNC Bank, National Association in effect on the date such payment was required to be made.
     8.2 Costs and Expenses.
          8.2.1. Generally. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
          8.2.2. Termination in Connection with Takeover Proposals. If this Agreement is terminated pursuant to Section 7.1(vi) or Section 7.1(viii), the Company will reimburse upon demand therefor to Acquiror (on behalf of Acquiror and Merger Sub) an amount not to exceed Five Hundred Thousand Dollars ($500,000).

9. MISCELLANEOUS
     9.1 Termination of Covenants, Representations and Warranties.
     The respective covenants, representations and warranties of the parties hereto contained in Articles 4 and 5 hereof, shall expire and be terminated and extinguished upon the Effective Time or the date that this Agreement is terminated, and none of the parties hereto shall thereafter be under any liability whatsoever with respect to such covenants, representations, and warranties, except for the covenants contained in Section 5.2.1 and Section 5.2.3, which shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations hereunder of any of the parties hereto whether to be performed before or after the Effective Time.
     9.2 Execution in Counterparts.
     For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in two or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
     9.3 Waivers and Amendments.
     Prior to the Effective Time, this Agreement may be amended, modified and supplemented in writing by the parties hereto and any failure of any of the parties hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other parties hereto.
     9.4 Confidentiality; Amendment to Evaluation Agreement.
     The Company and Acquiror will abide by the terms of that certain Evaluation, Non-Disclosure, Standstill and Exclusivity Agreement dated February 29, 2008, as the same may be amended, between the Company and Gary Reinert Sr., an affiliate of Acquiror (the “Evaluation Agreement”); provided, however, that notwithstanding the foregoing or otherwise, the terms of the Evaluation Agreement shall not act in any way or manner to prohibit or limit the Acquiror or its subsidiaries or affiliates from responding to any Takeover Proposal or from making an offer to the Company Board to improve the terms and conditions of this Agreement in response to the Company’s provision of notice of approval or recommendation of a Favorable Third Party Proposal. Accordingly, except as expressly set forth in the Evaluation Agreement, as amended or modified hereby, each provision of the Evaluation Agreement shall survive and continue to be binding on the parties thereto in accordance with the terms thereof.
     9.5 Escrow Agreement
     All amounts deposited under that certain Escrow Agreement, dated February 29, 2008, entered into by and between the Company, KeyBank, National Association (“Escrow Agent”) and Gary Reinert, Sr., an affiliate of Acquiror (the “Escrow Agreement”), together with all interest accrued to date and less any fees due and owing to the Escrow Agent (the “Escrowed Funds”), shall be distributed upon the occurrence of the earliest of the following events (as set forth below):

                    (i) at or immediately prior to the Effective Time, the Escrowed Funds shall be payable to the Paying Agent to be credited as part of Acquiror’s deposit of the aggregate Merger Consideration as set forth in Section 2.1.2 (and if the Escrowed Funds exceeds the aggregate Merger Consideration amount, then such excess shall be returned to Acquiror);
                    (ii) if this Agreement is terminated pursuant to Section 7.1(v), 7.1(vi) or (viii), then the Escrowed Funds shall be returned to Acquiror;
                    (iii) if this Agreement is terminated pursuant to Section 7.1(i), (ii), (iii) or (iv), then $300,000, plus pro-rata interest, of the Escrowed Funds shall go to Acquiror and $200,000, plus pro-rata interest, of the Escrowed Funds shall go to the Company; or
                    (iv) if the Agreement is terminated pursuant to Section 7.1(vii), then the Escrowed Funds shall go to the Company.
     Upon release of the escrowed funds, the Escrow Agreement shall be deemed to be terminated, and all provisions set forth therein null and void for all purposes.
     9.6 Notices.
     All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if personally delivered or facsimiled (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the other parties:
To the Company:
Max & Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, OH 43229
Attention: William C. Niegsch, EVP and CFO
Tel: 614.431.5800
Fax: 614.431.4100
with a copy to:
Porter, Wright, Morris & Arthur LLP
41 S. High Street, Suite 2800
Columbus, OH 43215
Attn: Curtis A. Loveland, Esq.
Tel: 614.227.2007
Fax: 614.227.2100

To Acquiror or Merger Sub:
G&R Acquisition, Inc.
2200 Spring Garden Avenue
2nd Floor
Pittsburgh, PA 15212
Attn: Fred McMillen
Tel: 412.322.3755
Fax: 412.322.6364
with copies to:
Michael Hund, Esq.
Buchanan Ingersoll & Rooney PC
One South Market Square
213 Market Street, 3rd Floor
Harrisburg, Pennsylvania 17101
Tel: 717.237.4866
Fax: 717.233.0852
or to such other address as specified in a notice given in like manner.
     9.7 Entire Agreement; No Third Party Beneficiaries.
     This Agreement (including the documents and the instruments referred to herein), the Stockholder Voting Agreement, the Evaluation Agreement and the Escrow Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except as provided in Section 5.2.3 (which shall explicitly inure to the benefit of National City Bank, FM Mezzanine Partners LLC and Donal H. Malenick benefiting therefrom who are intended to be third-party beneficiaries thereof), is not intended to and shall not confer upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.
     9.8 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the District of Delaware or any Delaware state court located in a county within the area comprising the Federal District Court for the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal or state court sitting in the Federal District

Court for the District of Delaware or located in a county within the area comprising the Federal District Court for the District of Delaware.
     9.9 Waiver of Jury Trial.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
     9.10 Severability.
     If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     9.11 Publicity.
     The initial press release concerning the Merger shall be a joint press release and, thereafter, except for disclosures to the Company’s stockholders in accordance with Section 5.1.3 and except as otherwise required by law or the rules of the SEC or NASDAQ, for so long as this Agreement is in effect, neither Acquiror nor the Company shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Company may file a copy of this Agreement and the related agreements with the SEC. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     9.12 Interpretation.
     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement or Exhibits, they shall be deemed to be followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. References to “knowledge” of a Person mean actual present knowledge without inquiry, and references to “knowledge of the Company” or “the Company’s knowledge” mean the actual present knowledge without inquiry of the President & CEO, Executive Vice President and Chief Financial Officer and Chief Operating Officer.
     9.13 Non-Recourse.
     No recourse under this Agreement shall be had against any “controlling person” (within the meaning of Section 20 of the Exchange Act) of any party or the partners, the stockholders, directors, officers, employees, agents, subsidiaries and affiliates of the party or such controlling persons, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, partner, the stockholder, director, officer, employee, agent, subsidiary or affiliate, as such, for any obligations of the party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed by each of the undersigned, all on the date first above written.

MAX & ERMA’S RESTAURANTS, INC.

By:	/s/ William C. Niegsch, Jr.

	Name:	William C. Niegsch, Jr.

	Title:	Exec. V.P. & C.F.O.

G&R ACQUISITION, INC.

By:	/s/ Gary Reinert, Sr.

Name: Gary Reinert, Sr. Title: President

G&R ACQUISITION SUBSIDIARY, INC.

By:	/s/ Gary Reinert, Sr.

Name: Gary Reinert, Sr. Title: President

SCHEDULE OF DEFINITIONS

Acquiror
Acquiror Material Breach
Acquisition Agreement
Aggregate MAE
Agreement
Applicable Law
Certificate
Claim
Closing
Closing Date
Code
Company
Company Benefit Plans
Company Board
Company Common Shares
Company Disclosure Letter
Company Financial Advisor
Company Improvements
Company Licensed Intellectual Property
Company Material Breach
Company Owned Intellectual Property
Company Owned Registered Intellectual Property
Company Owned Software
Company Permits
Company Plans
Company Preferred Stock
Company Real Property
Company SEC Reports
Constituent Corporation
DGCL
DGCL Appraisal Rights
Effective Time
Employee Agreements
ERISA Affiliate
Escrow Agent	Recital
7.1(vii)
5.1.3(iii)
4.1.3
Recital
4.1.3
3.1.3
5.2.1(ii)
1.6
1.6
3.1.3
Recital
4.1.14(i)
Recital
Recital
4.1
2.1
4.1.16(iv)(G)
4.1.18(ii)
7.1(v)
4.1.18(ii)
4.1.18(ii)
4.1.18(iii)
4.1.11
3.4.1
Recital
4.1.16(iv)
4.1.2
Recital
Recital
2.2.1
1.5
4.1.15
4.1.14(i)
9.5
Escrow Agreement Escrowed Funds Evaluation Agreement Exchange Act Favorable Third Party Proposal GAAP Indemnified Parties Intellectual Property In-The-Money Options	9.5 9.5 9.4 2.2.3 5.1.3(iv) 4.1.2 40, 5.2.1(i) 4.1.18(ii) 3.4.1

Material Adverse Effect
Merger
Merger Consideration
Merger Sub
Merger Sub Common Stock
Multiemployer Plan
NASDAQ
Order
Owned Real Property
PBGC
Pension Plan
Person
Proxy Statement
Real Property Leases
Sarbanes-Oxley Act
SEC
Securities Act
Special Stockholders Meeting
Stockholder
Stockholder Voting Agreement
Subsidiaries
Surviving Corporation
Takeover Laws
Takeover Proposal
Tax
Tax Return
Taxes
Termination Fee
Welfare Plan	4.1.3
1.1
3.1.1
Recital
Recital
4.1.14(i)
2.2.3
5.4.1(i)
4.1.16(i)
4.1.14(iii)
4.1.14(i)
3.1.3
2.2.1
4.1.16(i)
4.1.11(ii)
2.2.1
4.1.2
2.2.2
Recital
Recital
4.1.1(i)
1.1
2.1
5.1.3(iv)
3.1.3
4.1.22
3.1.3
8.1
4.1.14(i)

Appendix B
April 28, 2008
Board of Directors
Max and Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, OH 43229
Ladies and Gentlemen:
     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock, $0.10 par value per share (the “Common Stock”), of Max and Erma’s Restaurants, Inc. (the “Company”) of the consideration to be received by these holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, G&R Acquisition, Inc. and G&R Acquisition Subsidiary (the “Transaction”).
     You have advised us that under the terms of the Merger Agreement, each of the issued and outstanding shares of Common Stock, other than shares of Common Stock owned by the Company, G&R Acquisition, Inc., G&R Acquisition Subsidiary, or any of their respective subsidiaries, or as to which dissenters’ appraisal rights have been properly exercised will be converted into the right to receive, and become exchangeable for, $4.00 in cash, without interest. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
     KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement, dated April 24, 2008, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended October 28, 2007 and the Quarterly Reports on Form 10-Q of the Company for the quarter ended February 17, 2008; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (v) certain publicly available information concerning G&R Acquisition, Inc. and its financing sources; (vi) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.
     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Company, G&R Acquisition, Inc. and G&R Acquisition Subsidiary contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the

Board of Directors
Max and Erma’s Restaurants, Inc.
April 28, 2008

reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Company or the Transaction.
     We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement.
     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the holders of the Company’s Common Stock pursuant to the Merger Agreement and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.
     We have acted as financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction (the “Transaction Fee”). In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. We have in the past provided investment banking services to the Company for which we have received customary compensation. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
     It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company in its evaluation of the proposed Transaction. This opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to Company stockholders in connection with the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Transaction. In addition, we do not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to public stockholders of the Company.

Board of Directors
Max and Erma’s Restaurants, Inc.
April 28, 2008

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of the Company.
Very truly yours,
/s/ KEYBANC CAPITAL MARKETS INC.
KEYBANC CAPITAL MARKETS INC.

Appendix C
Execution Copy
STOCKHOLDER VOTING AGREEMENT
     This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of April 28, 2008, is entered into by and among G&R Acquisition, Inc., a Delaware corporation (the “Parent”), G&R Acquisition Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and certain stockholders of Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), each of which is identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving entity (the “Merger”), upon the terms and conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the number of Company Common Shares (including Company Common Shares which hereafter may be issued pursuant to any exercise of any option or warrant) set forth opposite such Stockholder’s name in Schedule A (such Stockholder’s “Owned Shares”); and
     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and
     WHEREAS, the Stockholders will benefit directly and substantially from the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having voting power and/or investment power (as determined pursuant to Rule 13d-3(a) under

Execution Copy
the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
2. Representations and Warranties; Beneficial Ownership. Each Stockholder hereby individually (and not jointly or severally) represents and warrants to Parent that:
     (a) Such Stockholder Beneficially Owns or controls (regardless of in what capacity) the number of shares of the Company’s common stock, par value $0.10 per share, set forth on Schedule A hereto (each Stockholder’s “Owned Shares”) free from any lien, encumbrance or restriction whatsoever and with full power to vote the Owned Shares without the consent or approval of any other person, and that the Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder.
     (b) Such Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder who is not a natural person, no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (c) This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Parent and Merger Sub will constitute a valid and binding agreement of such Stockholder, enforceable in accordance with its terms; and
     (d) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
3. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 7, each Stockholder agrees that he, she or it will (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its stockholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Stockholder will vote, or provide a consent with respect to, the Owned Shares in favor of approving the

Execution Copy
Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all Owned Shares against, and will not consent to, any Takeover Proposal with a Person other than Parent and Merger Sub or any action that would or is designed to delay, prevent or frustrate the Merger.
4. No Transfer or Solicitation. Each Stockholder agrees that from and after the date hereof and other than as contemplated by the Merger Agreement or as a result of the death, liquidation or dissolution of Stockholder (so long as such transferee takes such shares subject to this Agreement, including its terms and restrictions and agrees to be bound hereby as though an original signature hereto), he, she or it will not (a) directly or indirectly Transfer or enter into any contract, option, commitment or other arrangement or understanding with respect to the Transfer of any of the Owned Shares, other than to any Person (including any Affiliate of the transferring Stockholder) who agrees to be bound by the terms of this Agreement; (b) exercise any appraisal rights available to such Stockholder pursuant to Section 262 of the Delaware General Corporation Law; and (c) take any action or omit to take any action which would prohibit, prevent or preclude such Stockholder from performing its obligations under this Agreement. Each Stockholder will use his, her or its reasonable best efforts to ensure that his, her or its investment bankers, attorneys, accountants, agents or other advisors and representatives do not take action in contravention of this Section 4.
5. Reasonable Efforts. Each Stockholder agrees to execute and deliver all such further documents, certificates and instruments and to take all reasonable actions as may be necessary or appropriate to effect the agreement to vote the Owned Shares as provided in Section 3.
6. Inadequate Remedy at Law. The Stockholders understand, agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and (b) that each Stockholder waives, in any action for specific performance, the defense of adequacy of a remedy at law, and the posting of any bond or security in connection with any proceeding related thereto.
7. Termination. This Agreement, and all rights and obligations hereunder, shall terminate upon the earlier to occur of (a) the Effective Time of the Merger, (b) the date of termination of the Merger Agreement in accordance with Section 7 of the Merger Agreement, (c) the date on which the Merger Agreement is amended, or any provision thereof is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any Stockholder, and (d) any date on which Parent or Merger Sub are or become in material violation of the terms of the Merger Agreement.
8. Stockholder Capacity. No Stockholder executing this Agreement nor any partner, member, employee or Affiliate of a Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company, and this Agreement does not bind any

Execution Copy
partner, member, employee or Affiliate of a Stockholder in such person’s capacity as a director or officer. Each Stockholder executing this Agreement does so solely in such Stockholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder, or any partner, member, employee or Affiliate of a Stockholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with the Merger Agreement); provided that, nothing in this Section 8 shall be deemed to permit any Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement (including, but not limited to, taking or causing any other Person to directly or indirectly take any action that would be prohibited by the Company or its Representatives under Section 5.1.3 of the Merger Agreement).
9. Miscellaneous.
     (a) Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.
     (b) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent.
     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to any subsidiary of Parent.
     (d) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any principles of conflict of laws.

Execution Copy
     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).
[Remainder of page intentionally left blank]

Execution Copy
[Stockholder Signature Page to Stockholder Voting Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Todd B. Barnum, an individual
/s/ Todd B. Barnum
Todd B. Barnum

Donal H. Malenick, an individual
/s/ Donal H. Malenick
Donal H. Malenick

William C. Niegsch, Jr., an individual
/s/ William C. Niegsch, Jr.
William C. Niegsch, Jr.

Robert A. Lindeman, an individual
/s/ Robert A. Lindeman
Robert A. Lindeman

Jay B. Barney, an individual
/s/ Jay B. Barney
Jay B. Barney

Michael G. Giulioli, an individual
/s/ Michael G. Giulioli
Michael G. Giulioli

Curtis A. Loveland, an individual
/s/ Curtis A. Loveland
Curtis A. Loveland

Execution Copy
[Parent’s and Purchaser’s Signature Page to Stockholder Voting Agreement]

G&R ACQUISITION, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

G&R ACQUISITION SUBSIDIARY, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

Execution Copy
SCHEDULE A
STOCKHOLDERS

NUMBER
NAME	ADDRESS	OF SHARES
Todd B. Barnum	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	305,108 (Does not include 402 shares held by Mr. Barnum’s spouse for which Mr. Barnum disclaims beneficial ownership.)

Donal H. Malenick	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	342,019 (Includes 6,000 shares which Mr. Malenick has a right to purchase under stock options exercisable within 60 days of April 28, 2008 and, as of April 28, 2008, approximately 258,599 shares into which Mr. Malenick has a right to convert a $1,000,000 installment of principal, plus interest at a rate of 8.5% per year, at a conversion price of $4.00 per share, for a Convertible Promissory Note dated October 29, 2007, as amended by that certain Waiver and Consent, dated April 28, 2008.)

William C. Niegsch, Jr.	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	143,334 (Includes 49,320 shares which Mr. Niegsch has a right to purchase under stock options exercisable within 60 days of April 28, 2008, but does not include 11,000 shares held by Mr. Niegsch’s spouse for which Mr. Niegsch disclaims beneficial ownership.)

Robert A. Lindeman	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	33,750 (Includes 30,000 shares which may be purchased under stock options exercisable within 60 days of April 28, 2008).

Jay B. Barney	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	3,333 (Includes 3,333 shares which may be purchased under stock options exercisable within 60 days of April 28, 2008.)

Michael G. Giulioli	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	9,000 (Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of April 28, 2008.)

Curtis A. Loveland	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	3,328 (Includes 991 shares held in Mr. Loveland’s Keogh account but does not include 8,918 shares held by Mr. Loveland’s spouse for which Mr. Loveland disclaims beneficial ownership.)

Appendix D
Execution Copy
STOCKHOLDER VOTING AGREEMENT
     This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of April 28, 2008, is entered into by and among G&R Acquisition, Inc., a Delaware corporation (the “Parent”), G&R Acquisition Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and certain stockholders of Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), each of which is identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving entity (the “Merger”), upon the terms and conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the number of Company Common Shares (including Company Common Shares which hereafter may be issued pursuant to any exercise of any option or warrant) set forth opposite such Stockholder’s name in Schedule A (such Stockholder’s “Owned Shares”); and
     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and
     WHEREAS, the Stockholders will benefit directly and substantially from the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having voting power and/or investment power (as determined pursuant to Rule 13d-3(a) under

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the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning. Notwithstanding the foregoing, a Transfer shall not include the exercise of any remedies by a pledgee following an event of default with respect to any pledged shares that are disclosed on Schedule A.
2. Representations and Warranties; Beneficial Ownership. Each Stockholder hereby individually (and not jointly or severally) represents and warrants to Parent that:
     (a) Such Stockholder Beneficially Owns or controls (regardless of in what capacity) the number of shares of the Company’s common stock, par value $0.10 per share, set forth on Schedule A hereto (each Stockholder’s “Owned Shares”) free from any lien, encumbrance or restriction whatsoever, except for pledged shares as set forth on Schedule A, and with full power to vote the Owned Shares without the consent or approval of any other person, and that the Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder.
     (b) Such Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder who is not a natural person, no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (c) This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Parent and Merger Sub will constitute a valid and binding agreement of such Stockholder, enforceable in accordance with its terms; and
     (d) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
3. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 7, each Stockholder agrees that he, she or it will (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote

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or consent of its stockholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Stockholder will vote, or provide a consent with respect to, the Owned Shares in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all Owned Shares against, and will not consent to, any Takeover Proposal with a Person other than Parent and Merger Sub or any action that would or is designed to delay, prevent or frustrate the Merger.
4. No Transfer or Solicitation. Each Stockholder agrees that from and after the date hereof and other than as contemplated by the Merger Agreement or as a result of the death, liquidation or dissolution of Stockholder (so long as such transferee takes such shares subject to this Agreement, including its terms and restrictions and agrees to be bound hereby as though an original signature hereto), he, she or it will not (a) directly or indirectly Transfer, or enter into any contract, option, commitment or other arrangement or understanding with respect to the Transfer of any of the Owned Shares, other than to any Person (including any Affiliate of the transferring Stockholder) who agrees to be bound by the terms of this Agreement; (b) exercise any appraisal rights available to such Stockholder pursuant to Section 262 of the Delaware General Corporation Law; and (c) take any action or omit to take any action which would prohibit, prevent or preclude such Stockholder from performing its obligations under this Agreement. Each Stockholder will use his, her or its reasonable best efforts to ensure that his, her or its investment bankers, attorneys, accountants, agents or other advisors and representatives do not take action in contravention of this Section 4.
5. Reasonable Efforts. Each Stockholder agrees to execute and deliver all such further documents, certificates and instruments and to take all reasonable actions as may be necessary or appropriate to effect the agreement to vote the Owned Shares as provided in Section 3.
6. Inadequate Remedy at Law. The Stockholders understand, agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and (b) that each Stockholder waives, in any action for specific performance, the defense of adequacy of a remedy at law, and the posting of any bond or security in connection with any proceeding related thereto.
7. Termination. This Agreement, and all rights and obligations hereunder, shall terminate upon the earlier to occur of (a) the Effective Time of the Merger, (b) the date of termination of the Merger Agreement in accordance with Section 7 of the Merger Agreement, (c) the date on which the Merger Agreement is amended, or any provision thereof is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any Stockholder, and (d) any date on which Parent or Merger Sub are or become in material violation of the terms of the Merger Agreement.

Execution Copy
8. Stockholder Capacity. No Stockholder executing this Agreement nor any partner, member, employee or Affiliate of a Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company, and this Agreement does not bind any partner, member, employee or Affiliate of a Stockholder in such person’s capacity as a director or officer. Each Stockholder executing this Agreement does so solely in such Stockholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder, or any partner, member, employee or Affiliate of a Stockholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with the Merger Agreement); provided that, nothing in this Section 8 shall be deemed to permit any Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement (including, but not limited to, taking or causing any other Person to directly or indirectly take any action that would be prohibited by the Company or its Representatives under Section 5.1.3 of the Merger Agreement).
9. Miscellaneous.
     (a) Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.
     (b) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent.
     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to any subsidiary of Parent.
     (d) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any principles of conflict of laws.
     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).
[Remainder of page intentionally left blank]

Execution Copy
[Stockholder Signature Page to Stockholder Voting Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Mark F. Emerson, an individual
/s/ Mark F. Emerson
Mark F. Emerson

Execution Copy
[Parent’s and Purchaser’s Signature Page to Stockholder Voting Agreement]

G&R ACQUISITION, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

G&R ACQUISITION SUBSIDIARY, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

Execution Copy
SCHEDULE A
STOCKHOLDERS

NUMBER
NAME	ADDRESS	OF SHARES
Mark F. Emerson	c/o Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229	254,490 (Includes 6,000 shares which may be purchased under stock options exercisable within 60 days of December 31, 2007.)*

*	Mr. Emerson has pledged 248,490 shares as security.

Execution Copy
STOCKHOLDER VOTING AGREEMENT
     This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of April 28, 2008, is entered into by and among G&R Acquisition, Inc., a Delaware corporation (the “Parent”), G&R Acquisition Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and certain stockholders of Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), each of which is identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving entity (the “Merger”), upon the terms and conditions set forth in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the number of Company Common Shares (including Company Common Shares which hereafter may be issued pursuant to any exercise of any option or warrant) set forth opposite such Stockholder’s name in Schedule A (such Stockholder’s “Owned Shares”); and
     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and
     WHEREAS, the Stockholders will benefit directly and substantially from the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
10. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having voting power and/or investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

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     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning. Notwithstanding the foregoing, a Transfer shall not include the exercise of any remedies by a pledgee following an event of default with respect to any pledged shares that are disclosed on Schedule A.
11. Representations and Warranties; Beneficial Ownership. Each Stockholder hereby individually (and not jointly or severally) represents and warrants to Parent that:
     (a) Such Stockholder Beneficially Owns or controls (regardless of in what capacity) the number of shares of the Company’s common stock, par value $0.10 per share, set forth on Schedule A hereto (each Stockholder’s “Owned Shares”) free from any lien, encumbrance or restriction whatsoever, except for pledged shares as set forth on Schedule A, and with full power to vote the Owned Shares without the consent or approval of any other person, and that the Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder.
     (b) Such Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder who is not a natural person, no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (c) This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Parent and Merger Sub will constitute a valid and binding agreement of such Stockholder, enforceable in accordance with its terms; and
     (d) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
12. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 7, each Stockholder agrees that he, she or it will (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its stockholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Stockholder

Execution Copy
will vote, or provide a consent with respect to, the Owned Shares in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all Owned Shares against, and will not consent to, any Takeover Proposal with a Person other than Parent and Merger Sub or any action that would or is designed to delay, prevent or frustrate the Merger.
13. No Transfer or Solicitation. Each Stockholder agrees that from and after the date hereof and other than as contemplated by the Merger Agreement or as a result of the death, liquidation or dissolution of Stockholder (so long as such transferee takes such shares subject to this Agreement, including its terms and restrictions and agrees to be bound hereby as though an original signature hereto), he, she or it will not (a) directly or indirectly Transfer, or enter into any contract, option, commitment or other arrangement or understanding with respect to the Transfer of any of the Owned Shares, other than to any Person (including any Affiliate of the transferring Stockholder) who agrees to be bound by the terms of this Agreement; (b) exercise any appraisal rights available to such Stockholder pursuant to Section 262 of the Delaware General Corporation Law; and (c) take any action or omit to take any action which would prohibit, prevent or preclude such Stockholder from performing its obligations under this Agreement. Each Stockholder will use his, her or its reasonable best efforts to ensure that his, her or its investment bankers, attorneys, accountants, agents or other advisors and representatives do not take action in contravention of this Section 4.
14. Reasonable Efforts. Each Stockholder agrees to execute and deliver all such further documents, certificates and instruments and to take all reasonable actions as may be necessary or appropriate to effect the agreement to vote the Owned Shares as provided in Section 3.
15. Inadequate Remedy at Law. The Stockholders understand, agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and (b) that each Stockholder waives, in any action for specific performance, the defense of adequacy of a remedy at law, and the posting of any bond or security in connection with any proceeding related thereto.
16. Termination. This Agreement, and all rights and obligations hereunder, shall terminate upon the earlier to occur of (a) the Effective Time of the Merger, (b) the date of termination of the Merger Agreement in accordance with Section 7 of the Merger Agreement, (c) the date on which the Merger Agreement is amended, or any provision thereof is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any Stockholder, and (d) any date on which Parent or Merger Sub are or become in material violation of the terms of the Merger Agreement.
17. Stockholder Capacity. No Stockholder executing this Agreement nor any partner, member, employee or Affiliate of a Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her

Execution Copy
capacity as such a director or officer of the Company, and this Agreement does not bind any partner, member, employee or Affiliate of a Stockholder in such person’s capacity as a director or officer. Each Stockholder executing this Agreement does so solely in such Stockholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder, or any partner, member, employee or Affiliate of a Stockholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with the Merger Agreement); provided that, nothing in this Section 8 shall be deemed to permit any Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement (including, but not limited to, taking or causing any other Person to directly or indirectly take any action that would be prohibited by the Company or its Representatives under Section 5.1.3 of the Merger Agreement).
18. Miscellaneous.
     (a) Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.
     (b) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent.
     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to any subsidiary of Parent.
     (d) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any principles of conflict of laws.

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     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).
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Execution Copy
[Stockholder Signature Page to Stockholder Voting Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Roger D. Blackwell, an individual

By:	/s/ Christian Blackwell POA for Roger Blackwell

Name:

Its:

Execution Copy
[Parent’s and Purchaser’s Signature Page to Stockholder Voting Agreement]

G&R ACQUISITION, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

G&R ACQUISITION SUBSIDIARY, INC.
By:	/s/ Gary L. Reinert, Sr.
	Name:	Gary L. Reinert, Sr.
	Title:	President

Execution Copy
SCHEDULE A
STOCKHOLDERS

NUMBER
NAME	ADDRESS	OF SHARES
Roger Blackwell	1738 Fishinger Road Columbus, OH 43221	420,880 (Include 32,176 shares in Mr. Blackwell’s IRA.)*

*	Mr. Blackwell has pledged 100,000 shares as security.

Appendix E
TITLE 8
Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY
MAX & ERMA’S RESTAURANTS, INC.
SPECIAL MEETING OF THE STOCKHOLDERS — [ · ]
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby (i) appoints                      and                      and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Max & Erma’s Restaurants, Inc., which the undersigned shall be entitled to vote at the Special Meeting of Stockholders of the Company, to be held at [ · ], on [ · ], at [ · ] local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated:

Signature

Signature

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.
1.	To approve and adopt the Merger Agreement and the Merger.
       ☐      FOR
       ☐      AGAINST
       ☐      ABSTAIN
2.	To approve allowing the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposal to approve and adopt the Merger Agreement and the Merger.
       ☐      FOR
       ☐      AGAINST
       ☐      ABSTAIN
3.	In their discretion, to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

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